  As Filed with the Securities and Exchange Commission on December 29, 1998.

                                                       Registration No. 333-____

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-4

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            DAUGHERTY RESOURCES, INC.
                    (FORMERLY ALASKA APOLLO RESOURCES INC.)
           (EXACT NAME OF THE REGISTRANT AS SPECIFIED IN ITS CHARTER)

  PROVINCE OF BRITISH COLUMBIA                         1311,5172                         NOT APPLICABLE
(STATE OR OTHER JURISDICTION OF              (PRIMARY STANDARD INDUSTRIAL            (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)               CLASSIFICATION CODE NUMBER)             IDENTIFICATION NO.)

                            DAUGHERTY RESOURCES, INC.
           (EXACT NAME OF THE REGISTRANT AS SPECIFIED IN ITS CHARTER)

           DELAWARE                                    1311,5172                       TO BE OBTAINED
(STATE OR OTHER JURISDICTION OF              (PRIMARY STANDARD INDUSTRIAL            (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)                CLASSIFICATION CODE NUMBER)            IDENTIFICATION NO.)

                              120 PROSPEROUS PLACE
                                    SUITE 201
                            LEXINGTON, KENTUCKY 40509
                                 (606) 263-3948
          (ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER, INCLUDING
          AREA CODE, OF EACH REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                  WILLIAM S. DAUGHERTY                                       WITH A COPY TO:
                       PRESIDENT                                         NORMAN T. REYNOLDS, ESQ.
                  120 PROSPEROUS PLACE                                 LOOPER, REED, MARK & MCGRAW
                        SUITE 201                                  1300 POST OAK BOULEVARD, SUITE 2000
                 LEXINGTON, KENTUCKY 40509                                 HOUSTON, TEXAS 77056
                      (606) 263-3948                                         (713) 986-7000
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
INCLUDING AREA CODE, OF AGENT FOR SERVICE FOR EACH REGISTRANT)

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement has been declared effective.

         If any of the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                         CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------------------
       Title of each class of            Amount to             Proposed maximum           Proposed maximum           Amount of
     securities to be registered       be registered     offering price per share(1)  aggregate offering price(1) registration fee
------------------------------------------------------------------------------------------------------------------------------------
Common Stock to be Resold (2):
  Shares Outstanding................     2,183,783                   $0.56                     $1,222,918             $339.97
  Shares Underlying Warrants........       629,133                   $1.14 (4)                   $717,212             $199.38
  Shares Underlying Options.........       865,222                   $4.57 (5)                 $3,954,064            $1099.23
Common Stock to be Resold (3):
  Shares Outstanding................     2,183,783                   $0.56                     $1,222,918             $339.97
  Shares Underlying Warrants........       629,133                   $1.14 (4)                   $717,212             $199.38
  Shares Underlying Options.........       865,222                   $4.57 (5)                 $3,954,064            $1099.23
------------------------------------------------------------------------------------------------------------------------------------
Total                                    7,356,276                                            $11,788,388           $3,277.17
------------------------------------------------------------------------------------------------------------------------------------

(1) Estimated pursuant to Rule 457(c) solely for the purpose of calculating the registration fee based upon the average of the high and low prices of the Common Stock reported on The Nasdaq SmallCap Market on December 29, 1998.

(2) Common Stock of Daugherty Resources, Inc., a British Columbia corporation (formerly Alaska Apollo Resources Inc.).

(3)  Common Stock of Daugherty Resources, Inc., a Delaware corporation.

(4)  Reflects weighted average exercise price under outstanding Warrants.

(5)  Reflects weighted average exercise price under outstanding Options.

         The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                            DAUGHERTY RESOURCES, INC.
                              CROSS REFERENCE SHEET
                   PURSUANT TO ITEM 501(b) OF REGULATION S-K

                           ITEM OF FORM S-4                                     LOCATION OR CAPTION
                           ----------------                                     -------------------
A.     INFORMATION ABOUT THE TRANSACTION
       1.       Forepart of Registration Statement and Outside Front
                Cover Page of Prospectus..................................  Cover Page of Registration Statement;
                                                                            Outside Front Cover Page of Prospectus
       2.       Inside Front and Outside Back Cover Pages of
                Prospectus................................................  Table of Contents

       3.       Risk Factors, Ratios of Earnings to Fixed Charges and
                Other Information.........................................  Summary; Risk Factors
       4.       Terms of the Transaction..................................  Domestication; Effect of the
                                                                            Domestication on Shareholder Rights;
                                                                            Description of Securities; Canadian and
                                                                            United States Income Tax
                                                                            Considerations

       5.       Financial Information.....................................  Not Applicable
       6.       Material Contracts With the Company Being Acquired........  Not Applicable
       7.       Additional Information Required For Reoffering by
                Persons and Parties Deemed to be Underwriters.............  Not Applicable
       8.       Interests of Named Experts and Counsel....................  Not Applicable
       9.       Disclosure of Commission Position on Indemnification for
                Securities Act Liabilities................................  Not Applicable

B.     INFORMATION ABOUT THE REGISTRANT
       10.      Information With Respect to S-3 Registrants...............  Not Applicable
       11.      Incorporation of Certain Information by Reference.........  Not Applicable
       12.      Information With Respect to S-2 or S-3 Registrants........  Not Applicable
       13.      Incorporation of Certain Information by Reference.........  Not Applicable
       14.      Information With Respect to Registrants Other Than S-2
                or S-3 Registrants........................................  Business; Price Range of Common
                                                                            Shares; Selected Consolidated Financial
                                                                            Data; Management's Discussion and
                                                                            Analysis of Financial Condition and
                                                                            Results of Operations; Index to Financial
                                                                            Statements

C.     INFORMATION ABOUT THE COMPANY BEING
       ACQUIRED
       15.      Information With Respect to S-3 Companies.................  Not Applicable
       16.      In formation With Respect to S-2 or S-3 Companies.........  Not Applicable
       17.      Information With Respect to Companies Other Than S-2
                or S-3 Companies..........................................  Not Applicable

D.     VOTING AND MANAGEMENT INFORMATION
       18.      Information if Proxies, Consents or Authorizations Are to
                be Solicited..............................................  Outside Cover Page of Prospectus;
                                                                            Proxy Information; Dissent Rights of the
                                                                            Company Shareholders; Principal
                                                                            Shareholders; Domestication;
                                                                            Management; Certain Transactions


       19.      Information if Proxies, Consents or Authorizations Are
                Not to be Solicited in an Exchange Offer..................  Not Applicable

                            DAUGHERTY RESOURCES, INC.
                         120 PROSPEROUS PLACE, SUITE 201
                            LEXINGTON, KENTUCKY 40509


Dear Shareholders:

         In addition to the fixing of the number of directors of the Company, the election of directors for the ensuing year, and the ratification of the appointment of independent public accountants for the Company for 1999, your approval is requested for the transaction described below which Daugherty Resources, Inc. (the "Company") is proposing to its shareholders at the Annual General Meeting of the Shareholders (the "Meeting") to be held at 625 Howe Street, Suite 700, Vancouver, British Columbia, Canada, on May 10, 1999, at the hour of 10:00 a.m. (Vancouver, British Columbia time).

         Domestication. The Board of Directors will submit a proposal to domesticate the Company from a corporation existing under the laws of the Province of British Columbia, Canada to a corporation existing under the laws of the State of Delaware, United States of America (the "Domestication"). If approved by at least three-fourths of the votes cast by holders of the Common Stock represented in person or by proxy at the Meeting, the Domestication will result in a change in the Company's jurisdiction of incorporation from the Province of British Columbia to the State of Delaware and will also result in the adoption of a new certificate of incorporation and bylaws for the Company, which will govern the Company under Delaware law. If approved by the shareholders and subject to requisite regulatory approval, it is anticipated that the Domestication will become effective on or about May 10, 1999, or as soon as practicable after the Meeting.

         The Domestication is intended to enhance shareholder value over the long-term by, among other things, improving the Company's ability and flexibility to meet its future equity and debt financing needs, enhancing the marketability of the Company's capital stock by raising the Company's profile in the United States and international capital markets, and providing greater ease in dealing with income tax and accounting complexities associated with multi-jurisdictional operations. The Company chose the State of Delaware to be its domicile because Delaware, like British Columbia, has a modern and flexible corporate code.

         The Board of Directors has reserved the right to terminate or abandon the Domestication at any time prior to its effectiveness, notwithstanding shareholder approval, if the Board of Directors determines for any reason that the consummation of the Domestication would be inadvisable or not in the best interests of the Company or its shareholders.

         For a summary of the principal income tax consequences of the Domestication to United States shareholders, warrant and option holders, Canadian shareholders, warrant and option holders, and the Company, see "Canadian and United States Income Tax Considerations" contained in the accompanying Information Circular and Joint Proxy Statement/Prospectus (the "Joint Proxy Statement/Prospectus").

         If the Domestication is completed, the shareholders will be required to surrender their current certificates representing Common and Preferred Stock in exchange for certificates representing the appropriate number of shares of the Company as a Delaware corporation. Appropriate transmittal forms will be sent to the shareholders for these purposes.

         The Joint Proxy Statement/Prospectus provides a detailed description of the Domestication and other information to assist you in considering the matters on which to be voted. We urge you to review this information carefully and, if you require assistance, to consult with your financial, tax or other professional advisers.

         For the reasons set forth in the Joint Proxy Statement/Prospectus, your Board of Directors unanimously believes that the proposed Domestication is in the best interests of the Company and all of its shareholders. We, therefore, strongly urge you to vote FOR the Domestication.

         Whether or not you plan to attend the Meeting, we ask that you indicate the manner in which you wish your shares to be voted and sign and return your proxy as promptly as possible in the enclosed envelope so that your vote may be recorded. You may vote your shares in person if you attend the Meeting, even if you send in your proxy.

         We appreciate your continued interest in Daugherty Resources, Inc.

                                            Very truly yours,

                                            /s/ William S. Daugherty

                                            William S. Daugherty,
                                            Chairman of the Board and President,
                                            On Behalf of the Board of Directors

Lexington, Kentucky
April __, 1999

                            DAUGHERTY RESOURCES, INC.


                NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 10, 1999


         The Annual General Meeting of Shareholders (the "Meeting") of Daugherty Resources, Inc., a British Columbia corporation (the "Company") will be held at 625 Howe Street, Suite 700, Vancouver, British Columbia, Canada, on May 10, 1999, at the hour of 10:00 a.m. (Vancouver, British Columbia time), for the purpose of considering and voting upon the following:

         1. To receive and consider the audited financial statements of the Company for the fiscal year ended December 31, 1998, together with the auditors' report thereon.

         2. To receive the report of the directors of the Company.

         3. To fix the number of directors for the ensuing year at three.

         4. To elect three directors for the ensuing year.

         5. Ratification of the appointment of Hall, Kistler & Co., L.L.P., as independent public accountants of the Company for 1999.

         6. To consider and pass, with or without variation, a special resolution, subject to requisite regulatory approval, (a) authorizing the Company to become domesticated as a corporation existing under the laws of the State of Delaware in accordance with the Delaware General Corporation Law (the "Domestication"), and (b) approving the adoption of a new Certificate of Incorporation and Bylaws to govern the Company once it is domesticated and existing under the laws of the State of Delaware. Copies of the Certificate of Incorporation and the Bylaws, which are attached to the Information Circular and Joint Proxy Statement/Prospectus (the "Joint Proxy Statement/Prospectus") accompanying this Notice, will be effective upon the filing of the Certificate of Domestication with the Secretary of State of Delaware and will replace the Memorandum and Articles of the Company at such time.

         7. To consider amendments to or variations of any matter identified in this Notice.

         8. To transact such other business as may properly come before the Meeting or any adjournments thereof.

FOR FULL INFORMATION, THIS NOTICE MUST BE READ IN CONJUNCTION WITH THE JOINT PROXY STATEMENT/PROSPECTUS ACCOMPANYING THIS NOTICE.

         Shareholders registered as holders of the Company's common shares, without par value per share (the "Common Stock") and the Company's preferred shares, without par value per share (the "Preferred Stock"), who are deemed to hold such shares as of the close of business on April ___, 1999 (the "Record Date"), are entitled to Notice of the Meeting. A list of the shareholders will be available for inspection for at least 10 days prior to the Meeting during normal business hours at the offices of the Company.

         Shareholders are cordially invited to attend the Meeting in person. Those who do not plan to attend and who wish their shares voted are requested to sign, date, and mail promptly the enclosed proxy, for which a return envelope is provided.

         Only holders of the Common Stock are entitled to vote on all matters to be considered at the Meeting. The holders of the Preferred Stock shall have no right to vote at the Meeting. If any shareholder transfers his shares after the Record Date and the transferee, at least 48 hours prior to the Meeting, produces properly endorsed share certificates to the Secretary or transfer agent of the Company, or otherwise establishes ownership of the shares, the transferee may vote those shares. The transfer register will not be closed at any time prior to the Meeting.

         The Board of Directors has by resolution fixed the close of business on the second business day preceding the day of the Meeting (excluding Saturdays, Sundays and holidays) and any adjournments thereof as the time before which proxies to be used or acted upon at the Meeting or any adjournments thereof shall be deposited with the Company or its transfer agent.

         A shareholder who dissents in respect of Item 6 above (the Domestication) is entitled to be paid the fair value of his Common Stock and Preferred Stock as set forth in the Joint Proxy Statement/Prospectus.

         A description of the procedure to be followed by shareholders dissenting from the Domestication is set out in the Joint Proxy
Statement/Prospectus under the heading "Domestication - Dissent Rights of Company Shareholders" and the text of the special resolution with respect to the Domestication to be submitted to the Meeting is set out in EXHIBIT A to the Joint Proxy Statement/Prospectus.

         Shareholders, whether or not able to attend the Meeting in person, are requested to date and sign the enclosed form of proxy and to return it to the Company's Transfer Agent, Pacific Corporate Trust Company, 625 Howe Street, Suite 830, Vancouver, British Columbia V6C 3B8, by not later than 10:00 a.m. (Vancouver, British Columbia time) on May 6, 1999.

FOR FULL INFORMATION, THIS NOTICE MUST BE READ IN CONJUNCTION WITH THE JOINT PROXY STATEMENT/PROSPECTUS ACCOMPANYING THIS NOTICE.

                                             By Order of the Board of Directors,

                                             /s/ William S. Daugherty

                                             William S. Daugherty,
                                             Chairman of the Board and President

Lexington, Kentucky
April ___, 1999


TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE SIGN, DATE AND RETURN YOUR PROXY AS PROMPTLY AS POSSIBLE. AN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, IS ENCLOSED FOR THIS PURPOSE.

                            DAUGHERTY RESOURCES, INC.
                         120 PROSPEROUS PLACE, SUITE 201
                            LEXINGTON, KENTUCKY 40509

                                      PROXY

         THIS PROXY IS SOLICITED BY THE MANAGEMENT OF DAUGHERTY RESOURCES, INC. (THE "COMPANY") FOR THE ANNUAL GENERAL MEETING OF ITS SHAREHOLDERS (THE "MEETING") TO BE HELD ON MAY 10, 1999.

         The undersigned hereby appoints William S. Daugherty, the Chairman of the Board and President of the Company, or failing him, James K. Klyman, a director of the Company, or instead of either of the foregoing, (insert name) _______________________________, as nominee of the undersigned, with full power of substitution, to attend and vote on behalf of the undersigned at the Meeting to be held at 625 Howe Street, Suite 700, Vancouver, British Columbia, Canada, on May 10, 1999 at 10:00 a.m., Vancouver, British Columbia time, and at any adjournments thereof, and directs the nominee to vote or abstain from voting the shares of the undersigned in the manner indicated below:

1.       Fixing the Number of Directors.                         THE UNDERSIGNED HEREBY REVOKES ANY PRIOR
                                                                 PROXY OR PROXIES.
         Vote FOR [_] AGAINST [_] the resolution
         fixing the size of the Board of Directors at three.     Dated ______________________________, 1999.

2.       Election of Directors.

         The nominees proposed by management are:                ----------------------------------------------------------
                                                                 Signature of Shareholder

         William S. Daugherty
         James K. Klyman                                         ----------------------------------------------------------
         Charles E. Cotterell                                    Printed Name of Shareholder

         Vote FOR [_] the election of all nominees               A PROXY WILL NOT BE VALID UNLESS THE FORM
         listed above (EXCEPT THOSE WHOSE NAMES THE              OF PROXY IS DATED, DULY EXECUTED AND
         UNDERSIGNED HAS DELETED).                               DELIVERED TO THE OFFICE OF PACIFIC
                                                                 CORPORATE TRUST COMPANY, 625 HOWE
         WITHHOLD [_]  vote.                                     STREET, SUITE 830, VANCOUVER, BRITISH
                                                                 COLUMBIA V6C 3B8, NOT LESS THAN 48 HOURS
3.       Approval of the continuance of the existence of         (EXCLUDING SATURDAYS AND HOLIDAYS)
         the Company into the State of Delaware.                 BEFORE THE MEETING AT WHICH THE PERSON
                                                                 NAMED THEREIN PURPORTS TO VOTE IN RESPECT
         Vote FOR [_] AGAINST [_] the resolution                 THEREOF.
         approving the Domestication of the Company to
         the State of Delaware.                                  Joint owners should each sign the proxy and where the
                                                                 proxy is signed by a corporation either its common seal
4.       Auditors.                                               must be affixed to the proxy or it should be signed by the corporation under the hand of an officer or attorney duly
         Vote FOR [_] WITHHOLD [_] vote on the                   authorized in writing, which authorization must accompany
         resolution to appoint Hall, Kistler & Co., L.L.P.,      the proxy.
         Independent Public Accountants, as auditors of
         the Company at the remuneration to be fixed by          THE SHARES REPRESENTED BY THE PROXY WILL BE VOTED OR
         the Board of Directors.                                 WITHHELD FROM VOTING IN ACCORDANCE WITH THE INSTRUCTIONS
                                                                 OF THE SHAREHOLDER ON ANY BALLOT AND WHERE A CHOICE WITH
6.       Upon any other matter that properly comes               RESPECT TO ANY MATTER TO BE ACTED UPON IS SPECIFIED, THE
         before the Meeting.                                     SHARES WILL BE VOTED ON ANY BALLOT IN ACCORDANCE WITH
                                                                 SUCH SPECIFICATION.
[                                    ]
[                                    ]
(Please advise the Company of any change of address)



                         RETURN THIS PROXY IMMEDIATELY.

                SUBJECT TO COMPLETION, DATED DECEMBER 29, 1998
JOINT PROXY STATEMENT/PROSPECTUS

                           DAUGHERTY RESOURCES, INC.,
                         A BRITISH COLUMBIA CORPORATION
                          3,678,138 SHARES COMMON STOCK
                          (WITHOUT PAR VALUE PER SHARE)

                                ---------------

                           DAUGHERTY RESOURCES, INC.,
                             A DELAWARE CORPORATION
                          3,678,138 SHARES COMMON STOCK
                          (PAR VALUE $0.001 PER SHARE)

                                ---------------

         This Joint Proxy Statement/Prospectus (sometimes the "Prospectus") is furnished to the shareholders of Daugherty Resources, Inc., a British Columbia corporation (the "Company"), in connection with the solicitation of proxies for use at the 1999 Annual General Meeting of Shareholders of the Company (the "Meeting") to be held on May 10, 1999, and at any and all adjournments thereof. The information given in this Joint Proxy Statement/Prospectus is given as of April ___, 1999, except as otherwise noted.

         At the Meeting, the holders of the Common Stock will be asked to fix the number of directors for the ensuing year at three, to elect three directors for the ensuing year, and to ratify the appointment of independent public accountants for the Company for 1999. Additionally the holders of the Common Stock will be asked to vote FOR a proposal to domesticate the Company as a corporation existing under the laws of the Province of British Columbia, Canada to a corporation existing under the laws of the State of Delaware, United States of America (the "Domestication").

         See "Risk Factors" beginning on page 6 for a discussion of certain factors related to the Domestication.

      The proposed trading symbol on The Nasdaq SmallCap Market is "NGAS."

         This document further constitutes the Prospectus of the Company under the Securities Act of 1933, as amended (the "Securities Act"), with respect to
(i) 2,183,783 shares of the common stock of the Company as a Delaware corporation, par value $0.001 per share (herein referred to as the "Common Stock"), (ii) the resale of 629,133 shares of the Common Stock to be issued upon the exercise of warrants of the Company (the "Warrants"), and (iii) the resale of 865,222 shares of the Common Stock to be issued upon the exercise of options of the Company (the "Options") to be issued to or held by holders of shares in the capital of the Company as a result of its Domestication from the Province of British Columbia to the State of Delaware.

         Subject to certain conditions and applicable law, holders of at least three-quarters of the Common Stock voting in person or by proxy at the Meeting must approve the Domestication. Holders of the preferred stock of the Company, without par value per share (the "Preferred Stock"), have no voting rights, but they do have dissenter's rights. If the Domestication is approved and becomes effective, all holders of the Common Stock and the Preferred Stock, except those who have properly exercised their dissenter's rights under applicable law, will be deemed to be shareholders of the Company as a Delaware corporation as of the date when the certificate with respect to the Domestication has been properly executed and duly filed with the Secretary of State of Delaware (the "Effective Date"). See "Domestication Dissent Rights of Company Shareholders."

         Neither the Securities and Exchange Commission (the "Commission") nor any state securities commission has approved or disapproved these securities, or determined if this Joint Proxy Statement/Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


      THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS IS APRIL ___, 1999

         NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATES AS OF WHICH SUCH INFORMATION IS FURNISHED.

         The date on which this Joint Proxy Statement/Prospectus was first mailed to shareholders was April ___, 1999.

         SHAREHOLDERS, WHETHER OR NOT ABLE TO ATTEND THE MEETING IN PERSON ARE REQUESTED TO DATE AND SIGN THE ENCLOSED FORM OF PROXY AND TO RETURN IT TO THE COMPANY'S TRANSFER AGENT, PACIFIC CORPORATE TRUST COMPANY, 625 HOWE STREET, SUITE 825, VANCOUVER, BRITISH COLUMBIA V6C 3B8, CANADA, BY NOT LATER THAN 10:00 A.M. (VANCOUVER, BRITISH COLUMBIA TIME) ON MAY 6, 1999.

         Information contained herein is subject to completion or amendment. A registration statement on Form S-4 (the "Registration Statement") relating to the securities to be issued by the Company in the event the Domestication is approved and to be issued by the Company as a Delaware corporation has been filed with the Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This Joint Proxy Statement/Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

         THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT THE COMPANY THAT IS NOT INCLUDED IN OR DELIVERED HEREWITH. ALL SUCH INFORMATION IS AVAILABLE WITHOUT CHARGE TO SECURITY HOLDERS UPON WRITTEN OR ORAL REQUEST, DIRECTED TO THE COMPANY AT 120 PROSPEROUS PLACE, SUITE 201, LEXINGTON, KENTUCKY 40509, TELEPHONE (606) 263-3948. IN ORDER TO OBTAIN TIMELY DELIVERY OF ANY REQUESTED INFORMATION, SECURITY HOLDERS MUST REQUEST THE INFORMATION NO LATER THAN MAY 3, 1999.

                              CAUTIONARY STATEMENT

         INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS CONTAINS "FORWARD-LOOKING STATEMENTS" WHICH CAN BE IDENTIFIED BY THE USE OF FORWARD-LOOKING TERMINOLOGY SUCH AS "MAY," "WILL," "SHOULD," "EXPECT," "ANTICIPATE," "ESTIMATE" OR "CONTINUE" OR THE NEGATIVES THEREOF OR OTHER VARIATIONS THEREON OR COMPARABLE TERMINOLOGY. THE CAUTIONARY STATEMENTS SET FORTH UNDER THE CAPTION "RISK FACTORS" AND ELSEWHERE IN THIS JOINT PROXY STATEMENT/PROSPECTUS IDENTIFY IMPORTANT FACTORS WITH RESPECT TO SUCH FORWARD-LOOKING STATEMENTS, INCLUDING CERTAIN RISKS AND UNCERTAINTIES, THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN SUCH FORWARD-LOOKING STATEMENTS.

                                TABLE OF CONTENTS

PROSPECTUS SUMMARY .........................................................    1
         General ...........................................................    1
         The Domestication .................................................    2
         Tax Consequences of the Domestication .............................    4
RISK FACTORS ...............................................................    6
         Risks Relating to the Company .....................................    6
         Risks Relating to Ownership of Company Securities and this Offering    7
GENERAL PROXY INFORMATION ..................................................    9
         Solicitation of Proxies ...........................................    9
         Appointment and Revocation of Proxies .............................   10
         Voting Securities .................................................   10
DOMESTICATION ..............................................................   13
         The Domestication .................................................   13
         Conditions to the Domestication; Shareholder Approvals ............   14
         Proceedings Before Governmental Authorities .......................   14
         Principal reasons for the Domestication ...........................   15
Effect of the Domestication on Shareholder Rights ..........................   16
         Dissent Rights of Company Shareholders ............................   22
         Vote Required .....................................................   23
PRICE RANGE OF THE COMMON STOCK ............................................   23
         Foreign Laws Affecting the Common and Preferred Stock..............   24
CAPITALIZATION .............................................................   25
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS ................................................   25
         Results of Operations .............................................   25
         Liquidity and Capital Resources ...................................   28
BUSINESS ...................................................................   30
         General ...........................................................   30
         Available Information .............................................   30
         Oil and Gas Exploration and Production ............................   31
         Gold and Silver Properties ........................................   34
         The Mining Claims .................................................   36
         Red River Hardwoods, Inc. .........................................   38
         Employees .........................................................   38
         Properties ........................................................   38
         Legal Proceedings .................................................   38
MANAGEMENT .................................................................   39
         Directors and Executive Officers ..................................   39
         Section 16(a) Beneficial Ownership Reporting Compliance ...........   39
         Executive Compensation ............................................   40
         Option Grants in 1998 .............................................   40
         Compensation of Directors .........................................   41
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS .............................   42
         Indebtedness of Directors, Officers and Employees .................   42
         Indebtedness of the Company to a Shareholder ......................   42
         Financing Commitments .............................................   43
PRINCIPAL SHAREHOLDERS .....................................................   43
DESCRIPTION OF SECURITIES ..................................................   44
         General ...........................................................   44
         Common Stock ......................................................   44
         Preferred Stock ...................................................   44
         Warrants ..........................................................   45

         Options ....................................................................     45
         Provisions Having Possible Anti-Takeover Effects ...........................     45
         Exchange Agent, Transfer Agent and Registrars ..............................     46
         Dividend Policy ............................................................     46
CANADIAN AND UNITED STATES INCOME TAX CONSIDERATIONS ................................     46
         United States Tax Consequences .............................................     46
         Consequences to Non-U.S. Holders of Owning and Disposing of the Common Stock
           and the Preferred Stock of the Company as a Delaware Corporation .........     51
         Information Reporting and Backup Withholding ...............................     52
         Canadian Federal Income Tax Consequences ...................................     52
         Eligibility for Investment under the Canadian Act ..........................     54
         Summary ....................................................................     54
LEGAL OPINIONS ......................................................................     55
OTHER MATTERS .......................................................................     55
OTHER INFORMATION ...................................................................     55
SHAREHOLDER PROPOSALS FOR 2000 ANNUAL GENERAL MEETING OF SHAREHOLDERS55
APPROVAL OF JOINT PROXY STATEMENT/PROSPECTUS ........................................     55
EXHIBITS ............................................................................     56
INDEX TO FINANCIAL STATEMENTS .......................................................   FS-1

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by the more detailed information and Consolidated Financial Statements, including the Notes thereto, provided with this Joint Proxy Statement/Prospectus. Unless otherwise indicated herein, the financial, business activities, management and other pertinent information herein relate on a consolidated basis to the Company and its subsidiaries, Daugherty Petroleum, Inc. and Red River Hardwoods, Inc. Investors are urged to read this Joint Proxy Statement/Prospectus in its entirety and carefully consider the information set forth under the heading "Risk Factors." Additionally, unless otherwise indicated, all Common Stock and per share data and information in this Joint Proxy Statement/Prospectus assume no conversion of Preferred Stock or the exercise of outstanding Warrants or Options into shares of the Common Stock of the Company. Moreover, unless otherwise indicated, all monetary amounts have been expressed in United States dollars.

GENERAL

         The Company. Daugherty Resources, Inc. (the "Company") was incorporated on February 9, 1979, under the laws of British Columbia, Canada, as Catalina Energy & Resources Ltd. On November 27, 1981, the Company's name was changed to Alaska Apollo Gold Mines Ltd., and the authorized capital stock of the Company was changed from 5,000,000 shares of the Common Stock to 20,000,000 shares of the Common Stock. On October 14, 1992, the Company's name was changed to Alaska Apollo Resources Inc., and the Company completed a share recapitalization pursuant to which the Company's authorized capital was consolidated from 20,000,000 shares of the Common Stock to 6,000,000 shares of the Common Stock. On September 9, 1993, the Company's authorized capital stock was changed from 6,000,000 shares of the Common Stock to 20,000,000 shares of the Common Stock. On June 22, 1998, the Company changed its name from Alaska Apollo Resources Inc. to Daugherty Resources, Inc. At the same time, the Company increased its authorized Common Stock to 50,000,000 and further provided for 6,000,000 shares of the Preferred Stock. The shareholders of the Company then voted to consolidate the authorized capital stock of the Company on a one share for five shares basis. Consequently on the date of this Prospectus, the Company has 10,000,000 shares of the Common Stock authorized and 1,200,000 shares of the Preferred Stock authorized. The Company is a diversified natural resources company that is engaged, through certain subsidiaries, in the exploration and production of oil and gas in Kentucky, and in the prospecting, acquiring, and, if warranted, developing gold mining properties in Alaska. The Company commenced oil and gas operations in 1993, as a result of its acquisition of Daugherty Petroleum, Inc., a Kentucky corporation. In 1996, the Company concluded the acquisition of an 80 percent interest in Red River Hardwoods, Inc., a Kentucky corporation, which is engaged in lumber drying and dimensional hardwood manufacturing. Upon successful completion of the Domestication, the Company will be domesticated in Delaware under the name of Daugherty Resources, Inc. The principal executive offices of the Company are located at 120 Prosperous Place, Suite 201, Lexington, Kentucky 40509, and its telephone number is (606) 263-3948.

         The Meeting. The Meeting is scheduled to be held on May 10, 1999 at 10:00 a.m. Vancouver, British Columbia time at 625 Howe Street, Suite 700, Vancouver, British Columbia, Canada. The Meeting will be called pursuant to and governed by the requirements of the Company Act (British Columbia) (the "BCCA").

         Purpose. At the Meeting, the holders of the Common Stock will be asked to vote (i) for a resolution fixing the number of directors at three; (ii) for the election of three directors to the Company's Board of Directors; (iii) for the ratification of the appointment of independent auditors for the fiscal year ending December 31, 1999; and (iv) for the resolution relating to the Domestication.

         Who May Vote. Holders of the Common Stock and the Preferred Stock as of the close of business on April ___, 1999 will be entitled to Notice of the Meeting. However, only the holders of the Common Stock have the right to vote in person or by proxy. The holders of the Preferred Stock have no right to vote; they have only dissenter's rights.

         Recent Market Prices for the Company. There is no established market in Canada for the Common Stock. However, the shares of the Common Stock are listed and traded under the symbol "NGASF" on The Nasdaq SmallCap Market operated by The Nasdaq Stock Market in the United States. As of April ___, 1999, the high and low bids with respect to the price per share of the Common Stock were $___ and $___, respectively. The Nasdaq SmallCap Market quotations represent interdealer prices, without mark-ups, commissions, etc., and they may not necessarily be indicative of actual sales prices. For additional information, see "Price Range of Common Stock." As of the date of this Joint Proxy Statement/Prospects there were ___ shares of the Common Stock and 1,200,000 shares of the Preferred Stock issued and outstanding. However, there is no public market for any shares of the Preferred Stock.

THE DOMESTICATION

         Domestication. The Company proposes to change its jurisdiction of incorporation from British Columbia to Delaware by means of a Domestication under the General Corporation Law of the State of Delaware (the "DGCL"). Upon the effectiveness of the Domestication, the Company will become a Delaware corporation as if it had originally been incorporated in that jurisdiction and the Company will be discontinued in British Columbia.

         Treatment of the Common Stock, Preferred Stock, Warrants and Options. Immediately following the completion of the Domestication, each share of the Common Stock and the Preferred Stock, and each Warrant and Option will remain issued and outstanding as an equivalent security of the Company, as a Delaware corporation. Once the Domestication has been effected, each holder of certificates formerly representing Common Stock and Preferred Stock will be required to surrender such certificates for a certificate representing the appropriate number of shares of the Company as a Delaware corporation. Holders of Warrants and Options will continue to hold such securities which will be exercisable for Common Stock of the Company as a Delaware corporation.

         Directors and Officers. The Company's Board of Directors currently consists of three members, William S. Daugherty, James K. Klyman and Charles L. Cotterell. Upon Domestication, the Company's Board of Directors will consist of the same members as set forth in the Certificate of Incorporation to be filed pursuant to the Company's Domestication into Delaware. Additionally, immediately following the Domestication, the officers of the Company will be William S. Daugherty, Chairman of the Board, President and Chief Executive Officer, D. Michael Wallen, Vice President and Secretary, and Daryl J. Greattinger, Chief Financial Officer, all of whom are currently officers of the Company. See "Management - Executive Officers and Directors" for more information concerning such individuals.

         Principal Reasons for the Domestication. The Domestication is intended to enhance shareholder value over the long-term by, among other things, improving the Company's ability and flexibility to meet its future equity and debt financing needs, enhancing the marketability of the Company's capital stock by raising the Company's profile in the United States and international capital markets, and providing greater ease in dealing with income tax and accounting complexities associated with multi-jurisdictional operations. The Company chose the State of Delaware to be its domicile because Delaware, like British Columbia, has a modern and flexible corporate code. In particular, the Company believes that the various indemnity and exculpation provisions of the DGCL will help it to attract and retain competent directors at a time when the escalating risks and resultant costs of director liability have made it increasingly difficult for corporations to find and retain competent directors. In addition, the State of Delaware has an active bar which is continually assessing and recommending improvements to the DGCL, and the substantial body of settled case law under the DGCL adds greater certainty in assessing risks associated with conducting business.

         Conditions to Domestication. The Domestication must receive the favorable vote, in person or by proxy, of the holders of at least three-fourths of the Common Stock voting on the special resolution at the Meeting. The Domestication is also conditioned upon the receipt of the requisite authorization of the British Columbia Registrar of Companies (the "BCCA Director") and applicable regulatory authorities. The Domestication is also subject to abandonment or termination by the Board of Directors under certain circumstances. See "Domestication - Conditions to Domestication; Shareholder Approvals."

         Effect of Transactions on Consolidated Financial Statements. Because the Company currently prepares its consolidated financial statements in United States dollars using United States generally accepted accounting principles ("U.S. GAAP") and, after the Domestication, the consolidated financial statements of the Company will continue to be presented in United States dollars and prepared in accordance with U.S. GAAP, the Domestication will have no accounting implications with respect to the consolidated financial statements of the Company.

         Certain Differences Between Securities of the Company in British Columbia and Delaware. The Company's authorized capital stock in Delaware will consist of 100 million shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share, as compared to 10 million authorized common shares, no par value per share, and 1,200,000 authorized preferred shares, no par value per share, of the Company in British Columbia. The Domestication will not affect the Common Stock or the Preferred Stock outstanding, except to the extent of differences in governing law and changes to the Company's charter and bylaws being effected in the Domestication.

         Certain Differences Between Rights of Shareholders. After the Domestication, the Company will be subject to the provisions of the DGCL. The DGCL and BCCA are similar in many respects, but do differ from each other in certain areas. These differences include, among other things, the percentage of shares needed to approve matters submitted to a shareholder vote, the ability to require supermajority voting, the ability to provide for cumulative voting, restrictions on business combinations with related parties, the percentage of shareholders needed to act by written consent without a meeting, the right to appoint more than one class of directors, the types of transactions for which statutory appraisal rights are available, the liability and qualification of corporate directors and the remedies for oppression with respect to corporate security holders. See "Domestication - Effect of Domestication on Shareholder Rights." In addition to the differences embodied in the applicable governing statutes, there are also differences between the Company's Memorandum and Articles and the Certificate of Incorporation and Bylaws of the Company as a Delaware corporation. These include the capitalization of the two corporations, the directors' power to adopt bylaws without shareholder approval, the expanded limitations on director liability and the ability of the shareholders to take action without a meeting. See "Domestication - Effect of Domestication on Shareholder Rights" and "Description of Securities."

         Right to Dissent. Any shareholder of the Company, pursuant to the BCCA, will have until two days before the Meeting at which the special resolution for the Domestication the Company from the Province of British Columbia to the State of Delaware pursuant to Section 37 of the BCCA are to be passed, to give a notice of dissent concerning his shares of the Common Stock and the Preferred Stock to the Company with respect to said special resolution. As a result of giving a notice of dissent the shareholder may, on receiving from the Company a notice of intention to act under Section 207 of the BCCA, require the Company to purchase all of his shares in respect of which the notice of dissent was given. The price to be paid for his shares is their fair value as of the day before the date on which the resolution for the Domestication is passed, that is, the day before the Meeting which is scheduled to be held on May 10, 1999. A shareholder's right to give a notice of dissent with respect to the Domestication will lapse if not exercised two days before the Meeting at which the special resolution for the Domestication is to be passed. Further, a notice of dissent ceases to be effective if the shareholder votes in favor of the resolution for the Domestication. See "Domestication - Dissent Rights of Company Shareholders."

         Section 200 of the BCCA sets out the rights of a shareholder to apply to a court for relief in certain circumstances. By way of example, a shareholder may apply to a court for relief if he believes the proposed Domestication is unfairly prejudicial to him.

         Timing of the Effective Date. Assuming that the Domestication is approved by requisite shareholder action and all other conditions thereto are satisfied, it is currently expected that the Domestication will all be completed on or about May 10, 1999, subject to receipt of requisite regulatory approval or as soon thereafter as practicable.

         Stock Exchange Listings. The Common Stock currently trades on The Nasdaq SmallCap Market in the United States under the symbol "NGASF." There is no trading on an exchange or other quotation system in Canada. Upon the consummation of the Domestication, the Company's Common Stock will be listed on The Nasdaq SmallCap Market under the symbol "NGAS," assuming all listing requirements are met. As of the date of this Joint Proxy Statement/Prospectus there are ___ shares of the Common Stock and 1,200,000 shares of the Preferred Stock issued and outstanding, but there is no public market for the Preferred Stock in any jurisdiction. Further, the Preferred Stock shall not be registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act") for trading.

         Future Dividend Policy. The Company does not expect to pay dividends on its capital stock in the foreseeable future. See "Description of Securities - Dividend Policy." The Preferred Stock is eligible for non-cumulative ordinary dividends prior and in preference to shares of the Common Stock, when and if declared by the Board of Directors of the Company.

         Common Stock Held by Directors, Executive Officers and Their Affiliates. At April ___, 1999, the directors, and executive officers of the Company and their affiliates held ___ shares of the Common Stock which constituted ___ percent of the outstanding shares of the Common Stock entitled to vote at the Meeting. The Domestication must receive the favorable vote, in person or by proxy, of the holders of at least three-fourths (75 percent) of the Common Stock voting on the special resolution at the Meeting.

         Preferred Stock Held by Directors, Executive Officers and Their Affiliates. At April ___, 1999, the directors, and executive officers of the Company and their affiliates held no shares of the Preferred Stock. As of the date of this Prospectus, 1,200,000 shares of the Preferred Stock were issued and outstanding. The shares of the Preferred Stock have no voting rights; however, they do have dissenter's rights under the BCCA.

TAX CONSEQUENCES OF THE DOMESTICATION

         Canadian Income Tax Consequences. The Domestication will not constitute a taxable event for the Company's shareholders. Shareholders of the Company will continue to hold their shares at the same aggregate adjusted cost base as before the Domestication. Any dividends paid by the Company after the Domestication must be included by shareholders in computing their income and will not be eligible for the gross up and dividend tax credit or other rules applicable to dividends from Canadian corporations. Shareholders who exercise dissenter's rights in respect of the Domestication may be deemed to have received a dividend and may realize a capital gain or loss on receipt of payment for their shares. See "Canadian and United States Income Tax Considerations."

         The Company will be deemed to have completed a tax year for Canadian tax purposes immediately prior to the Domestication. Any assets owned by the Company immediately prior to the Domestication will be deemed to have been disposed of by the Company at their fair market value, and any gains or losses recognized by the Company on the deemed disposition of those assets will be included in the Company's Canadian taxable income for that year. However, the Company will not recognize any gain as a result of the Domestication, and consequently, the Company will have no tax liability with respect to the Domestication.

         United States Federal Income Tax Consequences. The Company believes that the Domestication will constitute a tax-free reorganization for United States federal income tax purposes and that no gain or loss will be recognized by United States shareholders of the Company as a result of the exchange of Common Stock and Preferred Stock for shares of the Common Stock and Preferred Stock of the Company as a Delaware corporation in connection with the Domestication. Thus, provided they satisfy the necessary filing requirements, the shareholders will not be subject to United States income tax as a result of the Domestication except to the extent that (i) they receive cash as a result of dissenting, and (ii) either such shareholders are United States persons or such gain is effectively connected to a United States trade or business of such shareholder. See "Canadian and United States Income Tax Considerations." After the Effective Date, dividends received by corporate shareholders will, subject to applicable exceptions and restrictions, be eligible for the 70 percent dividends received deduction. Moreover, dividends paid to United States shareholders after the Domestication will no longer be subject to Canadian withholding tax. The Company has never paid cash dividends on its Common Stock or Preferred Stock. There is no current expectation that dividends will be paid on the Common Stock or on the Common Stock of the Company as a Delaware corporation for the foreseeable future. The Preferred Stock is eligible for non-cumulative ordinary dividends prior and in preference to shares of the Common Stock, when and if declared by the Board of Directors of the Company. See "Description of Securities - Dividend Policy."

         Holders of Warrants and Options should not recognize gain or loss. However, the Internal Revenue Service (the "Service") or courts could disagree with this characterization of the results to Warrant and Option holders and instead treat the transaction in connection with the Warrants and Options as a taxable exchange of the Warrants and Options.

         All shareholders should read carefully the more detailed discussions under "Canadian and United States Income Tax Considerations" and are urged to consult their own tax advisers.

RECOMMENDATION OF THE BOARD

         The Board of Directors recommends that the holders of the Company's Common Stock vote (i) FOR a resolution fixing the number of directors at three;
(ii) FOR the election of three directors to the Company's Board of Directors;
(iii) FOR the ratification of the appointment of independent auditors for the fiscal year ending December 31, 1999; and (iv) FOR the Domestication.

                                  RISK FACTORS

         The Company's operations and the transactions described herein are subject to certain significant risks, including the following:

RISKS RELATING TO THE COMPANY

         Operating Results (Year ending December 31, 1998). For the year ending December 31,1998, the Company's gross revenues increased ___ percent to $___ from $___ for the same period in 1997. The Company experienced a net loss of $___ in 1998 compared to a net loss of $___ in 1997. The increase in gross revenues was attributable primarily to an increase in lumber sales related to the Company's 80 percent owned subsidiary, Red River Hardwoods, Inc., which increased by $___ from $___ in 1997 to $___ in 1998. During 1998, total operating expenses were $___ compared to $___ in 1997, for an increase of $___. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." There can be no assurance that the Company will not experience future losses and that, if such losses are prolonged, the financial condition of the Company would not be materially impaired.

         Operating Results (Three months ending March 31, 1999). For the three month period ending March 31, 1999, the Company's gross revenues increased $___ to $___ from $___ for the same period in 1998. The Company experienced a net loss of $___ in this period compared to a net loss of $___ in the same period of 1998.

         The Company's gross revenues were derived from drilling contract revenues of $___ (___ percent) from natural gas and oil operations and production revenues of $___ (___ percent) and lumber sales and product manufacturing revenues of $___ (___ percent).

         The increase in gross revenues of $___ was attributable to the increased drilling activities and lumber sales during the period. Contract revenues from drilling activities increased by $___ from $___ in the first three months of 1998 to $___ in the first three months of 1999. Manufacturing revenues related to Red River Hardwoods, Inc. increased by $___ from $___ in the first three months of 1998 to $___ in the first three months of 1999.

         During the first three months of 1999, total direct costs increased by $___ to $___ compared to $___ in the first quarter of 1998. These direct costs included Red River Hardwoods, Inc.'s expenses and drilling costs for ___ natural gas wells.

         Oil and Gas Operations. The profitability of the Company's oil and gas operations depends upon certain factors which are beyond the Company's control, such as natural gas and crude oil prices that are subject to substantial fluctuations as a result of variations in supply and demand, seasonality and other factors. The Company's principal oil and gas operation is the production of natural gas. Market, economic and regulatory factors may in the future materially affect the Company's sales of its gas production. The Company faces significant competition in its oil and gas operations.

         Reserves. Unless the Company acquires additional properties containing proved reserves or conducts successful exploration and development activities, or both, the proved reserves of the Company will decline as reserves are produced.

         See generally "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

         Mining Operations. The Company has had no revenues from its mining properties. Further, during each year the Company must expend certain funds to maintain the validity of the title to its mining properties. There can be no assurance that the Company will ever be able to put its mining properties into production, or that it will ever be able to generate a profit from their operations. See generally "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

         Reliance on Key Personnel. The Company's success depends to a significant extent on a small number of key technical and managerial personnel, the loss of any one of which could have a material adverse effect on the

Company's operations. The Company believes that its future success will also depend in part upon its ability to attract and retain highly skilled technical and managerial personnel. Competition for such personnel is intense. There can be no assurance that the Company will be successful in attracting and retaining the personnel it requires to grow and operate profitably. See "Management."

RISKS RELATING TO OWNERSHIP OF COMPANY SECURITIES AND THIS OFFERING

         Issuance of Additional Shares. The Company currently has outstanding Warrants to purchase approximately ___ shares of the Common Stock at an approximate weighted average purchase price of $___ per share, and outstanding exercisable Options to purchase approximately ___ shares of the Common Stock at prices from $___ to $___ per share. Of the outstanding exercisable Options to purchase ___ shares, Options to purchase ___ shares will expire on ___. See "Description of Securities." Issuance of the Common Stock upon the conversion or exercise of the Preferred Stock, Warrants or Options may adversely affect the prevailing market price of the Common Stock, as well as cause a dilution of the ownership interests of shareholders generally.

         Tax Consequences of the Domestication on Holders of Warrants and Options. Although the matter is not free from doubt, for United States federal income tax purposes, the Domestication should not result in the recognition of gain or loss under IRC ss.1001 to the holders of Warrants and Options in the Company. The Service or the courts could disagree with this characterization of the results to holders of Warrants and Options, and instead treat the transaction in connection with the Warrants and the Options as a taxable exchange. In such event, each U.S. Holder (as defined under "Canadian and United States Income Tax Considerations - United States Tax Consequences") of Warrants or Options will recognize gain or loss on the exchange equal to the difference between the fair market value of its Warrants or Options after the Domestication and the adjusted tax basis of its Warrants or Options (which such gain or loss will be capital gain or loss if the Warrants or the Options are capital assets that have been held for more than one year). Each holder of Warrants or Options is urged to consult its own tax adviser regarding the tax consequences of the Domestication on its particular circumstances. See "Canadian and United States Income Tax Considerations" for a further description of the tax consequences of the Domestication.

         Certain Differences in Shareholders' Rights. There are a substantial number of differences between the BCCA and the DGCL and between the Company's Memorandum and Articles and the Certificate of Incorporation and Bylaws. These differences may materially affect the rights of shareholders. Included elsewhere in this Joint Proxy Statement/Prospectus is a summary of some of the changes that will occur as a result of the Domestication of the Company from the Province of British Columbia to the State of Delaware. Although this summary describes the material consequences to shareholders as a result of the Domestication, it is not intended to be exhaustive and the shareholders should consult with their legal advisers regarding all of the implications of the Domestication. See "Domestication - Effect of the Domestication on Shareholder Rights" and "Description of Securities."

         Anti-takeover Protections. Certain provisions of the DGCL and of the Company's Certificate of Incorporation and Bylaws may be deemed to provide anti-takeover protections. These provisions include provisions for the issuance of "blank check" preferred stock, advance notice requirements for director nominations and actions to be taken at annual meetings, and the protections afforded by Section 203 of the DGCL. Such provisions could impede any merger, consolidation, takeover or other business combination involving the Company or discourage a potential acquiror from making a tender offer or otherwise attempting to obtain control of the Company. See "Domestication - Effect of the Domestication on Shareholder Rights - Anti-Takeover Effects" and "Description of Securities - Provisions Having Possible Anti-Takeover Effects."

         Absence of Dividends. The Company has never paid cash dividends on its common equity securities. The Company's current policy is to retain earnings, if any, to finance the anticipated growth of its business. Any further determination as to the payment of dividends will be made at the discretion of the Board of Directors and will depend upon the Company's operating results, financial condition, capital requirements, general business conditions and such other factors as the Board of Directors deems relevant. The Company may procure credit from third parties for additional capital for expansion and business development activities. It is likely that any credit facility procured by the Company may limit or restrict the Company's ability to pay cash dividends on the Common Stock under certain circumstances. In the event that the Domestication is effected, it is anticipated that the dividend policy of the Company as a Delaware corporation will be the same as the Company's current policy. The Preferred Stock is eligible for non-cumulative ordinary dividends prior and in preference to shares of the Common Stock, when and if declared by the Board of Directors of the Company.

         Absence of Efficient Public Market; Possible Volatility of Stock Price. The shares of the Common Stock are currently traded on The Nasdaq SmallCap Market and it is anticipated that if the Domestication occurs, the shares of the Company as a Delaware corporation will likewise be listed on The Nasdaq SmallCap Market. Such listing may not provide for an active public market for the Common Stock and there can be no assurance that an active trading market for the Common Stock of the Company as a Delaware corporation will develop or, if developed, that it will be sustained. The market price of the Common Stock of the Company as a Delaware corporation could be subject to significant fluctuations in response to variations in results of operations and other factors. In addition, the equity markets in recent years have experienced price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of companies; the price of the Common Stock of the Company as a Delaware corporation could be affected by such fluctuations. There is no trading on an exchange or other quotation system in Canada. As of the date of this Joint Proxy Statement/Prospectus, there were ___ shares of the Common Stock and 1,200,000 shares of the Preferred Stock issued and outstanding. It is not anticipated that any shares of the Preferred Stock will be publically traded on any exchange.

         "Penny Stock" Issues. The shares of the Common Stock, which are traded on The Nasdaq SmallCap Market, are "penny stocks" as defined in the Exchange Act. As a result, an investor may find it more difficult to dispose of or obtain accurate quotations as to the price of the shares of the Common Stock being registered hereby. In addition, the "penny stock" rules adopted by the Commission under the Exchange Act subject the sale of the shares of the Common Stock to certain regulations which impose sales practice requirements on broker-dealers. For example, broker-dealers selling such securities must, prior to effecting the transaction, provide their customers with a document which discloses the risks of investing in such securities. Furthermore, if the person purchasing the securities is someone other than an accredited investor or an established customer of the broker-dealer, the broker-dealer must also approve the potential customer's account by obtaining information concerning the customer's financial situation, investment experience and investment objectives. The broker-dealer must also make a determination whether the transaction is suitable for the customer and whether the customer has sufficient knowledge and experience in financial matters to be reasonably expected to be capable of evaluating the risk of transactions in such securities. Accordingly, the Commission's rules may limit the number of potential purchasers of the shares of the Common Stock.

         Although the shares of the Common Stock are currently traded on The Nasdaq SmallCap Market, there can be no assurance that an active trading market will be sustained. The Nasdaq Stock Market recently approved changes to the standards for companies to become listed on The Nasdaq SmallCap Market including, without limitation, new corporate governance standards, a new requirement that the market price of the shares must remain above $1.00 per share or else such shares will be delisted from The Nasdaq Stock Market. If the shares of the Common Stock are delisted, then such shares would be quoted on the OTC Bulletin Board. The Company plans on having the shares of the Common Stock quoted for sale on The Nasdaq SmallCap Market following the Domestication. Consequently, all of the requirements with respect to continued listing on The Nasdaq SmallCap Market which existed prior to the Domestication will apply after the Domestication. In an effort to comply with the market price requirement for the shares of the Common Stock, the Company on June 22, 1998 consolidated its capital stock on a one share for five shares basis. The immediate effect of the consolidation was to place the market price for the shares of the Common Stock above $1.00 for a period of time. However, recently, the market value of the shares of the Common Stock has been below $1.00, and if it remains that way, The Nasdaq Stock Market could seek to delist such shares from The Nasdaq SmallCap Market.

         Moreover, various state securities laws impose restrictions on transferring "penny stocks," and as a result, investors in the Common Stock may have their ability to sell their shares of the Common Stock impaired.

         Need to Maintain a Current Prospectus. The Company must maintain a current prospectus in order for the shareholders to sell the shares of the Common Stock to which this Joint Proxy Statement/Prospectus relates. In the event that the Company is unable to maintain a current prospectus due to lack of sufficient financial resources or for other reasons, the shareholders may be unable to resell their shares of the Common Stock in any public market.

         Shares Reserved for Issuance. The Company has ___ shares of the Common Stock reserved for issuance upon the conversion of the Preferred Stock and the exercise of the Warrants and the Options. These convertible securities are convertible or exercisable at prices that range from fixed prices of $___ to $___ per share and variable prices depending on the market price of the Common Stock and expire on various dates extending to___, 200__. There can be no assurance that any of these securities will be sold or converted or exercised, or that the Company will receive any proceeds from the conversion or the exercise thereof. The exercise or conversion of these securities, and the resale of the underlying shares of the Common Stock could have a dilutive effect on the prevailing market price of the Common Stock. See "Management - Stock Options" and "Description of Securities."

         Year 2000 Compliance. The Company's field and administrative operations have been reviewed for Year 2000 Compliance. Normal upgrades will result in essential operations being Year 2000 compliant. Some remaining operations, such as non-essential personal computers and non-financial software products, can be easily upgraded at nominal cost and inconvenience. The Company has contacted its gas purchasers and third party software and service vendors concerning Year 2000 compliance. Those third parties not already compliant have indicated that they are working to be compliant. The Company will be preparing contingency plans regarding those third parties that do not currently meet Year 2000 compliance standards. Costs incurred to date, future costs, implementation of contingency plans and completion of modifications or replacements have not been and are not expected to be material or pose a material risk.

         Forward-Looking Statements and Associated Risk. Management believes that this Joint Proxy Statement/Prospectus contains forward-looking statements, including statements regarding, among other items, the Company's future plans and growth strategies and anticipated trends in the industry in which the Company operates. These forward-looking statements are based largely on the Company's expectations and are subject to a number of risks and uncertainties, many of which are beyond the Company's control. Actual results could differ materially from these forward-looking statements as a result of the factors described herein, including, among others, regulatory or economic influences. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this Joint Proxy Statement/Prospectus will in fact transpire or prove to be accurate. The inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

                            GENERAL PROXY INFORMATION

SOLICITATION OF PROXIES

         Proxies are being solicited by and on behalf of the management of the Company through this Joint Proxy Statement/Prospectus, which seek to appoint the persons named therein to represent the holders at the Meeting to fix the number of directors for the ensuing year, to elect directors for the ensuing year, to ratify the appointment of independent public accountants, and to vote on a special resolution to authorize the Domestication and certain related matters, and to transact such other business as may properly come before the Meeting or any adjournment(s) thereof.

         Solicitation of proxies by mail is expected to commence on April ___, 1999, and the cost thereof will be borne by the Company. Advance notice of the Meeting was published in the Vancouver Province in Vancouver, British Columbia on _____, 1999. In addition to solicitation by mail, certain of the directors, officers and regular employees of the Company may, without extra compensation, solicit proxies by telephone, telegraph and personal interview. Arrangements will be made with brokerage houses, custodians, nominees and other fiduciaries to send proxy materials to their principals, and they will be reimbursed by the Company for postage and clerical expenses. Unless otherwise specified herein, all references to dollars shall mean United States dollars.

         Shares represented by properly executed proxies will be voted as specified. IF NO SPECIFICATIONS HAVE BEEN GIVEN IN THE PROXIES, THE SHARES REPRESENTED THEREBY WILL BE VOTED FOR THE FIXING OF THE NUMBER OF DIRECTORS FOR THE ENSUING YEAR AT THREE, FOR THE ELECTION OF THE NOMINEES LISTED HEREIN AS DIRECTORS, FOR THE RATIFICATION OF HALL, KISTLER & CO., L.L.P. AS INDEPENDENT PUBLIC ACCOUNTANTS FOR 1999, FOR THE SPECIAL RESOLUTION AUTHORIZING THE DOMESTICATION AND, IN THE DISCRETION OF THE PERSONS NAMED IN THE PROXY, ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING. At the time of the printing of this Joint Proxy Statement/Prospectus, management knows of no such other matters to come before the Meeting other than the matters referred to in the Notice of Meeting. However, if any other matters which are not now known to management should properly come before the Meeting or any adjournment(s) thereof, the proxies will be voted on such matters in accordance with the best judgment of the proxies named therein.

         A form of proxy will not be valid unless it is completed and delivered to Pacific Corporate Trust Company, 625 Howe Street, Suite 830, Vancouver, British Columbia V6C 3B8, Canada, not less than 48 hours (excluding Saturdays and holidays) before the Meeting at which the person named therein purports to vote in respect thereof.

APPOINTMENT AND REVOCATION OF PROXIES

         This solicitation of proxies is being made on behalf of the management of the Company. The individuals named in the accompanying form of proxy are the President and a director of the Company. A shareholder wishing to appoint some other person (who need not be a shareholder of the Company) to represent him at the Meeting has the right to do so, either by inserting such person's name in the blank space provided in the form of proxy or by completing another form of proxy.

         Proxies may be revoked at any time before the commencement of the Meeting by delivering to the Chairman of the Meeting a written revocation or a duly executed proxy bearing a later date. The principal executive office and mailing address of the Company is 120 Prosperous Place, Suite 201, Lexington, Kentucky 40509. For a period of at least 10 days prior to the Meeting, a complete list of shareholders entitled to vote at the Meeting will be available for inspection by shareholders of record during ordinary business hours for proper purposes at the Company's principal executive office.

VOTING SECURITIES

         Shareholders of record at the close of business on April ___, 1999 (the "Record Date"), are entitled to notice of the Meeting. On the Record Date the authorized capital stock of the Company consisted of 10,000,000 shares of common stock, without par value per share (the "Common Stock"), each of which shares is entitled to one vote, of which there were ___ shares issued and outstanding, fully paid and non-assessable. The Company's authorized capital also provides for 1,200,000 shares of preferred stock, without par value per share (the "Preferred Stock"), of which there were 1,200,000 shares issued and outstanding, fully paid and non-assessable on the Record Date. The shares of the Preferred Stock are not entitled to vote; however such shares are entitled to dissenter's rights under the BCCA. The quorum for the transaction of business at the Meeting consists of two persons present and being, or representing by proxy, shareholders holding not less than one-tenth of the outstanding shares of the Common Stock. If sufficient shares are not represented in person or by proxy at the Meeting to constitute a quorum, the Meeting may be postponed or adjourned in order to permit further solicitations of proxies by the Company. Proxies given pursuant to this solicitation and not revoked will be voted at any postponement or adjournment of the Meeting in the manner set forth above.

         Under the BCCA, the three nominees receiving the greatest number of votes cast by the holders of the Common Stock will be elected directors. There will be no cumulative voting in the election of directors. A simple majority of the votes cast at the Meeting is required to approve the fixing of the number of directors for the ensuing year at three, and for the ratification of Hall, Kistler & Co., L.L.P. as independent public accountants for 1999. Under the BCCA a majority of at least three-fourths of the votes cast at the Meeting (in person or by proxy) is required to approve the Domestication. Only holders of the shares of the Common Stock have a right to vote at the Meeting.

         Under British Columbia law, abstentions are treated as present and entitled to vote and thus will be counted in determining whether a quorum is present and will have the effect of a vote against a matter, except the election of directors as to which they will have no effect.

DETERMINATION OF THE NUMBER OF DIRECTORS

         Management proposes to fix the number of directors of the Company at three for the ensuing year.

VOTE REQUIRED

         The affirmative vote of a majority of the total number of shares of the Common Stock present in person or represented by proxy at the Meeting is required to fix the number of directors of the Company at three for the ensuing year.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FIXING OF THE NUMBER OF DIRECTORS FOR THE ENSUING YEAR AT THREE.

ELECTION OF DIRECTORS

         The size of the Board of Directors is currently determined at three. It is intended that the number of directors will be three for the ensuing year.

TERM OF OFFICE

         The term of office of each of the current directors expires at the Meeting. The persons named below will be nominated for election at the Meeting as management's nominees. Each director elected will hold office until the next annual general meeting of the shareholders of the Company or until his successor is elected or appointed, unless his office is earlier vacated in accordance with the Memorandum and Articles of the Company or the provisions of the BCCA.

NOMINEES

         The following sets forth certain information with respect to the business experience of each nominee during the past five years and certain other directorships held by each nominee.

         William S. Daugherty, age 44, has been a director since September 1993. Mr. Daugherty has served as President and Chief Operating Officer of the Company since September 1993 when he acquired 1,250,000 shares of the Common Shares in exchange for all of his common stock in Daugherty Petroleum, Inc. Mr. Daugherty has served as President of Daugherty Petroleum, Inc. since 1984. In 1995, Mr. Daugherty was elected as Chairman of the Board of the Company.

         James K. Klyman, age 43, has been a director since May 1992. For the past five years Mr. Klyman has been a computer software designer and programmer specializing in applied information technology.

         Charles L. Cotterell, age 73, has been a director since June 1994. Mr. Cotterell has been involved in the resources industry and has participated in the natural gas and oil industries in Western Canada and the United States, particularly in Kentucky. He is a Vice President of Konal Engineering Co. Ltd., is a past director of Mariner Mines, Ltd., Nordustrial, Ltd., Goliath Boat Co., and Dominion Power Press Equipment Co., Ltd., and the past President of Smith Press Automation Co., Ltd.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

         During fiscal 1998, the Board of Directors held ___ meetings and approved actions on ___ separate occasions by unanimous consent without formal meetings. The Board of Directors has established an Audit Committee and Nominating Committee to oversee specific matters affecting the Company.

         Committees. The Company does not have an Executive Committee. The Company is required to have an Audit Committee of which the current members are William S. Daugherty, James K. Klyman and Charles L. Cotterell. The Audit Committee held one meeting during fiscal 1998. The Audit Committee meets with the Company's independent accountants to review the Company's accounting policies, internal controls and other accounting and auditing matters; makes recommendations to the Board as to the engagement of independent accountants; and reviews the letter of engagement and statement of fees relating to the scope of the annual audit and special audit work which may be recommended or required by the independent accountants.

         The Nominating Committee, currently composed of William S. Daugherty and Charles L. Cotterell, held one meeting during fiscal 1998. The functions performed by the Nominating Committee include selecting candidates to fill vacancies on the Board of Directors, reviewing the structure and composition of the Board, and considering qualifications requisite for continuing Board service. The Nominating Committee will consider candidates recommended by a shareholder of the Company. Any such recommendation for the 2000 Annual General Meeting of Shareholders should be provided to the Corporate Secretary of the Company by March ___, 1999.

         During the fiscal year ended December 31, 1998, each director attended all meetings of the Company's Board of Directors and the respective Committees on which he served.

         Compensation Committee Interlocks and Insider Participation. The Company does not have a Compensation Committee or other Board committee performing an equivalent function. In establishing compensation levels, the Board of Directors has endeavored to ensure the compensation programs for the Company's executive officers were effective in attracting and retaining key executives responsible for the success of the Company and were administered in an appropriate fashion in the long-term best interests of the Company and its shareholders. In that regard, the Board of Directors sought to align total compensation for the Company's executive officers with the performance of the Company and the individual performance of each executive officer in assisting the Company in accomplishing its goals.

         All actions of the Board with respect to Mr. Daugherty's compensation are taken without his involvement. Mr. Daugherty and Charles L. Cotterell, one of the directors of the Company, participated in deliberations concerning other officer and key employee base compensation, while bonuses and incentive stock options are authorized by the action of the entire Board of Directors.

         Base Salary. The Board's policy with respect to 1998 base salaries for executive officers was generally to keep them at appropriate levels in light of what was customary in the industry. Mr. Daugherty's base compensation has not been increased since September 1993. In 1996, Mr. Daugherty's annual salary was reduced to $75,000.

         Stock Options. The Board of Directors believes that to achieve the Company's long-term growth objectives and to align management and its shareholders' interests, it is in the best interest of the Company from time to time to grant stock options to key members of its management and staff. Consequently, on March 7, 1997, the Board of Directors adopted, subject to the approval of the shareholders of the Company, a Stock Option Plan under Section 422 of the Internal Revenue Code of 1986, as amended. The Stock Option Plan is administered by a Committee appointed by the Board of Directors, the members of which are to be "Non-Employee Directors" as defined in Rule 16b-3 of the Exchange Act. The members of the Committee are James K. Klyman and Charles L. Cotterell. The Stock Option Plan provides that 3,000,000 shares of the Common Stock are to be the subject of stock options, 2,000,000 of which are reserved for Mr. Daugherty, and the remaining 1,000,000 reserved for other employees of the Company as may be determined by the Committee.

VOTE REQUIRED

         The three nominees receiving the greatest number of votes cast by the holders of the Common Stock will be elected as directors.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES FOR DIRECTORS OF THE COMPANY AS DESCRIBED HEREIN.

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT ACCOUNTANTS

         Subject to shareholder ratification, the Board of Directors has appointed Hill, Kistler & Co., L.L.P., a Cincinnati, Ohio based accounting firm to replace Kraft, Rothman, Berger, Grill, Schwartz & Cohen, a Toronto,

Ontario based accounting firm, to serve as the Company's independent public accountants for the fiscal year ending December 31, 1999. Kraft, Rothman, Berger, Grill, Schwartz & Cohen has served as the Company's independent public accountants since 1992, but since the Company is moving its place of domicile from British Columbia to Delaware, management has decided to appoint United States based accountants. No disagreement over accounting practices of the Company exists. Neither representatives of Hill, Kistler & Co., L.L.P. nor Kraft, Rothman, Berger, Grill, Schwartz & Cohen are expected to be present at the Meeting.

VOTE REQUIRED

         The affirmative vote of a majority of the total number of shares of the Common Stock present in person or represented by proxy at the Meeting is required to approve the ratification of Hill, Kistler & Co., L.L.P. as the Company's independent public accountants.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE SELECTION OF HILL, KISTLER & CO., L.L.P. AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1999.

                                  DOMESTICATION

THE DOMESTICATION

         The Company is proposing to continue its existence through a "domestication" under Section 388 of the DGCL (the "Domestication") (also referred to as a "continuation" under Section 37 of the BCCA). A copy of the special resolution authorizing the Domestication to be voted on by the shareholders is attached as EXHIBIT A. The continued, or domesticated, corporation will become subject to the DGCL on the date of its domestication, but will be deemed to have commenced its existence in Delaware on the date it originally commenced existence in British Columbia. Under the DGCL, a corporation becomes domesticated in Delaware by filing a Certificate of Domestication and a Certificate of Incorporation for the corporation being domesticated. A copy of the proposed form of the Certificate of Domestication of the Company that will be filed in Delaware is attached as Exhibit B. A copy of the Certificate of Incorporation of the Company that will be filed in Delaware is attached as EXHIBIT C. The Domestication will be effective upon the filing of such certificates and thereafter the Company will be subject to such Certificate of Incorporation. The Company will be discontinued in British Columbia as of the date a Certificate of Discontinuance is issued by the BCCA Director. Upon the Domestication, the Board of Directors of the Company will adopt Bylaws, a copy of which is attached as EXHIBIT D. Attached as EXHIBIT E and EXHIBIT F are copies of Section 37 and Section 207, respectively, of the BCCA dealing with dissenter's rights.

         The Domestication will not interrupt the existence of the Company. Each share of the Common Stock and the Preferred Stock will remain issued and outstanding as a share of the Common Stock and the Preferred Stock of the Company after its corporate existence is continued from British Columbia under the BCCA and domesticated in Delaware pursuant to the DGCL. For a summary of certain of the rights of shareholders of the Company before and after the Domestication, see "Domestication - Effect of the Domestication on Shareholder Rights."

         Officers and Directors. The Company's Board of Directors currently consists of three members, William S. Daugherty, James K. Klyman and Charles L. Cotterell. Upon the Domestication, the Company's Board of Directors will consist of the same three individuals who are currently directors of the Company and who are named as the directors in the Certificate of Incorporation to be filed pursuant to the Company's Domestication into Delaware. Additionally, immediately following the Domestication, the officers of the Company will be William S. Daugherty, Chairman of the Board, President and Chief Executive Officer, D. Michael Wallen, Vice President and Secretary, and Daryl J. Greattinger, Chief Financial Officer, all of whom are the current officers of the Company. See "Management - Directors and Executive Officers" for more information concerning such individuals.

         Exchange of Share Certificates. As soon as practicable on or after the Domestication, the Company's shareholders of record immediately prior to the Domestication will be sent detailed instructions concerning the procedures to be followed for submission of certificates representing the Common Stock and the Preferred Stock to an exchange agent appointed by the Company (the "Exchange Agent"), together with a form of transmittal letter to be sent to the Exchange Agent at the time such certificates are submitted.

         After the Domestication, the Exchange Agent will deliver to any holder who has previously submitted a duly completed and executed transmittal letter and a certificate representing the Common Stock and the Preferred Stock, a certificate issued by the Company representing an equal number of shares of the Common Stock and the Preferred Stock, as the case may be, of the Company as a Delaware corporation into which such shares of the Common Stock and the Preferred Stock were converted.

         After the Domestication but before a certificate representing Common Stock or Preferred Stock is surrendered, certificates representing Common Stock and Preferred Stock will represent the number of shares of the Common Stock and the Preferred Stock of the Company as a Delaware corporation into which such Common Stock and Preferred Stock were converted pursuant to the terms of the Domestication. The transfer agent for the Company will be instructed to forward to the Exchange Agent any certificates for shares of capital stock of the Company otherwise delivered by the shareholder. The Exchange Agent will deliver certificates representing the appropriate amount and type of the Company's capital stock in accordance with the shareholder's instructions for transfer or exchange.

         Failure by a shareholder to return appropriate transmittal letters or to surrender certificates representing Common Stock and Preferred Stock will not affect such person's rights as a shareholder, as such shareholder's certificates representing Common Stock and Preferred Stock following the Domestication will represent the number of shares of the Common Stock and the Preferred Stock of the Company as a British Columbia corporation into which such Common Stock and Preferred Stock were converted pursuant to the terms of the Domestication, and will present no material consequences to the Company.

CONDITIONS TO THE DOMESTICATION; SHAREHOLDER APPROVALS

         Domestication. The Domestication is subject to, among other things, (i) approval by the Company's shareholders of the special resolution authorizing the Domestication (a copy of which is attached as EXHIBIT A) by the affirmative vote of at least three-fourths of the Common Stock voting in person or by proxy at the Meeting or any adjournments thereof (the holders of the Preferred Stock will have no right to vote; however they will have dissenter's rights), and (ii) the authorization of the BCCA Director (the Company intends to apply to the BCCA Director to authorize the Domestication sufficiently in advance of the Domestication in order to obtain such authorization as soon as possible following approval of the Domestication by the Company's shareholders).

         Notwithstanding the requisite shareholder approvals of the Domestication, the Board of Directors of the Company has reserved the right to terminate or abandon the Domestication without further shareholder approval if the Board of Directors determines that the consummation of the Domestication would be inadvisable or not in the best interests of the Company or its shareholders, or if all of the respective conditions to consummation of the Domestication have not occurred within a reasonable period of time.

PROCEEDINGS BEFORE GOVERNMENTAL AUTHORITIES

         British Columbia Registrar. The Domestication is subject to the authorization of the BCCA Director pursuant to Section 37 of the BCCA. If the special resolution is passed by the requisite number of holders of the shares of the Common Stock, the Company intends to apply to the BCCA Director for authorization of the Domestication. The BCCA Director is empowered to authorize the Domestication if, among other things, the BCCA Director is satisfied that the Domestication will not adversely affect creditors or shareholders of the Company and has set out five conditions in this regard.

         Under the DGCL, the following will apply:

         1. The property of the Company continues to be the property of the Company, once domiciled in Delaware;

         2. The Company, once domiciled in Delaware, continues to be liable for the obligations of the Company prior to the Domestication;

         3. An existing cause of action, claim or liability to prosecution is unaffected;

         4. A civil, criminal or administrative action or proceeding pending by or against the Company may be continued to be prosecuted by or against the Company after the Domestication; and

         5. A conviction against, or ruling, order or judgment in favor of or against the Company prior to the Domestication may be enforced by or against the Company after the Domestication.

         Furthermore, the BCCA Director requires that an application for authorization of a British Columbia corporation to continue in another jurisdiction must be accompanied by:

         1. A consent from the Corporations Tax Branch of the Ministry of Revenue;

         2. A consent from the British Columbia Securities Commission;

         3. A legal opinion to the effect that the laws of the other jurisdiction meet the requirements of Section 37 of the BCCA.

         Delaware. Subject to receipt of the authorization of the BCCA Director to the Domestication, the Company anticipates that it will file with the Secretary of State of Delaware a Certificate of Domestication and a Certificate of Incorporation under Section 388 of the DGCL, and that the Company will be domesticated in Delaware on the date that all of the conditions to the Domestication have been satisfied. Promptly thereafter, the Company intends to give notice to the BCCA Director that the Company has been continued under the laws of Delaware and, pursuant to Section 37 of the BCCA, request that the BCCA Director issue a Certificate of Discontinuance bearing the same date as the date shown in the Certificate of Incorporation issued under the DGCL.

         Resales of the Common Stock. The Company will be relying on exemptions contained in the applicable legislation of the relevant provinces of Canada for the issuance of its shares of the Common Stock and the Preferred Stock pursuant to the terms of the Domestication. The Company may but is not obligated to apply for orders and rulings from various securities commissions and regulatory authorities in the relevant provinces of Canada where required to the effect that the shares of the Common Stock issuable in the Domestication may be resold by former holders of the shares of the Common Stock of the Company without restriction provided that the seller complies with certain formalities of applicable legislation which presently include:

         1. If the Company's shares which were exchanged for shares of the Company as a Delaware corporation were subject to a hold period, that hold period must have elapsed;

         2. If the seller is an insider of the Company, there is no default by the Company of any requirements of the applicable legislation;

         3. The trade is not a distribution from the holdings of a control person;

         4. No unusual effort is made to prepare the market or create a demand for the securities; and

         5. No extraordinary commission or consideration is paid in respect of the trade.

         No assurances can be made that any such orders, rulings and approvals will be applied for or obtained.

         Resales of the Preferred Stock. Following the Domestication, the shares of the Preferred Stock will continued to be subject to the same restrictions on their resale as existed prior to the Domestication. On the date of this Joint Proxy Statement/Prospectus there were 1,200,000 shares of the Preferred Stock issued and outstanding.

PRINCIPAL REASONS FOR THE DOMESTICATION

         The Domestication will result in the Company as a Delaware corporation succeeding to all of the operations, assets and liabilities of Daugherty Resources, Inc., a British Columbia, Canada corporation. The Board of Directors believes that, by domiciling in the United States, the Company will be able to enhance shareholder value over the long term. The Board's belief is based, in part, on the following factors:

         1. By domiciling in the U.S., the marketability of the Common Stock will be enhanced by raising the Company's profile in various capital markets; and

         2. By becoming subject to U.S. tax laws, the Company will be provided with greater ease in dealing with income tax complexities associated with multijurisdictional operations.

         Furthermore, in the experience of management, potential debt and equity capital sources and strategic partners in the U.S. are more comfortable dealing with a U.S. corporation than a foreign corporation. Management believes this may be because U.S. entities are likely to be more familiar with U.S. standards of accounting, securities law disclosure requirements and legal principles.

         The Company chose the State of Delaware to be its domicile because Delaware, like British Columbia, has a modern and flexible corporate code. The escalating risks and resultant costs of director liability have made it increasingly difficult for corporations to find and retain competent directors, and the Company believes the various indemnity and exculpation provisions of the DGCL will help it to attract and retain competent directors. Delaware has an active bar which is continually assessing and recommending improvements to the DGCL, and the substantial body of settled case law under the DGCL adds greater certainty in assessing risks associated with conducting business.

EFFECT OF THE DOMESTICATION ON SHAREHOLDER RIGHTS

         On the Effective Date of the Domestication, the Company will be deemed incorporated under the laws of the State of Delaware and will be governed by the Certificate of Incorporation filed with the Certificate of Domestication and the new Delaware Bylaws adopted in connection therewith. The discussion below sets forth the rights of the shareholders of the Company following the Domestication.

         Differences between the BCCA and the DGCL and between the Company's Memorandum and Articles and the proposed Company Certificate of Incorporation and Bylaws will result in various changes in the rights of shareholders of the Company. The following summary of such differences describes the material consequences of the Domestication to the Company's shareholders. This summary does not purport to be exhaustive and is qualified in its entirety by reference to the Company's Certificate of Incorporation, Bylaws, and Memorandum and Articles. The text of the proposed Certificate of Incorporation and Bylaws are included in this Joint Proxy Statement/Prospectus as EXHIBIT C and EXHIBIT D, respectively, and the BCCA and the DGCL. A copy of the Company's Memorandum and Articles, and the BCCA and the DGCL will be available for reference by the shareholders of the Company or their legal advisers at the registered office of the Company. For further discussion of certain provisions of the Company's Certificate of Incorporation, see "Description of Securities."

         Capital Structure. Under the Company's Certificate of Incorporation, the total number of shares of capital stock that the Company will have the authority to issue is 105 million, consisting of 100 million shares of the Common Stock, par value $0.001 per share, and 5,000,000 shares of Preferred Stock, par value $0.001 per share. In accordance with the DGCL, the Company's Certificate of Incorporation grants the Board of Directors broad powers to fix by resolution the powers, preferences and rights, and the qualifications, limitations and restrictions of the Preferred Stock. Under the Company's Memorandum, the Company presently has the authority to issue only 10 million shares of the Common Stock and 1,200,000 shares of the Preferred Stock, each class without par value per share.

         No Bylaws under the BCCA. A number of corporate governance matters that may be addressed in the bylaws of a Delaware corporation must be addressed in the articles of a British Columbia company. The articles of a British Columbia corporation can only be amended upon the approval by a three-fourths majority of the votes cast, whereas the DGCL and the Company's Certificate of Incorporation confer upon the Board of Directors the power to adopt, amend or repeal its bylaws (which may also be adopted, amended or repealed by simple majority vote of the shareholders). Thus, the Board of Directors of a Delaware corporation has the power to make decisions on a number of matters with respect to which shareholder approval would be required if amendments were to be made to the articles of a British Columbia corporation, such as matters related to shareholder meetings and voting; powers, number of members, committees, compensation and removal of members of the Board of Directors; requisite notices to directors or shareholders; titles, elections, salaries and terms of office of officers; certificates, transfers, record dates and registered ownership of stock; and indemnification of officers, directors, employees and agents.

         Shareholder Approval; Vote on Extraordinary Corporate Transactions. The BCCA generally requires that a greater number and diversity of corporate matters be approved by a vote of shareholders than is required by the DGCL. Furthermore, most of the matters for which the BCCA requires shareholder approval must be approved by a three-fourths majority of the votes cast. The only material matters with respect to which a simple majority is required are the election of directors and the appointment and removal of auditors. Under the DGCL, mergers or consolidations require the approval of the holders of a majority of the outstanding stock of the corporation entitled to vote thereon except: (i) for a corporation that survives the merger where the merger requires the issuance of common stock not exceeding 20 percent of such corporation's shares outstanding immediately prior to the merger, the merger agreement does not amend in any respect the survivor's certificate of incorporation and shareholder approval is not specifically mandated in the survivor's certificate of incorporation; and
(ii) for both corporations where the corporation surviving the merger was a 90 percent or greater parent of the other corporation. Unless a greater percentage is required by the certificate of incorporation, a sale, lease or exchange of all or substantially all the property or assets of a corporation or an amendment to the certificate of incorporation also require the approval of the holders of a majority of the outstanding stock entitled to vote thereon. In other circumstances, unless the certificate of incorporation provides otherwise, a matter may be approved under the DGCL by a simple majority of the votes cast (assuming a quorum is present).

         Supermajority Voting Provisions. A Delaware corporation may set forth in its certificate of incorporation any greater majority ("supermajority") vote requirements than required by law, thereby helping to assure that the status quo of the matter voted upon is maintained. The Company's Certificate of Incorporation under the DGCL does not contain supermajority vote requirements. While the BCCA does not specifically allow for supermajority voting, the BCCA allows the articles to add to the statutory list of matters that require a three-fourths majority vote of shareholders. The Company's Articles do not supplement such statutory list.

         Amendments to the Charter. Under the BCCA, an amendment to a corporation's memorandum requires the approval of a three-fourths majority of the votes cast. Under the DGCL, an amendment to a corporation's certificate of incorporation requires the approval of a majority of the outstanding stock entitled to vote, unless such level of approval is increased by the certificate of incorporation. In addition, under the DGCL, if the amendment to the certificate of incorporation adversely affects the rights of a particular class of stock, that class is entitled to vote separately on the amendment whether or not it is designated as voting stock.

         Place of Meetings. The BCCA requires all meetings of shareholders to be held in British Columbia unless consent of the British Columbia Registrar of Companies is otherwise obtained. The DGCL provides that meetings of the shareholders shall be held at any place in or out of Delaware as may be designated by or in the manner provided in a corporation's bylaws. The Bylaws of the Company as a Delaware corporation provide that meetings of the shareholders shall be held at any place designated by the Board of Directors, and if a meeting place is not designated by the Board of Directors, then the meeting shall be held at the Company's principal place of business.

         Quorum of Shareholders. The Company Articles presently provide that a quorum for shareholders' meetings consists of at least two shareholders, present in person or represented by proxy, holding at least 10 percent of the shares entitled to vote. In accordance with the DGCL, the Bylaws of the Company as a Delaware corporation provide that a quorum consists of a majority of shares entitled to vote, present in person or represented by proxy. Under the DGCL the certificate of incorporation or bylaws may provide otherwise for a quorum, but in no event may a quorum consist of less than one-third of the shares entitled to vote at the meeting. The Bylaws of the Company as a Delaware corporation provide that the holders of a majority of the voting power of the outstanding shares of the Company entitled to vote generally in the election of directors, represented in person or by proxy, shall constitute a quorum at a meeting of shareholders, except that when specified business is to be voted on by a class or series voting as a class, the holders of a majority of the voting power of the shares of such class or series shall constitute a quorum for the transaction of such business.

         Cumulative Voting. Cumulative voting permits each share of stock entitled to vote in the election of directors to have such number of votes as is equal to the number of directors to be elected. A shareholder may then cast all of his votes for a single candidate or may allocate them among as many candidates as he may choose. As a result, shareholders holding a significant minority percentage of the outstanding shares entitled to vote in the election of directors may be able to assure the election of one or more directors. The BCCA does not provide for cumulative voting. While the DGCL provides for cumulative voting, it does not require that cumulative voting be made available to shareholders. The Company's Certificate of Incorporation under the DGCL does not provide for cumulative voting.

         Call of Meetings. In accordance with the BCCA, the Company's Articles provide that one or more shareholders of the Company holding not less than five percent of the issued voting shares of the Company may give notice to the directors requiring them to call and hold a general meeting. The BCCA requires that such meeting be held within four months of such notice. The DGCL provides that a special meeting of the shareholders, for any purpose, may be called by the Board of Directors or by such person or persons as may be authorized by the certificate of incorporation or bylaws. The Bylaws of the Company as a Delaware corporation provide that a special meeting of shareholders may be called by the Board of Directors or by the holders of at least one-tenth of the shares entitled to vote at such a meeting.

         Form of Proxy and Information Circular. The BCCA and the Securities Act (British Columbia) S.B.C. 1997, c. 418, require a reporting company, such as the Company, to provide with notice of a general meeting a form of proxy for use by every shareholder entitled to vote at such meeting, as well as an information circular containing prescribed information regarding the matter to be dealt with at and conduct of the general meeting. The DGCL does not require a corporation, such as the Company, to solicit proxies or provide information regarding matters to be dealt with at meetings other than a special meeting in which case notice of the special meeting must state the purpose(s) for which the meeting was called. Matters concerning disclosure are generally governed by the federal and state securities legislation in the United States. Because the Company is presently a "reporting issuer" under the Securities Act (British Columbia), and will continue to be a reporting issuer thereunder notwithstanding the Domestication, it is bound by the equivalent (or more stringent) provisions described above that are contained in the Securities Act (British Columbia).

         Shareholder Consent in Lieu of Meeting. Under the BCCA, shareholder action on matters ordinarily requiring a simple majority vote may be taken without a meeting if shareholders holding at least three-fourths of the outstanding shares consent thereto in writing. For actions ordinarily requiring a three-fourths majority vote, the written consent of all shareholders is required. Under the DGCL, unless otherwise provided in the certificate of incorporation, shareholders may act by written consent without a meeting if holders of outstanding stock representing not less than the minimum number of votes that would be necessary to take such action at an annual or special meeting execute a written consent providing for such action. The Bylaws of the Company as a Delaware corporation provide for action by less than unanimous written consent of shareholders as allowed by the DGCL.

         Director Qualification and Number. The BCCA prohibits certain persons from serving as a director. Such prohibitions generally apply to persons under age 18, undischarged bankrupts, persons found to be mentally infirm, companies and persons convicted of certain offenses relating to corporate activities or fraud or who have had certain registrations with the British Columbia Securities Commission canceled. Additionally, a majority of the directors of an British Columbia corporation must be Canadian residents and at least one director must be a resident of the Province of British Columbia. The DGCL has no similar direct prohibitions or requirements.

         The number of directors of a Delaware corporation may be changed by resolution of the directors if the certificate of incorporation or bylaws so provide (as is the case with the Company's Bylaws). Under the BCCA, a reporting company must have at least three directors. Additionally, the Board of Directors may, between annual general meetings, increase the number of directors by up to one-third of the current members and fill the resulting vacancies.

         Classified Board. The DGCL permits, but does not require, the adoption of a classified Board of Directors with staggered terms, with each class serving staggered two or three year terms after the initial term. The BCCA does not specifically provide for the adoption of a classified Board of Directors, although, presumably, the Articles of a

British Columbia corporation could include such provisions. Neither the Company's Certificate of Incorporation under the DGCL nor the Company Articles provide for a classified Board of Directors.

         Removal of Directors. Under the DGCL, directors may generally be removed, with or without cause, by a vote of the holders of a majority of the shares being voted. Under the BCCA, directors may be removed, with or without cause, upon a three-fourths majority vote of shareholders. However, under the DGCL, if the board is classified, directors may be removed only for cause, unless the certificate of incorporation provides otherwise. Further, if a director is elected by holders of a class or series of shares, the BCCA provides that only the shareholders of that class or series can vote to remove that director, with or without cause, whereas the DGCL provides that only the shareholders of that class or series can vote to remove that director without cause. Finally, in the case of a corporation having cumulative voting, under the DGCL, a director may not be removed from office if the votes cast against the director's removal would be sufficient to elect such director and such votes could be voted cumulatively at an election at which the same total number of votes were cast and the entire board is being elected or, if there are classes of directors, the class of directors of which such director is a part is being elected. The Company's Certificate of Incorporation does not provide for a classified board or cumulative voting.

         Personal Liability of Directors. The BCCA provides that every director of a corporation, in exercising his powers and performing his functions, shall act honestly and in good faith and in the best interests of the corporation and shall exercise the care, diligence and skill of a reasonably prudent person. Delaware case law has developed a similar duty of loyalty and duty of care, which applies to actions by directors. The BCCA also specifically imposes personal liability to a corporation upon its directors who vote for, or consent to, a resolution that is in violation of applicable provisions of the BCCA relating to the acquisition of a corporation's own shares, the payment of a commission or the allowance of a discount in connection with subscriptions for the corporation's shares, the giving of certain loans, guarantees of financial assistance, authorizing a dividend payment if the corporation is insolvent or thereby rendered insolvent or the carrying on or business or the exercise of a power that a corporation is restricted from carrying on or exercising. In contrast, the DGCL only specifically provides for director liability in the case of the authorization of an unlawful dividend payment or unlawful stock purchase or redemption. Additionally, the BCCA subjects a director to liability for wrongful profits for failure to disclose an interest in a proposed transaction and to abstain from voting on such transaction. The DGCL recognizes that an "interested director" transaction may be voidable but only if it was not approved by disinterested directors or by the shareholders or if it was not fair to the corporation.

         Enforcement of Director Liability. The BCCA provides that any shareholder or director may, with the permission of an appropriate court, bring an action in the corporation's name to enforce an obligation owed to the corporation, including enforcement of a director's obligation to the corporation or the seeking of damages for breach of a director's duties to the company. Under the BCCA, the person proposing to bring suit must show that he has made reasonable efforts to cause directors of the corporation to prosecute the action, he is acting in good faith, it is prima facie in the interest of the Company that the action be brought and in the case of an application by a shareholder, that he is a shareholder at the time of the event giving rise to the action. Similarly, in Delaware, a shareholder may bring a derivative action on behalf of the corporation to enforce a corporate right, including to allege a breach of a director's duty to the corporation. Delaware law requires that the plaintiff in a derivative suit be a shareholder of the corporation at the time of the wrong complained of and remain so through the duration of the suit, that such plaintiff make a demand on the directors of the corporation to assert the corporate claim unless such demand would be futile, and that such plaintiff be an adequate representative of the other shareholders. Additionally, derivative actions in Delaware are subject to a motion to dismiss by either the corporation or a special litigation committee on the ground that prosecution of the suit is not in the corporation's best interest.

         Limitations on Director Liability. Under the DGCL, the certificate of incorporation of a Delaware corporation may limit the personal liability of a director to the shareholders of the corporation for monetary damages for breach of fiduciary duty, except for: (i) any breach of a director's duty of loyalty to the corporation or its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) paying a dividend or approving a stock repurchase in violation of statutory limitations; or (iv) any transaction from which a director derived an improper personal benefit. In the event that such a provision is included in a corporation's certificate of incorporation, directors of such corporation are protected against personal liability for monetary damages for breaches of their duty of care. Under the DGCL, absent adoption of such a provision, directors can be held monetarily liable in connection with decisions made on behalf of a corporation if such decisions are not made with such care, including reasonable inquiry, as an ordinarily prudent person in a like position would use. The Company's Certificate of Incorporation includes a provision limiting the liability of its directors in accordance with the provisions of the DGCL.

         While the provision limiting the liability of directors under the DGCL provides directors with protection from awards of monetary damages for breaches of the duty of care, it does not eliminate the director's duty of care. Accordingly, it would have no effect on the availability of equitable remedies, such as an injunction or rescission, based upon a director's breach of the duty of care and in no way would affect a director's liability under U.S. federal securities laws. Furthermore, liabilities that may arise out of acts or omissions occurring prior to the consummation of the Domestication would not be covered, so that directors of the Company would remain potentially liable for monetary damages in connection with such acts or omissions. The BCCA has no comparable provision limiting the liability of directors of British Columbia companies although it provides that a court may relieve a director from liability if such director demonstrates that he acted honestly and reasonably and that the circumstances warrant relief.

         Indemnification of Directors, Officers and Employees. In accordance with the provisions of the BCCA, the Company's Articles generally provide for the mandatory indemnification of any director, officer, employee or agent of the Company against all costs, charges and expenses, including attorney's fees, settlement amounts and amounts paid to satisfy a judgment, incurred by reason of his position with the Company if he acted honestly and in good faith with a view to the best interests of the Company and exercised the care, diligence and skill of a reasonably prudent person and with respect to any criminal action, he had reasonable grounds for believing that his conduct was lawful. However, in the case of directors of the Company, any proposed indemnification must be approved by the appropriate court. In Delaware, a corporation may indemnify any of its directors, officers, employees or agents against expenses (including attorney's fees), judgments, fines and settlement amounts incurred by reason of his position with the corporation if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to a criminal proceeding had no reasonable cause to believe his conduct was unlawful. However, in the context of a derivative suit, the indemnification may only be for expenses and may generally not be provided if the party requesting indemnification has been found liable to the corporation. The Bylaws of the Company as a Delaware corporation provide that the Company will indemnify each director, officer and employee to the fullest extent permitted by the DGCL.

         Financial Assistance to Purchase Shares. The BCCA limits the circumstances under and the extent to which a corporation may give financial assistance to any person. Financial assistance cannot be given at a time when the corporation is, or as a result of the assistance would be, insolvent and is otherwise restricted to affiliated companies, employees in some circumstances, owners of more than 90 percent of the issued shares and situations where there are reasonable grounds for believing that, or the directors are of the opinion that, to render such assistance is in the best interests of the company. The DGCL requires only that the giving of financial assistance to a director, officer or employee may be, in the judgment of the directors, reasonably expected to benefit the corporation.

         Oppression Remedies. Under the BCCA, a shareholder of a corporation has the right to apply to a court on the grounds that the corporation is acting or proposes to act in a way that is prejudicial to the shareholder. On such an application, the court may make such order as it sees fit, including an order to prohibit any act proposed by the corporation. The DGCL does not contain a similar statutory provision although shareholders have similar rights under the Delaware common law.

         Rights of Dissent and Appraisal. The BCCA provides that shareholders who dissent to certain actions being taken by a corporation may exercise their right of dissent and require the corporation to purchase the shares held by such shareholders at the fair value of such shares. The dissent right is applicable when a corporation proposes to (i) continue out of the jurisdiction; (ii) provide financial assistance to a person for the purchase of the corporation's shares; (iii) sell the whole, or substantially the whole, of the corporation's undertaking; (iv) enter into a statutory amalgamation; or (v) sell the whole or part of its business or property upon liquidation. See EXHIBIT E (Section 37 of the BCCA) and EXHIBIT F (Section 207 of the BCCA) attached hereto.

         The DGCL is more restrictive and only grants appraisal rights to dissenting shareholders of constituent corporations in mergers and consolidations. Even in the merger/consolidation context, however, the DGCL does not grant appraisal rights to the shareholders of a parent corporation in the event of a "short-form" merger with its subsidiary. Furthermore, the DGCL does not give appraisal rights in a merger or consolidation to holders of stock listed on a national securities exchange or designated as a "national market system security" or held of record by more than 2,000 shareholders, provided that such holders receive shares of stock of the corporation surviving the merger or consolidation or shares of stock of any other corporation which is either listed on a national securities exchange or held of record by more than 2,000 shareholders. The BCCA does not contain a similar exemption from its provisions relating to dissenter's rights of appraisal for amalgamations. In addition, appraisal rights are available under the DGCL for sales of all or substantially all of the corporation's assets, for mergers or consolidations for which appraisal rights would not otherwise be available, and for certificate of incorporation amendments if the certificate of incorporation so provides. The Company's Certificate of Incorporation does not provide for these permissive appraisal rights.

         Investigations. The BCCA provides that on application of shareholders holding not less than 20 percent of the issued shares of any class of a corporation, or an application of a corporation, a court may appoint an inspector to investigate the affairs and management of the corporation or its affiliates. The DGCL does not contain a comparable provision.

         Shareholder Register; Corporate Records. A Delaware corporation's stock ledger, a list of its shareholders and other books and records may be inspected, upon written demand, by shareholders of record for a purpose reasonably related to their interests as shareholders. The BCCA includes similar provisions for inspection of records.

         Dividends and Distributions. The DGCL permits a corporation, unless otherwise restricted by the certificate of incorporation, to pay dividends out of surplus or, if there is no surplus, out of net profits for the current and preceding fiscal year (provided that the amount of capital of the corporation is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets). In addition, the DGCL generally provides that a corporation may redeem or repurchase its shares only if such redemption or repurchase would not impair the capital of the corporation. The ability of a Delaware corporation to pay dividends on, or to make repurchases or redemptions of, its shares is dependent on the financial status of the corporation standing alone and not on a consolidated basis. In determining the amount of surplus of a Delaware corporation, the assets of the corporation, including stock of subsidiaries owned by the corporation, must be valued at their fair market value as determined by the Board of Directors if fair market value is less than historical book value and may be valued at their fair market value if fair market value is greater than historical book value.

         Section 73 of the BCCA provides that directors of a corporation may set in advance a date as the record date to determine the shareholders of the corporation entitled to receive payment of a dividend. If a record date is set, it must be not more than 49 days before the date on which the dividend is to be paid. If no record date is set, the date of the resolution of the directors declaring the dividend is deemed to be the record date. The BCCA does not require the payment of dividends. However, Section 127(1)(c) of the BCCA provides that directors of a corporation who vote for, or consent to, a resolution authorizing the payment of a dividend if the corporation is insolvent or the payment renders the corporation insolvent are jointly and severally liable to the corporation to make good any loss or damage suffered by the corporation as a result of such payment.

         Pro Rata Redemption of Shares. The BCCA requires a corporation which proposes to purchase its own shares other than through a stock exchange or from an employee or former employee to make its offer to purchase pro rata to every shareholder who holds shares of the class or series to be purchased. The DGCL contains no similar provisions.

         Business Combinations. After the Domestication, the Company will be subject to the provisions of Section 203 of the DGCL ("Section 203"). Section 203 provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person, or an affiliate or associate of such person, who is an "interested shareholder" for three years from the date that such person became an interested shareholder unless: (i) the transaction resulting in a person becoming an interested shareholder, or the business combination, is approved by the Board of Directors of the corporation before the person becomes an interested shareholder, (ii) the interested shareholder acquired 85 percent or more of the outstanding voting stock of the corporation in the same transaction that makes such person an interested shareholder (excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans), or (iii) on or after the date the person becomes an interested shareholder, the business combination is approved by the corporation's Board of Directors and by the holders of at least two-thirds of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested shareholder. Under Section 203, an "interested shareholder" is defined as any person who is (a) the owner of 15 percent or more of the outstanding voting stock of the corporation, or (b) an affiliate or associate of the corporation and who was the owner of 15 percent or more of the outstanding voting stock of the corporation at any time within the three years immediately prior to the date on which it is sought to be determined whether such person is an interested shareholder.

         A corporation may, at its option, exclude itself from the coverage of
Section 203 by an appropriate provision in its certificate of incorporation. The Company's Certificate of Incorporation contains such an exclusion in favor of William S. Daugherty, the Chairman and Chief Executive Officer of the Company. There is no comparable provision relating to business combinations under the BCCA.

         Anti-Takeover Effects. Certain powers granted to companies under the DGCL may allow a Delaware corporation to make itself potentially less vulnerable to hostile takeover attempts. These powers include the ability to (i) implement a staggered Board of Directors (which prevents an immediate change in control of the board), (ii) require that notice of nominations for directors be given to the corporation prior to a meeting where directors will be elected (which may give management an opportunity to make a greater effort to solicit its own proxies), (iii) only allow the Board of Directors to call a special meeting (which may thwart a raider's ability to call a meeting to make disruptive changes), (iv) eliminate shareholder's action by written consent (which would restrict a raider's actions to a meeting scenario), (v) remove a director from a staggered board only "for cause" (which gives some protection to directors on a staggered board from arbitrary removal), (vi) provide that the power to determine the number of directors and to fill vacancies be vested solely in the board (so that the incumbent board, not a raider would control vacant board positions), (vii) provide for supermajority voting in certain circumstances such as mergers and certificate of incorporation amendments, and (viii) issue "blank check" preferred stock (which may be used to make a corporation less attractive to a raider). Additionally, as discussed above, Section 203 of the DGCL may in certain circumstances have an anti-takeover effect. The Company's Certificate of Incorporation includes provisions for the issuance of "blank check" preferred stock, the filling of vacancies on the Board of Directors by the remaining directors, and advance notice requirements for director nominations and actions to be taken at annual meetings.

         The BCCA similarly has provisions that may have the effect of discouraging hostile takeovers, including the ability to authorize a classified Board of Directors, advance notice for meetings of shareholders, a requirement that a director may be removed before the end of his term only by a three-fourths majority vote, a provision allowing the Board of Directors to increase the number of directors by up to one-third of the current members and fill the resulting vacancies, and a requirement for a three-fourths majority vote on most matters submitted to shareholders, including amendments to the Company Articles.

DISSENT RIGHTS OF COMPANY SHAREHOLDERS

         A shareholder who complies with the dissent procedure of Section 207 of the BCCA is entitled to be paid by the Company the fair value of the shares held by him in respect of which he dissents determined as of the close of business on the day before the resolution relating to the Domestication is passed. The dissent procedure of Section 207 of the BCCA is summarized below and shareholders who may wish to dissent are specifically referred to the disclosure set forth below, as failure by such shareholder to adhere strictly to the requirements of such section may result in the loss of such shareholder's rights under that section. Each shareholder who might desire to exercise these rights of dissent should carefully consider and comply with the provisions of such section and consult with his legal adviser.

         The following summary is qualified in its entirety by reference to
Section 207 of the BCCA, a copy of which is attached as EXHIBIT F.

         Company Act (British Columbia). Pursuant to the BCCA, a shareholder has until two days before the Meeting at which the special resolution for the Domestication of the Company from the Province of British Columbia to the State of Delaware pursuant to Section 37 of the BCCA is to be considered, a copy of which is attached as EXHIBIT E, to give a notice of dissent concerning his shares of the Common Stock to the Company by registered mail to the registered office of the Company at 625 Howe Street, Suite 600, Vancouver, British Columbia, Canada V6C 2T6, with respect to the special resolution. As a result of giving a notice of dissent the shareholder may, on receiving from the Company a notice of intention to act under Section 207 of the BCCA, require the Company to purchase all of his shares in respect of which the notice of dissent was given.

         A shareholder of the Company has the right to give a notice of dissent with respect to the Domestication pursuant to Section 37(4) of the BCCA. If a shareholder gives such notice of dissent, then Section 207 of the BCCA applies. The essence of these provisions is that a dissenting shareholder can require the Company to purchase all of his shares in respect of which he gives notice of dissent. The price to be paid for his shares is their "fair value" as of the day before the date on which the resolution for Domestication is passed, that is, the day before the Meeting which is scheduled to be held on May 10, 1999. "Fair value" is typically the last quoted price on the day prior to the date the resolution is considered; however, "fair value" may also be set by agreement of the Company and the dissenting shareholders or application may be made to an appropriate court to determine "fair value." In the event that a court application is made, each party typically bears its own costs although the court has the power to award costs against a party depending on the circumstances.

         A shareholder's right to give a notice of dissent with respect to the Domestication will lapse if not exercised two days before the Meeting at which the special resolution for the Domestication is to be passed. Further, a notice of dissent ceases to be effective and constitutes a waiver of the right to dissent if the shareholder fails to vote against the resolution for the Domestication. Thus, a notice of dissent will cease to be effective if the shareholder votes in favor of the resolution for the Domestication or returns an unmarked proxy which is not revoked prior to the Meeting.

         Section 200 of the BCCA sets out the rights of a shareholder to apply to a court for relief in certain circumstances. By way of example, a shareholder may apply to a court for relief if he believes the proposed Domestication is unfairly prejudicial to him.

         Any shareholder who is uncertain of his rights under Sections 37(4), 200 and 207 of the BCCA and who wishes to exercise any of those rights should consult legal counsel in British Columbia.

         General Corporation Law of the State of Delaware. Shareholders of the Company will not be entitled to dissenter's or appraisal rights under the DGCL in connection with the Domestication.

VOTE REQUIRED

         The special resolution relating to the Domestication will not be effective unless passed at the Meeting by at least three-fourths of the votes cast by the holders of the Common Stock as a group. The holders of the Preferred Stock do not have any right to vote with respect to the Domestication. However, under the BCCA, the holders of the Preferred Stock will have dissenter's rights.

         EXHIBIT A to this Joint Proxy Statement/Prospectus contains the text of the special resolution with respect to the Domestication to be submitted to the shareholders at the Meeting.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE DOMESTICATION.

                         PRICE RANGE OF THE COMMON STOCK

         The Company's Common Stock trades on The Nasdaq SmallCap Market in the United States. There is no trading of the Common Stock in Canada. The range of the high and low bid information for the Common Stock for each full quarterly period within the two most recent fiscal years is shown on the following table. As of April ___,1999, the Company was authorized to issue 10,000,000 shares of the Common Stock and 1,200,000 shares of the Preferred Stock, of which there were issued and outstanding ___ shares of the Common Stock and 1,200,000 shares of the Preferred Stock. No dividends have been declared or paid with respect to the Common Stock or the Preferred Stock during any period. The prices of the shares of the Common Stock listed below have been adjusted to take into account the consolidation of the capital stock of the Company on a one share for five shares basis which occurred on June 22, 1998.

                        MAR. 31,     DEC. 31,     SEPT. 30,     JUN. 30,     MAR. 31,      DEC. 31,    Sept. 30,      Jun. 30,
   QUARTER ENDED          1999         1998          1998         1998         1998          1997         1997          1997
   -------------          ----         ----          ----         ----         ----          ----         ----          ----
High Bid Price             $            $             $          $1.375       $1.405        $1.875       $1.875        $2.50
Low Bid Price              $            $             $         $1.0938       $1.25         $1.095       $1.405        $2.03

         The Nasdaq SmallCap Market quotations represent interdealer prices, without mark-ups, commissions, etc. They may not necessarily be indicative of actual sales prices.

         As of April ___, 1999, there were ___ holders of record of the Common Stock, of whom ___ were United States shareholders holding a total of ___ shares or approximately ___ percent of the issued and outstanding shares of the Common Stock.

FOREIGN LAWS AFFECTING THE COMMON AND PREFERRED STOCK

         Exchange Controls and Other Limitations. There are no governmental laws, decrees or regulations in Canada relating to restrictions on the import/export of capital or affecting the remittance of interest, dividends or other payments to non-resident holders of the shares of the Common or the Preferred Stock. Any such remittances to United States residents, however, are subject to a 15 percent withholding tax pursuant to Article X of the reciprocal tax treaty between Canada and the United States. (See below).

         Except as provided in the Investment Canada Act, there are no limitations under the laws of Canada, the Province of British Columbia or in the charter or any of the constituent documents of the Company on the right of foreigners to hold and/or vote shares of the Common Stock or to hold shares of the Preferred Stock.

         The Investment Canada Act essentially requires a non-Canadian making an investment to acquire control of a Canadian business, the investment in which exceeds $150,000,000, to file an application for review with Investment Canada, the Canadian federal agency created by the Investment Canada Act. Where the acquisition of control is indirect and made by a non-Canadian (other than an American, as defined) (for example by the purchase of shares in a controlling parent corporation which has a Canadian business subsidiary) the threshold is $500 million. For Americans, there is no review of such indirect acquisitions. The proposed investment, if above the threshold, may not proceed unless the Investment Canada agency and its responsible minister are satisfied that the investment will be of benefit to Canada.

         A Canadian business is defined in the Investment Canada Act as a business carried on in Canada that has a place of business in Canada, an individual or individuals in Canada who are employed or self-employed in connection with the business, and assets in Canada used in carrying on the business. An American, as defined in the Investment Canada Act, includes an individual who is a United States citizen or a lawful permanent resident of the United States, a government or governmental agency of the United States, an American-controlled entity, corporation or limited partnership, and a corporation, limited partnership or trust of which two-thirds of its directors, general partners or trustees, as the case may be, are Americans.

         The acquisitions of certain Canadian businesses are excluded from the $150,000,000 threshold and remain subject to review in any event. These excluded businesses are oil, gas, uranium, financial services (except insurance), transportation services and cultural and broadcast media services (i.e., the publication, distribution or sale of books, magazines, periodicals, other than printing or typesetting businesses, television and radio services).

         Taxation. Generally, dividends paid by Canadian corporations to non-resident shareholders are subject to a withholding tax of 25 percent of the gross amount of such dividends. However, Article X of the reciprocal tax treaty between Canada and the United States reduces to 15 percent the withholding tax on the gross amount of dividends paid to residents of the United States. A further five percent reduction in the withholding rate on the gross amount of dividends is applicable when a United States corporation owns at least 10 percent of the voting stock of the Canadian corporation paying the dividends.

         A non-resident of Canada who holds shares of the Common or the Preferred Stock of the Company as capital property will not be subject to tax on capital gains realized on the disposition of such shares unless such shares are

"taxable Canadian property" within the meaning of the Canadian Income Tax Act and no relief is afforded under any applicable tax treaty. The shares of the Common and the Preferred Stock would be "taxable Canadian property" of a non-resident if at any time during the five year period immediately preceding a disposition by the non-resident of such shares not less than 25 percent of the issued shares of any class of the Company belonged to the non-resident, the person with whom the non-resident did not deal at arm's length, or to the non-resident and any person with whom the non-resident did not deal at arm's length.

                                 CAPITALIZATION

         After taking into account the consolidation of the capital stock of the Company on a one share for five shares basis which occurred on June 22, 1998, the following table sets forth the capitalization of the Company at December 31, 1998, and March 31, 1999. This table should be read in conjunction with the Company's Financial Statements and Notes thereto that are provided with this Joint Proxy Statement/Prospectus.


                                                                        DECEMBER 31, 1998        MARCH 31, 1999 (1)
                                                                        -----------------        ------------------
Stockholders' deficit:
  Preferred Stock, no par value, 1,200,000 shares
  authorized; 1,200,000 shares issued and outstanding on
  December 31, 1998, and March 31, 1999, respectively ............             $X                        $X
  Common Stock, no par value, 10,000,000 shares
  authorized; ___ and ___ shares issued and
  outstanding on December 31, 1998, and March 31, 1999,
  respectively ...................................................              X                         X
Accumulated deficit...............................................             (X)                       (X)
                                                                               ---                       ---
Total stockholders' equity........................................            $XXX                       $X
                                                                               ===                        =
------------------

(1) Does not give effect to the issuance of (i) ___ shares of the Common Stock upon exercise of the Warrants; and (ii) ___ shares of the Common Stock upon exercise of the Options.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussion and analysis of the combined financial condition and results of operations should be read in conjunction with the Consolidated Financial Statements of the Company and Notes thereto provided with this Joint Proxy Statement/Prospectus. Statements contained in this "Management's Discussion and Analysis of Financial Conditions and Results of Operations," which are not historical facts may be forward-looking statements. Such information involves risks and uncertainties, including those created by general market conditions, competition and the possibility that events may occur which could limit the ability of the Company to maintain or improve its operating results or execute its primary growth strategy. Although the Company believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could be inaccurate, and there can therefore be no assurance that the forward-looking statements included herein will prove to be accurate. The inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved. Moreover, such forward-looking statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

RESULTS OF OPERATIONS

         Three Months Ending March 31, 1999. For the three month period ending March 31, 1999, the Company's gross revenues increased $___ to $___ from $___ for the same period in 1998. The Company experienced a net loss of $___ in this period compared to a net loss of $___ in the same period of 1998.

         The Company's gross revenues were derived from drilling contract revenues of $___ (___ percent) from natural gas and oil operations and production revenues of $___ (___ percent) and lumber sales and product manufacturing revenues of $___ (___ percent).

         The increase in gross revenues of $___ was attributable to the increased drilling activities and lumber sales during the period. Contract revenues from drilling activities increased by $___ from $___ in the first three months of 1998 to $___ in the first three months of 1999. Manufacturing revenues related to Red River Hardwoods, Inc. increased by $___ from $___ in the first three months of 1998 to $___ in the first three months of 1999.

         During the first three months of 1999, total direct costs increased by $___ to $___ compared to $___ in the first quarter of 1998. These direct costs included Red River Hardwoods, Inc.'s expenses and drilling costs for ___ natural gas wells.

         Fiscal 1998 - 1997. With the acquisition of Daugherty Petroleum, Inc. in the fourth quarter of 1993, the Company began a strategy of aggressively acquiring natural gas and oil properties in southeastern and western Kentucky. Daugherty Petroleum, Inc. has provided the Company with a diversified asset base which includes natural resources other than its prospective gold and silver mining properties and has also increased the Company's asset base. During 1998, management continued to invest in areas it deemed critical in developing an infrastructure suitable to support its future growth. These areas included ongoing expenses in management, professional and operational personnel and other expenses deemed necessary to position the Company for future acquisitions and financing. Also, on November 17, 1996, Daugherty Petroleum, Inc. acquired an 80 percent interest in Red River Hardwoods, Inc., a dimensional hardwood manufacturing company.

         Historically, the Company's revenues have been realized from two primary sources. The first is from its interests in the producing natural gas and oil wells it operates and in which it owns interests. The second source of revenue for the Company has been derived from its activities as "turnkey driller" and operator for various drilling programs in its geographic area. During 1996 and 1997, Daugherty Petroleum, Inc. reduced its dependence on activities as "turnkey driller" for private investors and instead concentrated on joint ventures with industry partners. In 1998, approximately ___ percent of the Company's revenues were derived from joint venture and partnership drilling. Natural gas and oil operations and revenues accounted for ___ percent of the revenues. Lumber sales and manufacturing sales related to Red River Hardwoods, Inc. accounted for ___ percent.

         For the year ending December 31, 1998, the Company's gross revenues increased ___ percent to $___ from $___ for the same period in 1997. The Company's gross revenues were derived from turnkey contract revenues of $___ (___ percent); natural gas and oil production revenues of $___ (___ percent); operating revenues of $___ (___ percent); and lumber sales of $___ (___ percent). The increase in gross revenues was attributable primarily to an increase in lumber sales related to Red River Hardwoods, Inc. Lumber sales increased by $___ from $___ in 1997 to $___ in 1998. Contract revenues from turnkey drilling activities increased by $___ from $___ in 1997 to $___ in 1998. The Company concentrated on developing drilling prospects for its own drilling efforts during 1998.

         During 1998, total operating expenses were $___ compared to $___, for an increase of $___. Consulting and management fees increased by $___ due to additional out-sourcing and management bonuses. Goodwill increased by $___ to $___ due to Red River Hardwoods, Inc. Legal fees increased due to the Company's decision to proceed with moving the Company's domicile from British Columbia to Delaware.

         The Company experienced a net loss of $___ in 1998 compared to a net loss of $___ in 1997. The increase in net loss was primarily a result of increased interest, consulting, promotional expenses, and losses on disposition of assets.

         The Company believes there are four factors that will increase its revenues and reduce losses. First, the natural gas gathering systems completed in 1997 and currently under construction will allow the Company to increase its natural gas flow. Second, the drilling contracts signed in late 1997 and 1998, and Letters of Intent to drill up to 120 wells will allow the Company to increase both its turnkey contract revenues and its natural gas production revenues. Third, natural gas prices in Appalachia have remained strong for 1998, and Daugherty Petroleum, Inc.

signed a one year gas sales contract for 1998 production for $2.47 per MCF. Fourth, Red River Hardwoods, Inc., an 80 percent owned subsidiary, has experienced increased sales in the first quarter of 1998.

         Fiscal 1997 - 1996. With the acquisition of Daugherty Petroleum, Inc. in the fourth quarter of 1993, the Company began a strategy of aggressively acquiring natural gas and oil properties in southeastern and western Kentucky. Daugherty Petroleum, Inc. has provided the Company with a diversified asset base which includes natural resources other than its prospective gold and silver mining properties and has also increased the Company's asset base. During 1997, management continued to invest in areas it deemed critical in developing an infrastructure suitable to support its future growth. These areas included ongoing expenses in management, professional and operational personnel and other expenses deemed necessary to position the Company for future acquisitions and financing. Also, on November 17, 1996, Daugherty Petroleum, Inc. acquired an 80 percent interest in Red River Hardwoods, Inc., a dimensional hardwood manufacturing company.

         Historically, the Company's revenues have been realized from two primary sources. The first is from its interests in the producing natural gas and oil wells it operates and in which it owns interests. The second source of revenue for the Company has been derived from its activities as "turnkey driller" and operator for various drilling programs in its geographic area. During 1996 and 1997, Daugherty Petroleum, Inc. reduced its dependence on activities as "turnkey driller" for private investors and instead concentrated on joint ventures with industry partners. In 1997, approximately 23.05 percent of the Company's revenues were derived from joint venture and partnership drilling. Natural gas and oil operations and revenues accounted for 8.22 percent of the revenues. Lumber sales and manufacturing sales related to Red River Hardwoods, Inc. accounted for 68.73 percent.

         For the year ending December 31, 1997, the Company's gross revenues increased 125.65 percent to $4,846,157 from $2,147,606 for the same period in 1996. The Company's gross revenues were derived from turnkey contract revenues of $1,116,890 ( 23.05 percent); natural gas and oil production revenues of $304,775 (6.29 percent); operating revenues of $93,543 (1.93 percent); and lumber sales of $3,330,949 (68.73 percent). The increase in gross revenues was attributable primarily to an increase in lumber sales related to Red River Hardwoods, Inc. Lumber sales increased by $2,626,175 from $704,774 in 1996 to $3,330,949 in 1997. Contract revenues from turnkey drilling activities increased by $89,239 from $1,027,651 in 1996 to $1,116,890 in 1997. The Company concentrated on developing drilling prospects for its own drilling efforts during 1997.

         During 1997, total operating expenses were $2,397,780 compared to $1,451,755, for an increase of $946,025. Consulting and management fees increased by $94,513 due to additional out-sourcing and management bonuses. Goodwill increased by $28,359 to $210,467 due to Red River Hardwoods, Inc. Legal fees increased due to the Company's decision to proceed with moving the Company's domicile from British Columbia to Delaware.

         The Company experienced a net loss of $1,708,418 in 1997 compared to a net loss of $733,973 in 1996. The increase in net loss was primarily a result of increased interest, consulting, promotional expenses, and losses on disposition of assets.

         The Company believes there are four factors that will increase its revenues and reduce losses. First, the natural gas gathering systems completed in 1997 and currently under construction will allow the Company to increase its natural gas flow. Second, the drilling contracts signed in late 1997 and 1998, and Letters of Intent to drill up to 120 wells will allow the Company to increase both its turnkey contract revenues and its natural gas production revenues. Third, natural gas prices in Appalachia have remained strong for 1998, and Daugherty Petroleum, Inc. signed a one year gas sales contract for 1998 production for $2.47 per MCF. Fourth, Red River Hardwoods, Inc., an 80 percent owned subsidiary, has experienced increased sales in the first quarter of 1998.

         Fiscal 1996 - 1995. For the year ending December 31, 1996, the Company's gross revenues increased 4.65 percent to $2,147,606 from $2,052,222 for the same period in 1995. The Company's gross revenues were derived from turnkey contract revenues of $902,140 (42.01 percent); natural gas and oil production revenues of $458,618 (21.35 percent); operating revenues of $82,074 (3.8 percent); and lumber sales of $704,774 (32.82 percent). The increase in gross revenues was attributable primarily to an increase in lumber sales related to Red River Hardwoods, Inc.. Lumber sales increased by $476,581 from $228,303 in 1995 to $704,774 in 1996. Contract revenues from turnkey drilling activities declined by $377,975 from $1,280,115 in 1995 to $902,140 in 1996. The Company concentrated on
developing drilling prospects for its own drilling efforts in the last half of 1996, therefore, reducing prospects available for drilling partnerships.

         During 1996, total operating expenses were $1,451,755 compared to $1,829,616, in 1995 for a decrease of $377,861. Total operating expenses included Red River Hardwoods, Inc.'s expenses from November 18, 1996, the date of the acquisition, to year end 1996. Consulting and management fees decreased by $114,872. Goodwill amortization increased marginally by $3,152 to $182,108 due to the acquisition of Red River Hardwoods, Inc. Legal fees and advertising and promotion expenses decreased due to the Company's decision not to sponsor a year end drilling program.

         The Company experienced a net loss of $733,973 in 1996 compared to a net loss of $1,440,003 in 1995. The decrease in net loss was primarily a result of increased revenues as a result of lumber sales related to Red River Hardwoods, Inc. and decreased expenses.

LIQUIDITY AND CAPITAL RESOURCES

         Three Months Ending March 31, 1999. The Company continues to acquire natural gas and oil properties. Daugherty Petroleum, Inc. has provided the Company with a diversified asset base which includes natural resources other than its original gold and silver mining properties. During the first three months of 1999, management continued to invest in areas it deemed crucial in developing an infrastructure suitable to support future growth. These areas included ongoing expenses in management, professional and operational personnel, and other expenses deemed necessary to position the Company for future acquisitions and financing.

         Historically, the Company's revenues have been from its interests in the producing natural gas and oil wells it operates and in which it owns interest, from its activities as "turnkey driller" and operator for various drilling programs in its geographic area, and sales of wood products. Daugherty Petroleum, Inc. has reduced its dependence on activities as "turnkey driller" for private investors and instead concentrated on joint venture with industry partners. During the first three months of 1999, approximately ___ percent of the Company's revenues were derived from joint venture drilling. Natural gas and oil operations and revenues accounted for ___ percent of the revenues. Manufacturing sales related to Red River accounted for ___ percent of the revenues.

         Working capital for the period ending March 31, 1999, was a negative $___, compared to the same period in 1998, when working capital was a negative $___.

         During the first three months of 1999, and compared to the same period in 1998, the changes in the composition of the Company's current assets were: cash balances decreased $___ from $___ to $___; accounts receivable balances decreased $___ from $___ to $___; and inventories increased $___ from $___ to $___. Other current assets such as prepaids and notes receivable decreased $___ from $___ to $___. Overall, current assets decreased by $___ to $___.

         Current liabilities for the period ended March 31, 1999 were $___ compared to $___ for the period ended March 31, 1998. Drilling pre-payments expected to be used during 1999 accounted for $___ of the increase.

         While management believes that its cash flow resulting in operating revenues will contribute significantly to its short-term financial commitments and operating costs, it has continued to refine its long range strategy in 1999 to meet the Company's financial obligations. This strategy involves:

         - ACQUISITION OF REVENUE-PRODUCING PROPERTIES: In November 1997, Daugherty Petroleum, Inc. signed a Letter of Intent to acquire producing oil and gas properties in Kentucky, Louisiana and Tennessee. Management believes that the addition of these properties will favorably impact the Company's cash flow. Daugherty Petroleum, Inc. is continually reviewing existing properties in its area of interest that are for sale. See "Business - Oil and Gas Exploration and Production - Environmental Energy, Inc. Oil and Gas Assets Acquisition."

         - ACQUIRING A LINE OF CREDIT: The Company has received a preliminary term sheet for a $1,000,000 line of credit from Compass Bank of Houston, Texas. This credit facility was secured in August of 1998. See "Business - Oil and Gas Exploration and Production - Compass Bank Credit Facility."

         - INSTALLATION OF ADDITIONAL NATURAL GAS GATHERING SYSTEM: The Company plans to expand its natural gas pipeline by 45,000 feet in 1998. The extension will allow for substantially more natural gas to be transported to market from wells drilled in 1997 and 1998.

         - ADDITIONAL FUNDING FOR RED RIVER HARDWOODS, INC.: The Company is seeking additional capital for Red River Hardwoods, Inc. that will allow it to increase its inventory, which would permit Red River Hardwoods, Inc. to operate at a more efficient capacity, and thereby increase its revenues.

         The Company plans to drill ___ wells during 1999 and will attempt to earn interests ranging from 12.5 percent to 50 percent interest in each well it drills. The Company's interest in these wells is expected to be financed by an energy lender.

         Year Ending December 31, 1998. Working capital for the period ending December 31, 1998, was a negative $___, compared to the same period in 1997, when working capital was a negative $___.

         During 1998, the major changes in the composition of the Company's current assets were: cash balances increased $___ from $___ to $___; accounts receivable balances decreased $___ from $___ to $___; inventories increased $___ from $___ to $___; and other current assets such as prepaids and notes receivable increased $___ from $___ to $___. The increase in cash balances was a result of prepaid drilling money received late in 1998.

         Current liabilities increased $___ from $___ to $___. The major components of this growth were from the Company's increase in the current portion of long term debt by $___ from $___ to $___, an increase in accounts payable, prepaid drilling monies and accrued liabilities of $___ from $___ to $___. Prepaid drilling monies accounted for $___ of this increase. Short term bank loans decreased $___ from $___ to $___.

         During 1997, the Company held negotiations with several financial institutions and potential investors with the intent of securing financing necessary to provide credit facilities for the Company to support existing and future capital requirements. In December, 1996, Daugherty Petroleum, Inc. signed a loan agreement with a subsidiary of Enron Capital and Trade Resources, Inc., in the amount of $340,000 providing financing for one well to be acquired and 50 percent of the drilling and completion costs of four natural gas wells. As of December 31, 1998, Daugherty Petroleum, Inc. owed $___ on this credit line. It is expected that, in addition to this credit facility, Daugherty Petroleum, Inc. will secure additional loans to develop its existing natural gas leasehold interests. The Company will see increased natural gas revenue when pipeline facilities are installed to allow gas flow from wells drilled in 1997 that have not been connected to the gas gathering system.

         In 1997, operating capital was improved by the issuance of 1,086,467 shares of Common Stock valued at $457,974 in lieu of cash payments to various consultants for services rendered. These shares reflected a total value of $457,974 and were issued, without discount, at market bid prices ranging from $
0.38 to $0.50 per share under Form S-8 registration statements filed by the Company.

         Due to losses experienced by the Company in 1998, it did not utilize any of the net operating loss carryforwards available to it for U.S. and Canadian tax purposes. As of December 31, 1998, the Company has $___ in net loss carry-forwards in the U.S. that will expire from 1999 through 2012. In addition, for Canadian federal tax purposes, these carry-forwards are Canadian $___ and expire at periods through 2004.

YEAR 2000 COMPLIANCE

         The Company's field and administrative operations have been reviewed for Year 2000 Compliance. Normal upgrades will result in essential operations being Year 2000 compliant. Some remaining operations, such as non-essential personal computers and non-financial software products, can be easily upgraded at nominal cost and inconvenience. The Company has contacted its gas purchasers and third party software and service vendors concerning

Year 2000 compliance. Those third parties not already compliant have indicated that they are working to be compliant. The Company will be preparing contingency plans regarding those third parties that do not currently meet Year 2000 compliance standards. Costs incurred to date, future costs, implementation of contingency plans and completion of modifications or replacements have not been and are not expected to be material or pose a material risk.

                                    BUSINESS

GENERAL

         Daugherty Resources, Inc. (the "Company") is a diversified natural resources company with assets in oil and gas, gold prospects, and a hardwood manufacturing facility. Originally formed in 1979 to develop gold properties in Alaska, the Company, through its 1993 acquisition of Daugherty Petroleum, Inc., has acquired substantial oil and gas interests in the Appalachian and Illinois Basins. In 1996, Daugherty Petroleum, Inc. concluded its acquisition of an 80 percent interest in Red River Hardwoods, Inc., a lumber drying and dimensional hardwood manufacturing facility based in Kentucky.

         The Company's strategy is to continue to expand its base in natural resources in the eastern part of the United States. To implement this strategy, the Company emphasizes the following elements:

         - Diversification of the Company's assets to take advantage of natural resources located in the vicinity of its operations.

         -        Reserve growth through high potential developmental drilling.

         - Balance between development drilling and acquisitions of proved oil and gas properties.

         -        A dedication to research and development in the energy field.

         - Conversion of the non-income producing gold assets to income producing assets.

         - Equity ownership and incentives to attract and retain employees.

         The Company has focused on its oil and gas drilling efforts through its subsidiary Daugherty Petroleum, Inc. in the Appalachian and Illinois Basins. Management has extensive experience in both basins, and the Company believes that there are significant undiscovered reserve potential and opportunities in the basins. The Company's concentration on these two basins helps keep operational expenses to a minimum.

AVAILABLE INFORMATION

         Pursuant to the Securities Act, the Company has filed a Registration Statement with the Commission of which this Joint Proxy Statement/Prospectus forms a part. This Joint Proxy Statement/Prospectus does not contain all of the information contained in the Registration Statement and the exhibits thereto, certain parts of which have been omitted in accordance with rules of the Commission. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete, and, in each instance, reference is made to the copy of the document so filed for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference.

         The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the Commission.

         The Registration Statement and the exhibits thereto, along with the reports, proxy statements and other information filed by the Company pursuant to the Exchange Act, are on file with, and may be examined without charge, at the following public reference facilities of the Commission: 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549; 7 World Trade Center, Suite 1300, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may be obtained, at prescribed rates, from the Public Reference Room of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Any interested person may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains an Internet web site that contains reports, proxy and information statements, and other information, including registration statements, annual reports, quarterly reports, and periodic reports, of issuers who file electronically with the Commission. The address of that web site is http://www.sec.gov.

OIL AND GAS EXPLORATION AND PRODUCTION

         The Company is engaged through Daugherty Petroleum, Inc., which was incorporated in 1984, in the business of acquiring properties for the exploration and development of oil and gas, including lease acquisitions, participation in ventures involving other oil and gas companies and investors, and in farmins from other producers. Daugherty Petroleum, Inc. performs these services on behalf of the Company, investors in specific programs, and on a turnkey basis for other oil and gas companies. Daugherty Petroleum, Inc. has also acquired producing properties, both to operate and to resell. These acquisitions often require workover attempts and the purchase of these properties is usually based upon an assumed return on investment to the Company of four years or less. During 1998, the Company acquired mineral leases in its area of operations and expanded its reserve base through the drilling of ___ natural gas wells. For the three months ended March 31, 1999, the Company drilled ___ natural gas wells and completed ___ natural gas wells. Drilling operations for the first three months of 1999 were primarily related to a joint venture on the Company's farmout acreage acquired from Equitable Resources Energy Corporation.

         Daugherty Petroleum, Inc. continues to construct a natural gas pipeline gathering system and in 1998 completed ___ feet in the Appalachian Basin. For the three months ended March 31, 1999, the Company extended its gas gathering system by ___ feet. This system has allowed Daugherty Petroleum, Inc. to extend its operations and will allow further exploration into areas previously inaccessible to pipeline gathering systems.

         Daugherty Petroleum, Inc. is active in gas exploration, development and production in the western edge of the Appalachian Basin in eastern and southeastern Kentucky. The Appalachian Basin, which has relatively shallow production, is the oldest and, geographically, one of the largest producing regions in the United States. In the Appalachian Basin, Daugherty Petroleum, Inc. operates gas wells in Whitley, Knox, and Bell Counties, Kentucky. The wells range between 1,500 and 4,000 feet in depth with daily production ranging between 20 and 200 Mcf per day. The gas produced in the fields is of a good quality and dry. The proximity of the gas fields to the northeastern United States market has generally resulted in higher than average natural gas prices.

         The majority of Daugherty Petroleum, Inc.'s oil is produced from leases located in the western Kentucky portion of the Illinois Basin. The wells in which Daugherty Petroleum, Inc. owns interests are less than 2,500 feet deep, and each well typically produces one to five barrels daily. Daugherty Petroleum, Inc. acquired most of its oil production through acquisitions. Most fields in the Illinois Basin are eventually produced by waterflooding (secondary recovery methods), and it is the intention of the Company to waterflood some of its properties that have the characteristics to flood well. In addition to waterflooding to enhance production, the Company intends to drill on proven undeveloped leases that it owns.

         Daugherty Petroleum, Inc. owns a net ___ Bcf or its equivalent of proven natural gas reserves. The Company purchased .449 Bcf gas reserves in 1997 from Equitable Resources Energy Company. The Company sold its interests in 28 gas wells that contained 0.597 Bcf. For information relating to Daugherty Petroleum, Inc.'s proven reserves and proven undeveloped reserves, see the Consolidated Financial Statements provided with this Joint Proxy Statement/Prospectus.

         Dominion Reserves, Inc. On June 16, 1995, Daugherty Petroleum, Inc. signed a joint venture agreement with Dominion Reserves, Inc. to drill 15 wells in Knox County, Kentucky. The agreement also gave Dominion Reserves, Inc. a first option to drill additional wells in an area of mutual interest with the Company. These 15 wells have successfully been drilled.

         Los Alamos National Laboratory and University of Houston's Oil Recovery Center Research Project. On September 5, 1995, the Company signed a Cooperative Research and Development Contract with Los Alamos National Laboratory and the Regents of the University of California. The scope of the new contract is to "investigate the design of a development drilling program for gas fields." The Company continues to transmit data on field geology and well production to the Los Alamos Laboratory for digitization. After all the information is obtained and digitized, analysis will be performed to study areas for potential development and assist the Company in selecting drilling locations for greater enhancement of natural gas reserves.

         Equitable Resources Energy Company Farmout Agreement. On April 12, 1996, Daugherty Petroleum, Inc. entered into a Farmout Agreement with Equitable Resources Energy Company to develop 5,400 acres in Knox and Bell Counties, Kentucky. On October 3, 1997, Daugherty Petroleum, Inc. exercised its right pursuant to the terms of the farmout, to acquire an additional block of 8,500 acres contiguous to the original farmout acreage. Daugherty Petroleum, Inc. has negotiated drilling programs totaling 120 wells, some of which will be drilled on the farmout acreage. To date, ___ wells have been successfully drilled on the farmout acreage.

         Enron Capital & Trade Reserves, Inc. On December 11, 1996, Daugherty Petroleum, Inc. entered into a loan agreement with Joint Energy Development Investments Limited Partnership, a Delaware limited partnership managed by Enron Capital & Trade Resources, Inc., to fund four wells to be drilled on the EREC farmout acreage during the first quarter of 1997. On March 21, 1997, Daugherty Petroleum, Inc. drew the initial funds on the line of credit, and repaid the loan in its entirety in September 1998.

         Compass Bank Credit Facility. On August 26, 1998, Daugherty Petroleum, Inc. received a $1,000,000 revolving credit facility from Compass Bank, Houston, Texas. The facility is earmarked for funding the Company's portion of the first wells in the 100-well commitment signed in November, 1997. The wells will be drilled on three farmouts covering 18,000 acres in the Appalachian Basin.

         Environmental Energy, Inc. Oil and Gas Assets Acquisition. On November 3, 1997, Daugherty Petroleum, Inc. signed a Letter of Intent to acquire oil and gas producing properties and to enter into an extensive oil and gas exploration and financing program with Environmental Energy, Inc. The Agreement provides on closing that the Company will issue 1,200,000 shares of the Preferred Stock for oil and gas assets located in Kentucky, Louisiana and Tennessee. The Preferred Stock is to be convertible to shares of the Common Stock on a share-for-share basis within two years. Also, the Company will issue Warrants for 1,600,000 shares of the Common Stock. The Warrants will be exercisable as follows: 400,000 Series A Warrants exercisable at $1.75 per share, 200,000 Series B Warrants exercisable at $2.00 per share, 200,000 Series C Warrants exercisable at $2.50 per share, 200,000 Series D Warrants exercisable at $3.00 per share, 200,000 Series E Warrants exercisable at $3.50 per share, 200,000 Series F Warrants exercisable at $4.00 per share, and 200,000 Series G Warrants exercisable at $4.50 per share. The Series A-G Warrants may be exercisable for $1.00 while and only while the Company's Common Stock becomes and remains de- listed from The Nasdaq SmallCap Market.

         Environmental Energy, Inc. Agreement to Build Utility Franchise. On November 3, 1997, Daugherty Petroleum, Inc. signed an agreement to build and operate a natural gas utility in Southern Kentucky that is owned by Environmental Energy, Inc. and its affiliates. Under the Agreement, Daugherty Petroleum, Inc. will be responsible for the design installation, construction and subsequent operation of the utility. The Company is contractually obligated to issue Options covering 400,000 shares of the Common Stock to Environmental Energy. The Options are exercisable at $5.00 per share and will expire in 2002.

         Niagara Oil, Inc. During 1996, Daugherty Petroleum, Inc. entered into an agreement to sell its subsidiary, Niagara Oil, Inc. and to perform certain rework services on the wells and waterflood equipment. The agreement requires Daugherty Petroleum, Inc. to conclude negotiations with the United States Environmental Protection Agency relating to the terms of an Administrative Order, necessitated by violations of the prior operator, while detailing future operations of the wells. The EPA has tendered a draft Administrative Order and Daugherty Petroleum, Inc. has delivered its response. It is anticipated that, following public hearing, the Administrative Order will be issued and Daugherty Petroleum, Inc.'s sale of Niagara Oil, Inc. will be consummated during 1998.

         Production and Sales. For the three month period ending March 31, 1999, the Company's gross revenues increased $___ to $___ from $___ for the same period in 1998. The Company experienced a net loss of $___ in this period compared to a net loss of $___ in the same period of 1998.

         The Company's gross revenues were derived from drilling contract revenues of $___ (___ percent) from natural gas and oil operations and production revenues of $___ (___ percent) and lumber sales and produce manufacturing revenues of $___ (___ percent).

         During 1998, ___ percent of the Company's operating revenues were derived from its oil and gas related activities. The Company's oil and gas gross revenues totaled $___ and were comprised of turnkey contract revenues of $___ (___ percent); oil and gas production revenues of $___ (___ percent); and operating revenues of $___ (___ percent). Gas sales are dependent on a variety of factors beyond the control of the Company, including competition with other gas suppliers, seasonal demand for gas and access to gas markets through transportation systems owned by third parties. The Company sells its natural gas production on one and two year sales contracts. During the past several years there had been a worldwide surplus of oil that placed downward pressure on oil prices.

         Productive Wells and Acreage. Daugherty Petroleum, Inc. owns fractional working interests (cost bearing interests) in ___ gross (___ net) producing gas wells and in___ gross (___ net) producing oil wells. The majority of Daugherty Petroleum, Inc.'s gas production is located in southeastern Kentucky, in Whitley and Knox Counties. Oil production is located primarily in Henderson and Hopkins Counties in the western Kentucky portion of the Illinois Basin.

         A "gross well" is a well in which the Company owns a working interest. A "net well" is deemed to exist when the sum of the fractional working interests owned by the Company in gross wells equals one.

         As of December 31, 1998, Daugherty Petroleum, Inc., owned natural gas and oil mineral leases covering ___ gross (___ net) acres of land. In 1998, Daugherty Petroleum, Inc. had a budget of $___ for drilling exploratory wells, and $___ for drilling developmental wells.

         A "gross acre" is an acre in which a working interest is owned. The number of gross acres represents the sum of acres in which a working interest is owned. A "net acre" is deemed to exist when the sum of the fractional working interests in gross acres equals one. The number of net acres is the sum of the fractional working interests in gross acres expressed in whole numbers or fractions thereof.

         Drilling Activity. During 1998, Daugherty Petroleum, Inc., participated in the drilling of ___ gross (___ net) wells and the deepening of ___ existing wells. All of these wells were completed as wells capable of producing gas or oil in commercial quantities. For the three months ended March 31, 1999, the Company drilled ___ natural gas wells and completed ___ natural gas wells.

         Natural Gas and Oil Reserves. The following table sets forth information as to the Company's proved and proved developed reserves of natural gas and oil as of December 31, 1998, 1997, 1996, 1995, and 1994:

                                                                 GAS                             LIQUIDS
         TOTAL PROVED RESERVES AS OF:                           (MCF)                             (BBL)
         ----------------------------                           -----                           --------
         December 31, 1998
         December 31, 1997                                     9,379,587                          68,744
         December 31, 1996                                    14,509,433                         285,252
         December 31, 1995                                    10,353,988                         201,491
         December 31, 1994                                     7,844,657                         130,912

         As used herein, the term "Mcf" means thousand cubic feet, the term "MMcf" means million cubic feet, the term "Bcf" means billion cubic feet, and the term "Bbl" means barrel. Liquids include crude oil, condensate and natural gas liquids.

         The 1997 and 1998 oil and gas reserves were prepared by Wright and Company, Inc., Nashville, Tennessee. The 1994, 1995 and 1996 oil and gas reserves were prepared by the Company. No estimates of the Company's proved net oil and gas reserves have been filed with or included in reports to any federal authority or agency.

         Certain Factors Affecting Reserves. There are numerous uncertainties inherent in estimating quantities of proved reserves, including many factors beyond the control of the producer. The reserve data set forth herein represents only estimates. Reserve engineering is a subjective process of estimating underground accumulations of crude oil and natural gas that cannot be measured in an exact manner, and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. As a result, estimates of different engineers often vary. In addition, results of drilling, testing and production subsequent to the date of an estimate may justify revision of such estimate. Accordingly, reserve estimates are often different from the quantities of crude oil and natural gas that are ultimately recovered. The meaningfulness of such estimates is highly dependent upon the accuracy of the assumptions upon which they were based.

         Marketing. The revenues generated by the Company's exploration and production operations are highly dependent upon the prices of, and demand for, natural gas, and to a lesser extent, crude oil. For the last several years, prices of natural gas and crude oil have reflected a worldwide surplus of supply over demand. The Company saw higher prices for its natural gas beginning in 1996 and in December 1997, signed a one year contract for up to 1.5 MMcf per day at $2.47 per Mcf. The Company's efforts to expand its gathering system has improved its access to new markets where prices more closely reflect the Appalachian hub prices received by other operators in the Appalachian Basin.

         Market conditions for oil and gas are the result of a number of factors outside the control of the Company, including changing economic conditions, seasonal weather conditions, loss of markets to alternative fuels, increased foreign production, and governmental regulation. Historically, demand for, and prices of, natural gas are seasonal, generally peaking in the winter when heating requirements are highest.

         Most of the Company's natural gas production is sold to Southern Gas Company. A gas market is available through other potential customers, including The Wiser Oil Company and Delta Natural Gas Company. The Company sells approximately 60 percent of its crude oil production to Indiana Farm Bureau, Inc., with the balance being sold to refineries such as South Kentucky Purchasing and Bear Creek Oil. The Company believes that the loss of any purchaser of the Company's oil and gas production would not have a materially adverse affect on the Company.

         Competition. The oil and gas industry is highly competitive. The Company encounters competition from other oil and gas companies in all areas of its operations, including the acquisition of producing properties. The Company's competitors include major integrated oil and gas companies, numerous independent oil and gas companies, individuals, and drilling and income programs. Many of the Company's competitors are large, well-established companies with substantially larger operating staffs and greater capital resources than the Company. Such companies may be able to pay more for productive oil and gas properties and exploratory prospects and to define, evaluate, bid for, and purchase a greater number of properties and prospects than the Company's financial or human resources permit. The Company's ability to acquire additional properties and discover reserves in the future will depend upon its ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment.

         Government Regulation. The Company's oil and gas operations are subject to extensive state and federal regulations which have increased the cost of doing business by requiring additional equipment or methods to eliminate or reduce pollution and have increased financial exposure as in the case of federal laws and regulations which may result in absolute liability for cleanup or removal of contamination. Consequently, governmental agencies may from time to time suspend or curtail operations considered to be detrimental to the ecology or which may jeopardize public safety. The Company does not anticipate any material adverse effect on its financial or competitive position as a result of compliance with such laws and regulations.

GOLD AND SILVER PROPERTIES

         The Company's mining properties are located on the southeastern end of Unga Island in the Shumagin Islands group of the Aleutian Islands, approximately 579 miles southwest of Anchorage, Alaska. The mining properties cover over 381 acres, and are situated on 15 federal patented lode claims and one federal patented millsite claim (the "Apollo- Sitka Claims," which consist of approximately 280 acres) and six State of Alaska mining claims (the "Shumagin Claims," which consist of approximately 101 acres). A three mile road connects the two claim groups.

         The Aleutians East Borough (the "AEB") made application to the State of Alaska for surface rights on the Company's Shumagin Claims under the State Municipal Entitlements Act of 1989. The stated purpose of the AEB's selection was to obtain a land base which could support economic development. The Company was notified of this selection and the state's proposed conveyance of the surface land on December 1, 1994. The Company filed comments with the State of Alaska. The Company simultaneously notified the Alaska Department of Natural Resources, Division of Mining, of its intention to file an application to convert the Shumagin Claims to a State Upland Mining Lease. The latter application was subsequently submitted.

         A Final Finding and Decision on the AEB's application, issued January 18, 1996, contained a provision making the application subject to valid existing rights, easements, and reservations, including the Shumagin Claims. The grant Decision became final after expiration of an appeal period February 7, 1996. The Company retains the right to enter the land for drilling, developing, and otherwise operating its mineral holding. No adverse impact on the Company's Shumagin Claims or other exploration, development and mining activities on Unga Island is anticipated as a result of the Shumagin Claims' surface rights being transferred to the AEB. The Company's application for conversion of its Shumagin Claims to a State Upland Mining Lease is pending.

         Beginning in 1994, and continuing through 1996, the Company aggressively pursued the development of its mining properties and expanded its activities from those of simple maintenance of the physical property to preparing for its future development. In 1996, an update of the engineering data was completed to address reserve estimates as well as to review operational considerations and issues which were addressed in a number of meetings held in Anchorage, Alaska.

         Certain Factors Affecting Reserves and the Indicated Resources. The Company's Unga Island activities on the Apollo-Sitka and Shumagin Claims have brought the project to the mid-exploration stage. The reserves and indicated resources are estimates based on surface and underground sampling, drilling, and geologic inference. Complete assurance cannot be given that all of the reserves and indicated resources are recoverable. Metal price fluctuations, variations in production costs and mine/mill recoveries, environmental considerations, the results of exploration work and geologic interpretation, and other factors may require restatement of the reserves and indicated resources. Neither the reserves, indicated resources, nor projections of future operations should be interpreted as assurances of the economic life or profitability of future operations.

         Gold Price Volatility. The Company's anticipated profitability with respect to potential production mining activities, which could be initiated after completion of further exploration work, would be significantly affected by variations in the market price of gold. Gold prices can fluctuate widely and are affected by factors such as inflation, interest rates, currency exchange rates, central bank sales, forward selling by producers, supply and demand, global or regional political and economic crises and production costs in major gold producing regions such as South Africa and the republics of the former Soviet Union. The aggregate effect of these factors, all of which are beyond the Company's control, is impossible for management to predict.

         The volatility of gold prices is illustrated by the following table of the high, low and average afternoon fixing prices of gold per ounce in United States dollars on the London Bullion Market:

                                            YEAR ENDED DECEMBER 31
                                            ----------------------
                          1998              1997              1996              1995             1994
                          ----              ----              ----              ----             ----
         High             $                 $361              $415              $396             $396
         Low              $                 $283              $368              $372             $371
         Average          $                 $322              $391              $384             $384

         Factors in Bringing a Mineral Project into Production. The Company's decisions as to whether the mining properties contain mineable ore deposits and whether any property should be placed in production will depend on the results of phased exploration programs and feasibility studies, the recommendations of management and technical support, and the willingness and capability of the Company's co-venturers or other participants to proceed. This decision will involve consideration and evaluation of several significant factors, including, but not limited to (i) costs of bringing a property into production, including exploration, preparation of feasibility studies, development work, and the construction of exploration, development, and production mine/mill facilities;
(ii) availability and costs of
financing; (iii) production costs; (iv) metal market prices; (v) compliance requirements for environmental and mine safety and health regulations; and (vi) political climate and governmental regulations. Exploration and development of the properties may be expensive and take a number of years. There is no assurance that the Company, its co-venturers, or other participants will have the necessary funds for any of these activities.

THE MINING CLAIMS

         The Apollo-Sitka Claims and Millsite. Development of the Apollo-Sitka Claims started in 1887. The Claims were in production from 1891 through 1904. During this period, 500,000 tons of ore were extracted with a recovery of approximately 145,138 equivalent ounces of gold (0.29 ounces of equivalent gold per ton). Approximately 17,000 feet of underground working were driven during the mining of and search for oxide gold ore. A 60 stamp mill, located on the property, recovered approximately 75 to 80 percent of the gold contained in the oxide ore. Low recoveries of the lead, zinc, and copper sulfides contained in the ore were made. Mining operations were shut down in 1904 after the free-milling oxide reserve was depleted and exploratory work discovered only precious metal-bearing copper-lead- zinc sulfide ores, which were uneconomical to process with mill technology available at the time. The development of the flotation mineral recovery process and improvements in that process over the years may possibly have rendered the current Apollo-Sitka reserves and indicated resources economical at current metal prices, although the Company has made no efforts to determine the viability of the Apollo-Sitka Claims.

         The Apollo-Sitka Claims contain attractive precious/base metal exploration targets. Exploration would be conducted with a phased program involving surface and underground diamond drilling, further rehabilitation and equipping of the existing shafts, and level rehabilitation and geologic sampling and mapping. The existing mine workings, including those rehabilitated by the Company over 1980-1982, will be valuable during future underground exploration and development work on the Apollo-Sitka Claims.

         Apollo-Sitka Reserves. The following table sets forth information as to the Company's probable reserves of gold and silver as of December 31, 1996, with respect to the Apollo-Sitka Claims:

                 APOLLO-SITKA INDICATED RESOURCES AND RESERVES

         BLOCK               OUNCES PER TON                GOLD                    SILVER              CLASSIFICATION
         -----               --------------                ----                    ------              --------------
Apollo (1)                    2,250,000                    0.145(2)                  8.0              Indicated Resource

Sitka (3)
            A                     7,000                    0.203                    2.67                   Proven
            B                     1,650                    0.188                    2.42                   Proven
            C                     8,150                    0.131                    1.73                   Proven
                                  -----                    -----                    ----
Total/Average                    16,800                    0.167                    2.19
                                 ======

            D                     1,560                    0.212                    2.85                  Probable
            E                     2,390                    0.096                    1.45                  Probable
            F                     3,680                    0.002                    0.22                  Probable
            G                    14,670                    0.001                    1.02                  Probable
                                 ------                    -----                    ----
Total/Average                    22,300                    0.026                    1.06
                                 ======
---------------

(1) Based solely on Frank R. Brown's report, APOLLO CONSOLIDATED GOLD MINING COMPANY, 1935. Mr. Brown classified the reserve as "Probable." The reserve is re-classified as an INDICATED RESOURCE, which conforms to current guidelines for reporting resources and reserves.

(2) Based on the assumption that Mr. Brown used a $20.67 per ounce gold price in his 1935 report.

(3)  Alaska Apollo Gold Mines, Ltd., internal report, December 1983.

         The Shumagin Claims. The Shumagin Claims are located approximately 2.5 miles north of the Apollo-Sitka Claims and consist of six State of Alaska mining claims. They are connected to the Apollo-Sitka Claims by a three-mile road.
Gold and silver mineralization was encountered on the Shumagin Claims in 1983, when the Company diamond drilled 3,190 feet. From its discovery in 1983 to December 31, 1995, management estimates that the Company has spent $5.5 million on exploration of the Shumagin Claims. Funds for this exploration were provided by a party interested in the exploration of the claims (approximately $350,000 in 1989) and the balance through the sale of the Company's Common Stock in 1983 ($3,002,272), 1985 ($416,305) and 1987 ($1,613,382).

         An independently prepared reserve estimate, incorporating the ore intercept in a deep 1990 diamond drill hole as well as the previous Company's raw drill hole and trench data, was completed by Edward O. Strandberg, Jr., P.E., Mining Engineer, on March 30, 1995. The ore reserves are defined by 17,963 feet of diamond drilling, 1,827 feet of percussion drilling, 1,017 feet of trenching, 286 feet of crosscuts, and 641 feet of drift. The reserves appear to be contained in six ore shoots ranging over 1,334 feet vertically and 1,782 feet horizontally. Strong structural control of the ore deposit is evident. The deposit is open in all quadrants and at depth.

         Ore continuity determined by the exploration work allows classification of a reserve as drill/trench-inferred and inferred ore. Drill/trench-inferred reserves are determined based upon geologic inference and drilling and/or trenching. The inferred reserve is estimated by projection from or between drill/trench-inferred ore blocks. Reserves in both classifications are mineable reserves, based on a current site specific operating cost estimate for underground cut and fill mining of the ore with shaft access.

         A break-even cutoff grade of 0.27 ounces of gold per ton was determined at a 200 ton per day cut and fill ore production rate and a $375 gold price. The break-even grade is sensitive to mining and milling costs, the gold price, and mill recovery. Fixed costs, such as royalties and gold refining charges further impact the break-even cutoff grade. A minimum mining width of four feet and a tonnage factor of 12 cubic feet per ton were employed.

         Additional exploration work is necessary in order to verify the reserves as demonstrated mineable reserves in the proven and probable measured reserve categories, and to expand reserves. It is anticipated that this work will include surface exploration, diamond drilling, shaft sinking and exploration drifting, crosscutting, raising, and diamond drilling from underground drill stations. A decision to place the ore deposit in production is contingent upon favorable completion of further exploration and preliminary and final feasibility studies.

         The Aleut Corporation controls approximately 10 percent of the Company's drill/trench-inferred gold reserves and approximately 31 percent of the Company's inferred gold reserves. This distribution is based on vertical claim line boundaries on the Shumagin patented claim pattern. The Aleut Corporation's share in current gold reserves is assumed to be in ore outside the vertical downward projection of the patented claim pattern. The ore reserve division assumes no assertion of extralateral rights by either the Company or the State of Alaska.

         The increase in reserves over 1993-1994 levels reflected in the March 30, 1995, estimate is the result of the incorporation of a deep 1990 diamond drill hold drill log and assay data and additional geologic interpretation in the reserve analysis. Classification of the reserve as drill/trench-inferred and inferred ore in the 1995 reserve estimate is consistent with current industry practice.

         The Shumagin Gold and Silver Reserves. The following table sets forth information as to the Company's reserves of gold and silver as of December 30, 1995, with respect to the Shumagin Claims.

                    SHUMAGIN RESERVES (UNCUT AND UNDILUTED)

                                                    OUNCES PER TON                                      OUNCES
                                                    --------------                                      ------
                                 TONS                GOLD               SILVER               GOLD              SILVER
                                 ----                ----               ------               ----              ------
Drill/Trench Inferred           149,283             0.891                4.24              133,005             633,081
Inferred                        131,052             0.700                3.00               91,755             392,794
                                -------             -----                ----              --------            -------
Total/Average                   280,335             0.802                3.66              224,760            1,025,875
                                =======                                                    =======            =========

         The Shumagin reserve estimate was prepared by Edward O. Strandberg, Jr., P.e., independent consulting mining engineer and documented in a report dated March 30, 1995. Since March 30, 1995, no major favorable or adverse event has occurred which the Company believes significantly affects or changes estimated reserve quantities as of that date except for the lower market price of gold.

     Climate. The climate relating to the mining properties is relatively mild due to the proximity of the Japanese Current. The temperature rarely falls below zero degrees Fahrenheit and the ocean has a mean temperature of 53 degrees Fahrenheit. The annual average rainfall on Unga Island is between 45 and 50 inches, one-third of this falling as snow. Unga Island is on the same latitude as Ireland and Denmark.

     Competition. The mining industry is intensely competitive. The Company competes with numerous individuals and companies, including major mining companies which have greater technical and financial resources than the Company. The level of competition for desirable mining leases, suitable prospects for drilling operations, and for project funds is high.

     Permitting. Various permits are required from governmental bodies for exploration, development, and mining operations to be conducted. No assurance can be given that such permits will be received, or that environmental standards imposed by federal, state, or local authorities will not be changed with material adverse effects on the Company=s activities. Compliance with such laws may cause delays and require additional capital. The Company may be subject to environmental damage liability which it may elect not to insure against due to prohibitive premium costs and other reasons. The Company continues to respect and make every effort to preserve the environment and terrain of Unga Island. The Company is in material compliance with all federal, state and local laws relating to current activities.


RED RIVER HARDWOODS, INC.

         On November 18, 1996, pursuant to a plan of reorganization under Chapter 11 of the U.S. Bankruptcy Code, Daugherty Petroleum, Inc. acquired an 80 percent interest in Red River Hardwoods, Inc., a lumber dimension production facility located in Clay City, Kentucky. Red River Hardwoods, Inc. produces rough semi-machined and fully-machined wood component products for the construction and furniture industries. These components include interior trim and mouldings, hardwood flooring, and furniture parts. The Company purchases green lumber from local saw mills and kiln dries the lumber used in its operations.

         Subsequent to the bankruptcy, Daugherty Petroleum, Inc., assigned 20 percent of the outstanding common stock in Red River Hardwoods, Inc., or 4,000 shares, to one of its shareholders, Trio Growth Trust. Additionally, Trio Growth Trust was granted an option to acquire 2,660 additional shares of the common stock of Red River Hardwoods, Inc., to bring its percentage ownership to 33.3 percent.

EMPLOYEES

         At March 31, 1999, the Company employed ___ persons.

PROPERTIES

         In addition to the properties discussed above with respect to each business segment, the Company leases office space in Lexington, Kentucky, for its executive offices pursuant to a lease which will expire May 31, 2003. The Company maintains customary compensation, liability, and property insurance for all of its operations, which also includes well coverage for oil and gas exploration and production activities.

LEGAL PROCEEDINGS

         From time to time, the Company is involved in litigation relating to claims arising out of its operations in the normal course of its business. The Company maintains insurance coverage against potential claims in an amount which it believes to be adequate. The Company believes that it is not presently a party to any litigation the outcome of which would have a material adverse effect on its results of operations or financial condition.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         Set forth below are the directors and executive officers of the Company, together with their ages as of the date of this Joint Proxy Statement/Prospectus. Each director is elected for a one year term and serves until his successor is elected and qualified.

               NAME                    Age                     Position                    Director/Officer Since
               ----                    ---                     --------                    ----------------------
William S. Daugherty                   44       Chairman of the Board, President
                                                and Chief Executive Officer                    September 1993
James K. Klyman                        43       Director                                          May 1992
Charles L. Cotterell                   73       Director                                         June 1994
D. Michael Wallen                      44       Vice President and Secretary                    January 1997
Daryl J. Greattinger                   43       Chief Financial Officer                          June 1997

          A description of the business experience during the past several years for each of the directors and executive officers of the Company and certain significant employees of the Company is set forth below.

         William S. Daugherty, age 44, has served as Director, President and Chief Operating Officer of the Company since September 1993. Mr. Daugherty has served as President of Daugherty Petroleum, Inc. since 1984. In 1995, Mr. Daugherty was elected as Chairman of the Board of the Company. Mr. Daugherty is past president of the Kentucky Oil and Gas Association and the Kentucky Independent Petroleum Producers Association. Mr. Daugherty also serves as the Governor's Official Representative to the Interstate Oil and Gas Compact Commission.

          James K. Klyman, age 43, has been a director since May 1992. For the past six years Mr. Klyman has been a computer software designer and programmer specializing in applied information technology.

          Charles L. Cotterell, age 73, has been a director since June 1994. Mr. Cotterell has been involved in the resources industry and has participated in the natural gas and oil industries in Western Canada and the United States, particularly in Kentucky. He is a Vice President of Konal Engineering Co., Ltd., is a past director of Mariner Mines, Ltd., Nordustrial, Ltd., Goliath Boat Co., and Dominion Power Press Equipment Co., Ltd., and the past President of Smith Press Automation Co., Ltd.

          D. Michael Wallen, age 44, joined Daugherty Petroleum, Inc. in March 1995 as Vice President of Engineering and was elected a Vice President of the Company in March 1997. Prior to joining the Company, Mr. Wallen served as the Director of the Kentucky Division of Oil and Gas for six years. Prior to serving as Director of the Kentucky Division of Oil and Gas, he worked as well drilling and completion specialist and as a gas production engineer in the Appalachian Basin for various operating companies.

          Daryl Greattinger, CPA, age 43, joined the Company and has served as Chief Financial Officer since June 1997. For the past sixteen years, Mr. Greattinger has been the owner and a practicing accountant of Greattinger and Crowley, a CPA practice located in Monticello, Kentucky. Previously, Mr. Greattinger held accounting positions at Petro 7, Inc., an independent oil and gas company, and International Harvester.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

          Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than 10 percent of a registered class of the Company's equity securities, to file with the Commission and The Nasdaq Stock Market initial reports of ownership and reports of changes in ownership of the Common Stock and other equity securities of the Company. Directors, officers and greater than 10 percent shareholders are required by the Commission's regulations to furnish the Company with copies of all Section 16(a) forms they file. All such persons have filed all required reports for the fiscal year ended December 31, 1998.

EXECUTIVE COMPENSATION

         The following table sets forth information regarding annual and long-term compensation with respect to the fiscal years ended December 31, 1998, 1997 and 1996 for services in all capacities rendered to the Company by William
S. Daugherty, the Chief Executive Officer of the Company. There was no other person serving as an executive officer of the Company at December 31, 1998, whose total annual salary and bonus exceeded $100,000. All of the unissued shares of the Common Stock described below and their per share values reflect the consolidation of the capital stock of the Company on a one share for five shares basis which occurred on June 22, 1998.

                           SUMMARY COMPENSATION TABLE

                                                                       ANNUAL COMPENSATION             LONG-TERM COMPENSATION
                                                                       -------------------             ----------------------
NAME AND PRINCIPAL POSITION                          YEAR              SALARY         BONUS ($)               OPTIONS #
---------------------------                          ----              ------         -----------             ---------
William S. Daugherty                                 1998
 Chairman and President                              1997               $75,000         12,500 (1)           400,000 (2)
                                                     1996               $86,538             -0-               40,000 (3)
-----------



(1) The bonus was in the form of 5,000 shares of the Common Stock valued at $2.50 per share. The shares represent bonuses approved by the Board of Directors on June 25, 1997. The shares were issued June 27, 1997.

(2) These options were approved on March 7, 1997 by the Board of Directors pursuant to the Daugherty Resources, Inc. 1997 Stock Option Plan, are exercisable at $1.546875 per share and vest over a five year period with 71,111 shares vesting during 1997. The options expire on March 6, 2002. Vesting is subject to Mr. Daugherty's continued employment.

(3) These options were approved on June 28, 1996 by the Board of Directors and are exercisable at $5.00 per share. The options vest over a four year period and expire five years from the date of vesting. Vesting is subject to Mr. Daugherty's continued employment.

         While the officers of the Company receive benefits in the form of certain perquisites, the individual identified in the foregoing table has not received perquisites which exceed in value the lesser of $50,000 or 10 percent of such officer's salary and bonus.

OPTION GRANTS IN 1998

         The following table provides details regarding the stock options indicated in the Summary Compensation Table as having been granted to the named executive officer in 1998. In addition, in accordance with the rules of the Commission, there are shown hypothetical gains or "option spreads" that could be realized for the respective options, based on arbitrarily assumed rates of annual compound stock price appreciation of five percent and 10 percent from the date the options were granted over the full five-year term of the options. No gain to the optionees is possible without an increase in the stock price which will benefit all shareholders proportionately. All of the unissued shares of the Common Stock described below and their per share values reflect the consolidation of the capital stock of the Company on a one share for five shares basis which occurred on June 22, 1998.

                                                                                    POTENTIAL REALIZABLE VALUE AT ASSUMED
                                                                                       ANNUAL RATES OF STOCK PRICE
                  INDIVIDUALS GRANTS                                                 APPRECIATION FOR OPTION TERMS (1)
-----------------------------------------------------------------  ---------------------------------------------------------

                                                   Percent of
                                                 Total Options
                           Number of Shares        Granted to        Exercise or
                              Underlying           Employees          Base Price       Expiration         5%           10%
         Name              Options Granted          in 1998         ($ per share)         Date            ($)          ($)
         ----              ---------------          -------         ------------     --------------      -----        ----
W.S. Daugherty (2)             400,000               93.02%           $1.546875        12-31-2007      $180,202      $389,429

------------

(1) These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises or stock holdings are dependent on the future performance of the shares of the Common Stock and overall stock market conditions. There can be no assurance that the amounts reflected in this table will be achieved.

(2) On June 25, 1997, the Board of Directors of the Company authorized the granting of incentive stock options covering 400,000 shares of the Common Stock for Mr. Daugherty vesting and exercisable in increments of 71,111 shares on March 7, 1997 and January 1, 1998, 1999, 2000, and 2001, with a final increment of 44,445 shares on January 1, 2002. All options authorized in favor of Mr. Daugherty in 1997 are exercisable at $1.546875 per share, expire five years from the date of vesting and are contingent upon Mr. Daugherty's employment at the time of vesting. As of March 31, 1999, these options have not been issued; however, the Company is obligated to issue them to Mr. Daugherty.

         THE FOLLOWING TABLE SHOWS THE NUMBER OF SHARES OF THE COMMON STOCK UNDERLYING ALL EXERCISABLE AND NON-EXERCISABLE STOCK OPTIONS HELD BY THE NAMED EXECUTIVE OFFICER AS OF DECEMBER 31, 1998. ALL OF THE UNISSUED SHARES OF THE COMMON STOCK DESCRIBED BELOW AND THEIR PER SHARE VALUES REFLECT THE CONSOLIDATION OF THE CAPITAL STOCK OF THE COMPANY ON A ONE SHARE FOR FIVE SHARES BASIS WHICH OCCURRED ON JUNE 22, 1998.

                    AGGREGATED FISCAL YEAR-END OPTION VALUES

                                    NUMBER OF UNEXERCISED                                 VALUE OF UNEXERCISED IN-THE-MONEY
                                   OPTIONS AT FISCAL YEAR-END (#)                           OPTIONS AT FISCAL YEAR-END ($)
                                  -------------------------------                       -----------------------------------

         NAME                       EXERCISABLE/UNEXERCISABLE                                 EXERCISABLE/UNEXERCISABLE
         ----                       -------------------------                                 -------------------------
WILLIAM S. DAUGHERTY                     161,111/398,889                                          $1,289/$5,961(1)

(1) The closing market price for the shares of Common Stock at December 31, 1998 was $___. Only the options granted in 1998 to Mr. Daugherty were in-the-money as of the end of the fiscal year.

         Mr. Daugherty received options to purchase 40,000 shares of the Common Stock in 1994 exercisable at $9.50 per share in increments of 10,000 shares each on December 10, 1994, 1995, 1996, and 1997. These options expired on December 10, 1998. In February 1995, the Board of Directors of the Company authorized the granting of incentive stock options covering 40,000 shares of the Common Stock for Mr. Daugherty vesting and exercisable in 10,000 share increments on February 27, 1995, 1996, 1997 and 1998. Additionally, on December 27, 1995, the Board of Directors of the Company authorized the granting of incentive stock options covering 40,000 shares of the Common Stock for Mr. Daugherty vesting and exercisable in 10,000 share increments on December 27, 1995, 1996, 1997 and 1998. All options authorized in favor of Mr. Daugherty in 1995 are exercisable at $5.00 per share, expire five years from the date of vesting and are contingent upon Mr. Daugherty's employment at the time of vesting. As detailed above, on June 28, 1996, the Board of Directors authorized the granting of incentive stock options to Mr. Daugherty covering 40,000 shares of the Common Stock. On March 7, 1997, pursuant to an Incentive Stock Option Agreement between the Company and Mr. Daugherty, the Administrative Committee of the Daugherty Resources, Inc. 1997 Stock Option Plan granted Mr. Daugherty options to purchase 400,000 shares of the Common Stock exercisable at $1.546875 per share. Options for 71,111 shares vested on March 7, 1997, with 71,111 shares vesting on January 1, 1998, 1999, 2000, and 2001, and the remaining 44,445 shares vesting on January 1, 2002. These options are contingent upon Mr. Daugherty's employment with the Company on the vesting dates. They expire on March 7, 2002. All of the unissued shares of the Common Stock described above and their per share values reflect the consolidation of the capital stock of the Company on a one share for five shares basis which occurred on June 22, 1998.

COMPENSATION OF DIRECTORS

         The Company compensates its non-employee directors for their services to the Company in the form of shares of the Common Stock registered on a Form S-8 Registration Statement. The Company also reimburses its directors for expenses incurred in attending board meetings. The Company paid the non-employee directors the following amounts during fiscal year 1998: Charles L. Cotterell and James K. Klyman each received ___ shares of common stock valued at $___ per share. Further, the Company has granted Options to acquire shares of the Common Stock to the following current directors of the Company, other than Mr.
Daugherty: Charles L. Cotterell and James K. Klyman each received Options for 2,000 shares of the Common Stock exercisable at $3.25 per share which vested on June 25, 1997 and expire on June 24, 2002. All of the unissued shares of the Common Stock described in this paragraph and in the below described table and their per share values reflect the consolidation of the capital stock of the Company on a one share for five shares basis which occurred on June 22, 1998.

                    AGGREGATED FISCAL YEAR-END OPTION VALUES

                                    NUMBER OF UNEXERCISED                            VALUE OF UNEXERCISED IN-THE-MONEY
                                   OPTIONS AT FISCAL YEAR-END (#)                      OPTIONS AT FISCAL YEAR-END ($)
                                  -------------------------------                    -----------------------------------
         NAME                       EXERCISABLE/UNEXERCISABLE                          EXERCISABLE/UNEXERCISABLE (1)
         ----                       -------------------------                          -----------------------------
James K. Klyman                             8,000/0                                                   -0-
Charles L. Cotterell                        8,000/0                                                   -0-

--------------

(1) The market price for the shares of the Common Stock at December 31, 1998 was below the option price for each share of the Common Stock.

         In 1993, Mr. Klyman was granted options to purchase 2,000 shares of the Common Stock exercisable at $9.50 per share and expiring December 10, 1998. On June 15, 1994, the Board of Directors approved the reduction of the exercise price of these options to $5.00. On June 15, 1994, Mr. Cotterell was granted an option to purchase 2,000 shares of the Common Stock in 1994 exercisable at $5.00 per share expiring December 10, 1998. On February 27, 1995, the Board of Directors approved the grant of options to Messrs. Klyman and Cotterell to purchase 2,000 shares of the Common Stock each exercisable at $5.00 per share and expiring February 27, 2000. On June 28, 1996, the Board of Directors approved the grant of options to Messrs. Klyman and Cotterell to purchase 2,000 shares of the Common Stock each exercisable at $5.00 per share and expiring June 28, 2001. On June 25, 1997, the Board of Directors approved the grant of options to Messrs. Klyman and Cotterell to purchase 2,000 shares of the Common Stock each exercisable at $3.25 per share and expiring June 24, 2002. All of the unissued shares of the Common Stock described above and their per share values reflect the consolidation of the capital stock of the Company on a one share for five shares basis which occurred on June 22, 1998.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

INDEBTEDNESS OF DIRECTORS, OFFICERS AND EMPLOYEES

         As of March 31, 1999, the aggregate indebtedness to the Company and to any other person which is the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by the Company of all present and former directors, officers and employees of the Company was $___.

                                                                    LARGEST AMOUNT
               NAME AND              INVOLVEMENT OF              OUTSTANDING DURING               AMOUNT OUTSTANDING
          PRINCIPAL POSITION       ISSUER OR SUBSIDIARY       LAST COMPLETED FISCAL YEAR         AS OF MARCH 31, 1999
          ------------------       --------------------       --------------------------         --------------------
William S. Daugherty (1)                 Lender                          $                                 $
President and Chief
Executive Officer
------------

(1) Part of the indebtedness of Mr. Daugherty to the Company is evidenced by a promissory note dated September 23, 1993 in the principal amount of $50,000. The debt was incurred to assist Mr. Daugherty in the payment of his legal expenses resulting from the acquisition by the Company of Daugherty Petroleum, Inc. By the terms of the note, the unpaid principal bears interest at the rate of six percent per annum and is repayable in monthly instalments of not less than $1,000 per month. Repayment commenced in November 1993. The note was originally due on December 31, 1997, has been extended until December 31, 1998. The note is unsecured. As of March 31, 1999, the unpaid principal balance of the note was $___. As of December 31, 1998, and March 31, 1999, Renfro Valley Broadcasting, Inc., a company wholly-owned by Mr. Daugherty was indebted to Daugherty Petroleum, Inc. in the amount of $___.

INDEBTEDNESS OF THE COMPANY TO A SHAREHOLDER

         Niagara Oil, Inc., a subsidiary of Daugherty Petroleum, Inc., is indebted to Jayhead Investments Limited., an affiliate of Alaska Investments Limited. The remaining balance of the indebtedness is $___ and bears interest at a rate of 10 percent beginning April 1, 1995. Payment terms are based on quarterly payments of interest only with the total principal and interest, if any, due in full June 1, 1999. This indebtedness is secured by the assets of Niagara Oil, Inc., as well as the corporate guarantee of Daugherty Petroleum, Inc.

FINANCING COMMITMENTS

         On January 6, 1997, Trio Growth Trust agreed to act as the underwriter in a private placement of up to $1,000,000 for the Company's 80 percent owned subsidiary, Red River Hardwoods, Inc. In consideration for such underwriting, the Company agreed to issue to Trio Growth Trust immediately exercisable warrants for the purchase of 300,000 shares of the Common Stock, such warrants having an exercise price of $0.625 per share pursuant to a Warrant Agreement dated March 7, 1997 between the Company and Trio Growth Trust. As a result of the underwriting agreement, Trio Growth Trust acquired a beneficial ownership of
11.93 percent of the Common Stock of the Company. In addition to the underwriting commitment of Trio Growth Trust, Exergon Capital S.A. agreed to participate in the underwriting of Red River Hardwoods, Inc., and in consideration thereof received immediately exercisable warrants for the purchase of 100,000 shares of the Common Stock, such warrants having an exercise price of $0.625 per share, pursuant to a Warrant Agreement dated March 7, 1997 between the Company and Exergon Capital S.A. As a result of said Warrant Agreement, Exergon Capital S.A. is the beneficial owner of 5.97 percent of the Common Stock of the Company.

                             PRINCIPAL SHAREHOLDERS

         The following table indicates the number of shares of the Common Stock owned beneficially as of March 31, 1999 by (i) each person known to the Company to beneficially own more than five percent of the outstanding shares of the Common Stock, (ii) each director, (iii) the officers of the Company, and (iv) all directors and executive officers as a group. Except to the extent indicated in the footnotes to the following table, each of the persons or entities listed therein has sole voting and sole investment power with respect to the shares of the Common Stock which are deemed beneficially owned by such person or entity. All of the unissued shares of the Common Stock described below and their per share values reflect the consolidation of the capital stock of the Company on a one share for five shares basis which occurred on June 22, 1998.

                                                                                            SHARES OWNED               PERCENT
               TITLE OF CLASS                           BENEFICIAL OWNER                    BENEFICIALLY               OF CLASS
               --------------                           ----------------                    ------------               --------

Common Stock................................  William S. Daugherty                            479,911 (1)               14.02
                                                120 Prosperous Place, Suite 201
                                                Lexington, Kentucky 40509
                                              Trio Growth Trust                               400,000 (2)               11.93
                                                18 York Valley Crescent
                                                Willowdale, Ontario M2P 1A7
                                              GraceChurch Securities Ltd.                     160,600                    4.79
                                                21 Abbotsbury House, Abbotsbury Road
                                                London W14 8EN, England
                                              Alaska Investments Limited                      202,667                    6.04
                                                Ospery House, 5 Old Street
                                                St. Helier, Jersey, Channel Islands, U.K.
                                              Exergon Capital S.A.                            200,000 (3)                5.97
                                                Dufourstrasse 101
                                                Zurich 8008, Switzerland
                                              Jayhead Investments Limited                     100,000 (4)                2.98
                                                18 York Valley Crescent
                                                Willowdale, Ontario M2P 1A7
                                              Charles L. Cotterell                             16,840 (5)                 *
                                              James K. Klyman                                   8,000 (6)                 *
                                              Environmental Energy, Inc.                      400,000 (7)               11.93
                                              Directors and executive officers as a group
                                                (5 persons)                                   560,651 (8)               16.42
----------------

Represents ownership of less than one percent.

(1) Includes 265,000 shares of the Common Stock, Warrants to purchase 23,800 shares of the Common Stock and Options to acquire 191,111 shares of the Common Stock which are currently exercisable.

(2) Consists of Warrants to purchase 400,000 shares of the Common Stock which are currently exercisable.

(3) Includes 100,000 shares of the Common Stock and Warrants to purchase 100,000 shares of the Common Stock which are currently exercisable.

(4) Consists of Warrants to purchase 100,000 shares of the Common Stock which are currently exercisable.

(5) Includes 8,840 shares of the Common stock and Options to purchase 8,000 shares of the Common Stock which are currently exercisable.

(6) Consists of Options to purchase 8,000 shares of the Common Stock which are currently exercisable.

(7) Consists of Options to purchase 400,000 shares of the Common Stock which are current exercisable.

(8) Includes 284,740 shares of the Common Stock, Options to purchase 252,111 shares of the Common Stock which are currently exercisable, and Warrants to purchase 23,800 shares of the Common Stock which are currently exercisable.

                            DESCRIPTION OF SECURITIES

         The following summary description of the capital stock of the Company, after the Domestication, does not purport to be complete and is qualified in its entirety by reference to the Daugherty Resources, Inc. Certificate of Incorporation and Bylaws, copies of which are attached as EXHIBIT C and EXHIBIT D, respectively. Furthermore, except as noted, the following discussion describes the capital stock of the Company assuming that the Domestication has already been effected. Currently, the authorized capital stock of the Company consists of 10,000,000 shares of the Common Stock, without par value per share, and 1,200,000 shares of the Preferred Stock, without par value per share. As of the date of this Joint Proxy Statement/Prospectus there are ___ shares of the Common Stock issued and outstanding, and 1,200,000 shares of the Preferred Stock issued and outstanding.

GENERAL

         The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, par value $0.001 per share, ___ shares of which will be issued and outstanding immediately following the Domestication, and 5,000,000 shares of Preferred Stock, par value $0.001 per share, 1,200,000 shares of which will be issued and outstanding immediately following the Domestication. Pursuant to an agreement with Environmental Energy, Inc., the issued and outstanding shares of the Preferred Stock may be convertible into shares of the Common Stock on a share-for-share basis within two years. Upon the expiration of the two year period, all of the shares of the Preferred Stock which have not been so converted will automatically convert into shares of the Common Stock. See "Business Oil and Gas Exploration and Production - Environmental Energy, Inc. Oil and Gas Assets Acquisition."

COMMON STOCK

         Subject to the rights of holders of the Preferred Stock then outstanding, holders of the Common Stock are entitled to receive such dividends as may from time to time be declared by the Board of Directors of the Company. Holders of the Common Stock are entitled to one vote per share on all matters on which the holders of the Common Stock are entitled to vote. Because holders of the Common Stock do not have cumulative voting rights, the holders of a majority of the shares of Common Stock represented at a meeting can select all of the directors.

         Holders of the Common Stock have no preemptive rights to subscribe for any additional securities that the Company may issue and there are no redemption provisions or sinking fund provisions applicable to the Common Stock, nor is the Common Stock subject to calls or assessments by the Company. All shares of the Common Stock to be outstanding upon completion of the Domestication will be legally issued, fully paid and nonassessable. Upon the liquidation, dissolution or winding up of the Company, holders of the shares of the Common Stock are entitled to share equally, share-for-share, in the assets available for distribution after payment to all creditors of the Company, subject to the rights, if any, of the holders of any outstanding shares of the Preferred Stock.

PREFERRED STOCK

         Pursuant to the Company's Certificate of Incorporation, the Board of Directors of the Company is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock from time to time in one or more series and to establish the number of shares to be included in each such series and to fix the designation, powers, preferences and relative, participating, optional and other special rights of the shares of each such series and any qualifications, limitations or restrictions thereof. Because the Board of Directors has such power to establish the powers, preferences and rights of each series, it may afford the holders of Preferred Stock preferences, powers and rights (including voting rights) senior to the rights of the holders of Common Stock. The issuance of rights to purchase shares of the Preferred Stock could be used to discourage an unsolicited acquisition proposal. Pursuant to an agreement with Environmental Energy, Inc. the 1,200,000 shares of the Preferred Stock held by Environmental Energy, Inc. will be convertible into shares of the Common Stock on a share-for-share basis within two years. Upon the expiration of the two year period, all of the shares of the Preferred Stock which remain outstanding will automatically convert into shares of the Common Stock. See "Business - Oil and Gas Exploration and Production - Environmental Energy, Inc. Oil and Gas Assets Acquisition."

WARRANTS

         The following table describes the Warrants that the Company has outstanding or are contractually bound to issue and that will continue to be obligations of the Company following the Domestication.

                 NUMBER OF
             UNDERLYING SHARES           EXERCISE PRICE         EXPIRATION DATE
             -----------------           --------------         ---------------
                   2,667                    18.00               Not Available
                   1,333                    18.00               Not Available
                   1,333                    18.00               Not Available
                 100,000                     2.50                  10/30/2000
                 300,000                    0.625                    3/6/2002
                  23,800                     2.50                   6/27/2001
                 100,000                    0.625                    3/6/2002
                 100,000                    0.625                    3/6/2002


OPTIONS

The following table describes the Options that the Company has outstanding and that will continue to be obligations of the Company following the Domestication

                 NUMBER OF
             UNDERLYING SHARES          EXERCISE PRICE           EXPIRATION DATE
             -----------------          --------------           ---------------
                  26,000                    $5.00                       12/10/98
                  40,000                     9.50                       12/10/98
                  70,000                     5.00                 2/27/2000-2003
                  69,000                     5.00                12/27/2000-2002
                  84,000                     5.00                 6/28/2001-2003
                 142,222                 1.546875                       3/6/2002
                  30,000                     3.25                      6/25/2002
                   4,000                     3.25                      6/25/2002
                 400,000                     5.00                      11/2/2002


         The Warrants granted to Trio Growth Trust, Exergon Capital S.A., and Jayhead Investments, Ltd. provide for "piggyback" and demand registration rights with respect to the Common Stock to be issued upon the exercise of any such Warrants. Moreover, the Options granted to Mr. Daugherty and others pursuant to the Company's Stock Option Plan provide that Option holders shall have demand registration rights with respect to any Common Stock issued upon the exercise of any such Options.

PROVISIONS HAVING POSSIBLE ANTI-TAKEOVER EFFECTS

         The Certificate of Incorporation and the Bylaws of the Company contain provisions that could have an anti-takeover effect. These provisions may discourage certain types of transactions which may involve an actual or threatened change of control of the Company although the Company did not adopt these provisions with the intent to discourage these types of transactions. Set forth below is a description of such provisions in the Certificate of Incorporation and the Bylaws. The Board of Directors has no current plans to formulate or effect additional measures that could have an anti-takeover effect.

         The Certificate of Incorporation of the Company grants the Board of Directors broad powers to fix by resolution the powers, preferences and rights, and the qualifications, limitations and restrictions on the Preferred Stock. This power could be used to create a class of Preferred Stock that, because of its rights, could discourage a potential takeover. Additionally, the Bylaws give the Board of Directors power to fill vacancies on the Board without shareholder approval. As a result, an incumbent Board, not a potential raider, would have control over board positions in the period between annual shareholders' meetings. Finally, the Bylaws provide for an advance notice procedure with regard to business to be brought before an annual meeting of shareholders, which could discourage a potential raider from taking action at such a meeting.

         Additionally, the Company is subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business transaction" with an "interested shareholder" for a period of three years after the date that the person became an interested shareholder unless (with certain exceptions) the business combination or the transaction in which the person became an interested shareholder is approved in a prescribed manner. A "business combination" generally includes, without limitation, a merger, assets or stock sale, or a transaction resulting in a financial benefit to the interested shareholder. An "interested shareholder" generally is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15 percent or more of a corporation's outstanding voting stock.

         A corporation may, at its option, exclude itself from the coverage of
Section 203 by an appropriate provision in its certificate of incorporation. The Company's Certificate of Incorporation contains such an exclusion in favor of William S. Daugherty, the Chairman and Chief Executive Officer of the Company. There is no comparable provision relating to business combinations under the BCCA.

EXCHANGE AGENT, TRANSFER AGENT AND REGISTRARS

         The Exchange Agent, Transfer Agent and Registrar for exchange of stock certificates following the Domestication will be Pacific Corporate Trust Company.

DIVIDEND POLICY

         The Company has never paid cash dividends on its common equity securities. The Company's current policy is to retain earnings, if any, to finance the anticipated growth of its business. Any further determination as to the payment of dividends will be made at the discretion of the Board of Directors and will depend upon the Company's operating results, financial condition, capital requirements, general business conditions and such other factors as the Board of Directors deems relevant. The Company may procure credit from third parties for additional capital for expansion and business development activities. It is likely that any credit facility procured by the Company may limit or restrict the Company's ability to pay cash dividends on the Common Stock of the Company as a Delaware corporation under certain circumstances. In the event that the Domestication is effected, it is anticipated that the dividend policy of the Company will be the same as the Company's current policy.

              CANADIAN AND UNITED STATES INCOME TAX CONSIDERATIONS

         The Domestication will result in certain income tax consequences in both the United States and Canada, which management believes will have a positive effect on the Company by reducing, over the long term, income taxes paid by the Company and giving the Company the flexibility to enter into certain types of mergers, acquisitions and combination transactions with U.S. corporations which could result in adverse tax consequences absent the Domestication. Certain tax consequences of the Domestication are summarized below.

         The following summary is of a general nature only and it is not intended to be, nor should it be construed to be, legal or tax advice to any shareholder of the Company. Accordingly, shareholders of the Company should consult their own tax advisers for advice with respect to the federal income tax consequences to them of the proposed Domestication and the exercise of dissenter's rights.

UNITED STATES TAX CONSEQUENCES

         General. The following is a summary of the material United States federal income tax consequences of the Domestication and the material United States federal income and estate tax consequences to Non-U.S. Holders (as defined below) of holding and disposing of the Common Stock (as defined below) of the Company.

         The summary is based on current law, which is subject to change (possibly retroactively). The summary does not discuss all aspects of U.S. taxation that may be relevant to security holders in light of their personal investment circumstances or to certain security holders subject to special treatment under U.S. tax laws (such as securities dealers, tax-exempt entities (including qualified retirement plans) and insurance companies) and does not discuss the tax consequences under state, local, or foreign laws. Security holders are urged to consult their own tax advisers regarding the federal, state, local, and other tax considerations of participating in the Domestication and of holding and disposing of shares of the Common Stock.

         The term "U.S. Holder" means a beneficial owner of the stock of the Company that is for U.S. federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in the United States or under the laws of the United States or of any state thereof, or (iii) an estate or trust whose income is includible in gross income for United States federal income tax purposes regardless of its source. The term "Non-U.S. Holder" means a beneficial owner of the stock of the Company that is not a U.S. Holder.

         Foreign Investment in Real Property Tax Act ("FIRPTA") Implications. The Company is a publicly traded Canadian corporation. All of its shares are owned by various U.S. and foreign shareholders. The Company owns 100 percent of Daugherty Petroleum, a U.S. corporation. Daugherty Petroleum's assets consist mainly of oil and gas properties and gold mining claims, which assets are deemed to be United States real property interests ("USRPI") as defined under IRC
Section 897(c)(1) such that Daugherty Petroleum qualifies as a United States real property holding company ("USRPHC") as a result of IRC Section 897(c)(2). The Company plans to change its place of incorporation to the United States via a reorganization under IRC Section 368(a)(1)(F) (the Domestication). Based on the above fact pattern and the following discussion, the Company would not be subject to FIRPTA income recharacterization under IRC Section 897 or withholding under IRC Section 1445; however, certain related reporting requirements are applicable.

         Prior to the enactment of FIRPTA, real property, although located in the United States, could be sold by foreign persons at a gain tax-free if the sellers were not engaged in a U.S. trade or businesection Congress enacted FIRPTA to establish equality of tax treatment between foreign and domestic investors. The general rule of FIRPTA is that gain or loss of a foreign person from the disposition of USRPI must be taken into account "as if" the foreign person were engaged in a U.S. trade or business, and "as if" the gain were effectively connected income. See IRC Section 897(a)(1). Inbound reorganizations that involve a transfer of U.S. real estate from a foreign corporation to a U.S. corporation in a reorganization are subject to special FIRPTA reorganization rules under IRC Sections 897(d) and (e). In general, those rules are intended to ensure that the gain on a U.S. real estate asset that is held by a foreign corporation will either be taxed at the time of the reorganization or be retained as future taxable gain in the form of carryover tax basis in the stock of the acquiring corporation.

         Regardless of whether the conversion of the Company into a United States Person ("the Company") occurs by corporate continuance or actual transfer, the following exchanges are deemed to occur in the Domestication:

         1. The Company transfers its assets (Daugherty Petroleum stock) to the Company in exchange for the Common Stock of the Company as a Delaware corporation in an exchange normally protected from gain recognition by IRC
Section 361(a), and the Company assumes the Company's liabilities (if any);

         2. The Company distributes the Common Stock of the Company as a Delaware corporation received in exchange for its assets to its shareholders in a distribution normally protected from gain recognition by IRC Section 361(c); and

         3. The shareholders of the Company exchange their shares of the Company for like shares of the Company as a Delaware corporation in an exchange normally protected from gain recognition by IRC Section 354.

         The IRC Section 361(a) Exchange. Any nonrecognition provision shall apply to a transfer by a foreign person of USRPI on which gain is realized only to the extent that the transferred USRPI is exchanged for USRPI which, immediately following the exchange, would be subject to U.S. taxation upon its disposition, and the transferor complies with the filing requirements of paragraph (d)(1)(iii) of Treasury Regulation Section 1.897-5T. See Treasury Regulation Section 1.897-6T(a)(l)-(3). However, Notice 89-57 has temporarily suspended the filing requirements of Treasury Regulation Section 1.897-5T(d)(1)(iii) if the following conditions are satisfied:

         1. The transfer or distribution otherwise qualifies in its entirety for nonrecognition under the temporary regulations under IRC Sections 897(d) and
(e);

         2. The Company does not have any other income that is effectively connected with a U.S. trade or business during the taxable year that includes the transfer or distribution under IRC Sections 897(d) and (e); and

         3. One of the following conditions is satisfied (a) a withholding certificate is obtained pursuant to Treasury Regulation Section 1.1445-3(a), or
(b) a notice of nonrecognition is submitted to the IRS pursuant to the provisions of Treasury Regulation Section 1.1445-2(d)(2).

         In the instant case, the Company would constitute a USRPHC, and the Company would be receiving USRPI in exchange for USRPI, Daugherty Petroleum stock. Also, a subsequent disposition of the Common Stock of the Company as a Delaware corporation by the Company would be subject to taxation. Therefore, the transfer by the Company of its Daugherty Petroleum stock to the Company in the IRC Section 361(a) exchange will not result in recognition of gain under FIRPTA.

         In addition, assuming the Company does not have any income that is effectively connected with a U.S. trade or business and the Company files a notice of nonrecognition with the Service, the Company will not have to comply with the reporting requirements of the FIRPTA regulations.

         The IRC Section 361(c) Distribution. IRC Section 897(d)(1) and Treasury Regulation Section 1.897-5T(c)(1) of the temporary regulations generally require that, if a foreign corporation makes a distribution of USRPI to a shareholder, then the foreign corporation must recognize any gain (but not loss) on the distribution. The gain recognized is the excess of the fair market value of USRPI at the time of the distribution over its adjusted basis. The amount which would be subject to taxation is equal to the difference between the fair market value of the Common Stock of the Company as a Delaware corporation and the Company's adjusted basis in that stock. Via the Domestication, the Company will receive a substituted basis in the Company equal to the Company's adjusted basis in Daugherty Petroleum. See IRC Section 358(a)(1). Moreover, as the Company's only asset is Daugherty Petroleum stock, the fair market value of the Company should be equal to the fair market value of the Company (which is readily determinable as it is publicly traded). Therefore, the amount which would be subject to tax under IRC Section 897 is effectively equal to the difference between the fair market value of the Company's Common Stock and the Company's adjusted tax basis in Daugherty Petroleum. The Company's basis in Daugherty Petroleum is greater than Daugherty Petroleum's fair market value. Since a loss would result in this transaction, IRC Section 897 would not apply to the IRC
Section 361(c) distribution.

         The IRC Section 354 Exchange. Although a foreign corporation may be a USRPHC, stock in a foreign corporation is not USRPI for purposes of determining gain or loss on the disposition of such stock. (IRC Section 897(c) generally defines USRPI as an interest in U.S. real property or any interest in a domestic corporation.) Therefore, the IRC Section 354 exchange is not taxable under FIRPTA as a transfer by the Company's shareholders is not a disposition of a USRPI subject to FIRPTA.

         Withholding Implications. Any person acquiring USRPI from a foreign person is required to withhold a tax of 10 percent of the amount realized by the foreign person. See Treasury Regulation Section 1.1445-1(b). The "amount realized" includes the gross amount of remuneration received or to be received by the seller including cash, notes, the fair market value of other property, and the assumption of liabilities. As a result, withholding will be required regardless of the amount of cash received. See Treasury Regulation Section 1.1445-1(g)(5). Special withholding rules apply to foreign corporations distributing USRPI to their shareholders under IRC Section 1445(e) and Treasury Regulation Section 1.1445-5. IRC Section 1445(e) and Treasury Regulation Section 1.1445-5 require foreign corporations which distribute USRPI to interest-holders to withhold 35 percent of the gain recognized on the distribution pursuant to IRC Section 897(d). See Treasury Regulation Section 1.1445-5(d).

         The IRC Section 361(a) Exchange. The IRC Section 361(a) exchange will not attract withholding if the Company gives notice to the Company that it is not required to recognize any gain or loss on the transaction due to the operation of a nonrecognition provision of the IRC, and the Company sends a copy of the Company's notice to the Assistant Commissioner (International) within 20 days of the date of transfer. See Treasury Regulation Section 1.1445-2(d)(2)(i).

         The IRC Section 361(c) Distribution. As no gain would be recognized on the IRC Section 361(c) distribution, the distribution should not attract withholding. See Treasury Regulation Section 1.1445-5(d). As a practical matter, a withholding certificate should be submitted to the Service on the date of or prior to the disposition. See Treasury Regulation Section 1.1445-5(d)(2)(ii).

         There are no withholding requirements in connection with IRC Section
354.

         Reporting Requirements. The following outlines the applicable reporting requirements pertaining to the above-described transaction.

         The IRC Section 361(a) Exchange. FIRPTA Reporting Requirements Notice 89-57 has temporarily suspended the filing requirements of Treasury Regulation
Section 1.897-5T(d)(1)(iii) if the following conditions are satisfied:

         1. The transfer or distribution otherwise qualifies in its entirety for nonrecognition under the temporary regulations under IRC Sections 897(d) and
(e);

         2. The Company does not have any other income that is effectively connected with a U.S. trade or business during the taxable year that includes the transfer or distribution under IRC Sections 897(d) and (e); and one of the following conditions is satisfied: (a) a withholding certificate is obtained pursuant to Treasury Regulation Section 1.1445-3(a), or (b) a notice of nonrecognition is submitted to the Service pursuant to the provisions of Treasury Regulation Section 1.1445-2(d)(2).

         As the Domestication qualifies in its entirety for nonrecognition, and the Company does not have any income that is effectively connected with a U.S. trade or business, the IRC Section 361(a) exchange satisfies the conditions set forth in Notice 89-57. Therefore, the Company does not have to fulfill the filing requirements of Treasury Regulation Section 1.897-5T(d)(1)(iii) (note, it is assumed that the Company will file a notice of nonrecognition. See IRC
Section 1445 reporting requirements, below).

         IRC Section 1445 Withholding Reporting Requirements. No particular form is required for the Company's notice to the Company that the Company is not required to recognize gain or loss with respect to the transfer. However, the notice must be verified as true and signed under penalties of perjury by a responsible officer of the Company. The following information must be set forth in paragraphs labeled to correspond with the designation set forth below. Treasury Regulation Section 1.1445-9T(b).

         1. A statement that the document submitted constitutes a notice of a nonrecognition transfer pursuant to the requirements of Treasury Regulation
Section 1.1445-2(d)(2);

         2. The name, identifying number (if any), and address of the Company;

         3. A statement that the Company is not required to recognize any gain or loss with respect to the transfer;

         4. A brief description of the transfer; and

         5. A brief summary of the law and facts supporting the claim that recognition of gain or loss is not required with respect to the transfer.

         the Company should submit this notice to the Assistant Commissioner (International) within 20 days of the transfer.

         The IRC Section 361(c) Distribution. Under Notice 89-57 (see The IRC ss.361(a) Exchange, above), no additional statements are required.

         As no gain would be recognized on the IRC Section 361(c) distribution, the distribution should not attract withholding. Treasury Regulation Section 1.1445-5(d). As a practical matter, a withholding certificate should be submitted to the Service on the date of or prior to the disposition. See Treasury Regulation Section 1.1445-5(d)(2)(ii). An application for a withholding certificate must be submitted to the Assistant Commissioner (International).

         The application must set forth information concerning the USRPI interest with respect to which the withholding certificate is sought, including the type of interest, and the contract price. The application must include a calculation of the maximum tax that may be imposed on the Company. The application must also include all evidence necessary to substantiate the claimed calculation, such as records of adjustments to basis or appraisal of fair market value.

         There are no reporting requirements in connection with IRC Section 354.

         Basis and Holding Period Considerations. The total basis of the Common Stock or the Preferred Stock received by a shareholder will equal his total basis in stock surrendered in the exchange. The holding period for shares will be the same as such shareholder's holding period for the shares surrendered, provided that the shares were held as a capital asset.

         Generally, a shareholder's basis in each share received would equal such shareholder's total basis in the shares surrendered divided by the total number of shares of received. However, the basis and holding period of specific shares (including shares of different classes) may be determined solely by reference to the basis and holding period of specific shares surrendered if the shareholder can specifically identify such shares.

         Pursuant to Temporary Treasury Regulation Section 7.367(b)-7(c), exchanging U.S. Holders who have held 10 percent or more of the total voting power of all classes of stock of the Company entitled to vote at any time during the five year period ending on the Effective Date of the Domestication would include in income (as dividend income) their pro rata portion of the Company's earnings and profits attributable to the stock exchanged to the extent that the fair market value of the stock exchanged exceeds its basis. The basis of the Common Stock received by certain foreign corporations treated as U.S. Holders pursuant to Temporary Treasury Regulation Section 7.367(b)-2(b) would then be increased by such amount. However, management has determined that the Company has no earnings and profits for this purpose.

         Each exchanging U.S. Holder must file with his District Director of the Service on or before the last day for filing his federal income tax return (determined by taking into account any extensions of time therefor) for the year in which the Domestication is consummated, the notice required by Temporary Treasury Regulation Section 7.367(b)-1(c). Any such U.S. Holder who fails to file the necessary notice and who fails to establish reasonable cause for such failure may be denied the benefit of the federal income tax consequences specified above.

         Consequences of the Domestication to Non-U.S. Holders. A Non-U.S. Holder who dissents and receives cash in exchange of his Common Stock or Preferred Stock will recognize gain or loss in the manner described above for U.S. Holders. A Non-U.S. Holder will not be subject to U.S. federal income tax with respect to capital gains unless (i) such gain is effectively connected with the conduct of a trade or business within the U.S. by such holder, (ii) such holder is an individual who has been present in the U.S. for at least 183 days during the taxable year of the disposition, the Common Stock or the Preferred Stock is a capital asset and either (a) such individual's "tax home" for federal income tax purposes is in the U.S., or (b) the gain is attributable to an office or other fixed place of business maintained in the U.S. by such individual, or
(c) the Company is or has been a USRPHC and the Non-U.S. Holder owned directly or pursuant to certain attribution rules at any time during the five-year period ending on the date of disposition more than five percent of the Company's Common Stock (assuming that Common Stock is regularly traded on an established securities market). As discussed above, the Company's wholly-owned subsidiary, Daugherty Petroleum, is a USRPHC.

         Consequences of the Domestication on Holders of Warrants and Options. Although the matter is not free from doubt, for United States federal income tax purposes, the Domestication should not result in the recognition of gain or loss under IRC Section 1001 to the holders of Warrants and Options in the Company. The Service or the courts could disagree with this characterization of the results to Warrant and Option holders and instead treat the transaction in connection with the Warrants and Options as a taxable exchange. In such event, each U.S. Holder of Warrants and Options will recognize gain or loss on the exchange equal to the difference between the fair market value of its Warrants and Options prior to the Domestication and the adjusted tax basis of its Warrants and Options of the

Company (which such gain or loss will be capital gain or loss if the Warrants and Options are capital assets that have been held for more than one year). Non-U.S. Holders of Warrants and Options will not be subject to United States federal income tax with respect to capital gains (resulting from the Domestication) unless (i) such gain is effectively connected with the conduct of a trade or business within the United States by such holder, (ii) such holder is an individual who has been present in the United States for at least 183 days during the taxable year of the disposition, the Warrants and Options are capital assets and either (a) such individual's "tax home" for federal income tax purposes is in the United States, or (b) the gain is attributable to an office or other fixed place of business maintained in the United States by such individual, or (c) the Company is or has been a USRPHC for federal income tax purposes and the Non-U.S. Holder of Warrants or Options is treated as owning directly or indirectly or pursuant to certain attribution rules at any time during the five-year period ending on the date of disposition more than five percent of the Company's Common Stock (assuming that the Common Stock is regularly traded on an established securities market). Each holder of Warrants and Options is urged to consult its own tax adviser regarding the tax consequences of the Domestication on its particular circumstances. See "Risk Factors - Risks Relating to Ownership of Company Securities and this Offering - Tax Consequences of the Domestication on Holders of Warrants and Options."

CONSEQUENCES TO NON-U.S. HOLDERS OF OWNING AND DISPOSING OF THE COMMON STOCK AND THE PREFERRED STOCK OF THE COMPANY AS A DELAWARE CORPORATION

         Dividends. Generally, dividends paid to a Non-U.S. Holder of Common Stock will be subject to U.S. withholding tax at the rate of 30 percent of the amount of the dividend, or at a lower applicable treaty rate. Under the income tax treaty between the United States and Canada, the withholding tax rate on dividends paid to most shareholders who are resident in Canada will be 15 percent. In the case of Canadian corporations that beneficially own 10 percent or more of the voting stock of the Company, such withholding rate will be five percent (six percent if paid in 1996). Under current Treasury regulations, dividends paid to an address outside the U.S. are presumed to be paid to a resident of such country for purposes of determining the applicability of a treaty rate. Under proposed Treasury regulations not currently in effect, however, a holder of Common Stock who wished to claim the benefit of an applicable treaty rate would be required to file certain forms with the Company or its agent. Such forms would contain the holder's name and address and other pertinent information certified by such holder under penalties of perjury.

         If, however, the dividend is effectively connected with the conduct of a trade or business within the U.S. by a Non-U.S. Holder, the dividend will be subject to regular U.S. federal income tax, which is not collected by withholding, provided the Non-U.S. Holder files an Internal Revenue Service Form 4224 with the Company or its agent in accordance with current Treasury regulations. Moreover, in the case of a Non-U.S. Holder that is a corporation, a branch profits tax at the rate of 30 percent (or a lower applicable treaty rate) may be imposed on such corporation on its earnings (including dividends) effectively connected with a U.S. trade or business to the extent that such earnings are considered to be repatriated away from the U.S. trade or business.

         Sale of Common Stock. A Non-U.S. Holder will not be subject to U.S. federal income tax on any gain recognized upon the sale (or other disposition) of Common Stock unless (i) such gain is effectively connected with the conduct of a trade or business within the U.S. by such holder, (ii) such holder is an individual who has been present in the U.S. for at least 183 days during the taxable year of the disposition, the Common Stock is a capital asset and either
(a) such individual's "tax home" for federal income tax purposes is in the U.S., or (b) the gain is attributable to an office or other fixed place of business maintained in the U.S. by such individual, or (c) the Company is or has been a USRPHC and the Non-U.S. Holder owned directly or pursuant to certain attribution rules at any time during the five-year period ending on the date of disposition more than five percent of the Company's Common Stock (assuming that Common Stock is regularly traded on an established securities market). As discussed above, the Company's wholly-owned subsidiary, Daugherty Petroleum, is a USRPHC.

         Estate Tax. Common Stock owned (or treated as owned) by an individual who, at the time of death, is neither a citizen or a domiciliary of the U.S. will be includible in his gross estate for U.S. federal estate tax purposes and thus may be subject to U.S. estate tax, unless an applicable estate tax treaty provides otherwise.

INFORMATION REPORTING AND BACKUP WITHHOLDING

         The Company must report annually to the Service and to each shareholder the amount of cash proceeds paid as a result of the Domestication and dividends paid to, and the tax withheld with respect to, each shareholder. These reporting requirements apply regardless of whether withholding was reduced by an applicable tax treaty or not required. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement with the tax authorities in the country in which a Non-U.S. Holder resides.

         Shareholders may be subject to backup withholding at the rate of 31 percent with respect to cash proceeds from the Domestication, gross proceeds from the sale of the Common Stock, or dividends paid on the Common Stock, unless such holder (i) is a corporation or comes within certain other exempt categories, or (ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A shareholder who does not provide the Company with his correct taxpayer identification number may be subject to penalties imposed by the Service. U.S. backup withholding tax will generally not apply to payments to a payee at an address outside the U.S. unless the payor has knowledge that the payee is a U.S. person.

         Payment to a Non-U.S. Holder of the proceeds of a sale of Common Stock to or through a U.S. office of a broker will be subject to information reporting and backup withholding unless the holder certifies as to its status as a Non-U.S. Holder under penalties of perjury or otherwise establishes an exemption. Payment of the proceeds of a sale of Common Stock to or through a non-U.S. office of a broker generally will not be subject to backup withholding or information reporting; however, if such holder is (i) a U.S. person, (ii) a "controlled foreign corporation," or (iii) a foreign person that derives 50 percent or more of its gross income from the conduct of a trade or business in the U.S., such payment will be subject to information reporting (but currently not backup withholding) unless such broker has documentary evidence in its records that the holder is a Non-U.S. Holder and certain other conditions are met or the holder otherwise establishes an exemption.

         Any amounts withheld under the backup withholding rules will be credited against the shareholder's federal income tax liability, if any, or refunded, provided the required information is furnished to the Service.

CANADIAN FEDERAL INCOME TAX CONSEQUENCES

         The following is a general summary of the principal Canadian federal income tax consequences under the Income Tax Act (Canada) (the "Canadian Act") and the Canada-U.S. Tax Convention (1980) (the "U.S. Treaty") of the Domestication (also referred to as a "Continuance" under Section 37 of the BCCA) and the exercise of dissent rights as described herein to shareholders and holders of Warrants and Options of the Company.

         This summary is based upon and takes into account the current provisions of the Canadian Act and the current regulations thereunder (the "Regulations"), all specific proposals to amend the Canadian Act and the Regulations publicly announced by the Minister of Finance prior to the date hereof (the "Amendments"), and the Company's understanding of the current administrative practices published by Revenue Canada ("RCT"). This summary does not otherwise take into account or anticipate any changes in law, whether by judicial, governmental or legislative decision or action, nor, except as specifically noted herein, does it take into account tax laws or considerations of any province or territory of Canada or any jurisdiction outside Canada. Moreover, there can be no assurance that the Amendments will be enacted as proposed or that the Canadian Act, the Regulations thereunder or the administrative practices of RCT, respectively, will not change, in a manner which will affect the tax consequences of the transactions to the Company, the shareholders or the holders of Warrants and Options.

         This summary is based on the facts and agreements described herein and is also based on the assurances of management of the Company that no other transactions have been undertaken or are contemplated that would affect the matters dealt with herein.

         This summary is restricted to those shareholders and holders of Warrants and Options of the Company who, for purposes of the Canadian Act, are resident in Canada, deal at arm's length with the Company and hold their shares or Warrants and Options as capital property. A share, Warrant, or Option will generally be capital property to holders unless it is held in the course of carrying on a business of trading or dealing in securities, has been acquired in a transaction or transactions considered to be an adventure in the nature of trade, or is a mark-to-market property of certain financial institutions.

         This summary is of a general nature only, is not exhaustive of all potentially relevant Canadian federal income tax considerations and is not intended to be, nor should it be construed to be, legal or tax advice to any particular shareholder or holder of Warrants and Options. Therefore, shareholders and holders of Warrants and Options should consult their own tax advisers with respect to their particular circumstances.

         Domestication; Shareholders Consequences. The Domestication will not constitute a taxable event for the Company's shareholders or holders of Warrants and Options. Shareholders or holders of Warrants and Options of the Company will continue to hold their shares or Warrants and Options at the same adjusted cost base as before the Domestication.

         Any dividends paid by the Company to its shareholders on the Common Stock after the Domestication must be included in computing their income.

         After the Domestication, in the case of shareholders who are individuals, dividends received on Common Stock, as dividends on shares of a foreign corporation, will not be entitled to the benefit of the gross up and dividend tax credit rules in the Canadian Act. After the Domestication, in the case of corporate shareholders of which the Company is not a foreign affiliate for purposes of the Canadian Act, dividends received on Common Stock are not deductible in computing taxable income.

         Under the U.S. Treaty, the U.S. withholding tax on dividends paid by the Company after the Domestication will be 15 percent in most cases, and six percent for dividends paid in 1997 in the case of a Canadian corporation that owns at least 10 percent of the voting stock of the Company at the time the dividend is paid.

         U.S. withholding taxes imposed on such dividends may either be credited against Canadian taxes payable by the investor, or deducted by such investor in computing income for Canadian tax purposes, at the investor's option, subject to the detailed rules in the Canadian Act in that regard.

         Special rules apply to corporate shareholders that receive dividends from a foreign affiliate and such shareholders are advised to consult their own tax advisers with respect thereto.

         Domestication; Dissenting Shareholders. The consequences under the Canadian Act to a shareholder who dissents from the Domestication described herein and who receives a payment for his shares are discussed below.

         The receipt by a dissenting shareholder of a cash payment from the Company equal to the fair value of his Common Stock prior to the completion of the Domestication will generally be treated as a dividend to the holder of such shares to the extent that such payment exceeds the paid-up capital for purposes of the Canadian Act of the subject shares. The balance of the fair value paid (i.e. the amount equal to the paid-up capital of the shares) will generally be treated as proceeds of disposition of the subject shares for capital gains purposes. Consequently, such dissenting shareholders would realize a capital gain (capital loss) to the extent that the proceeds of disposition he receives for the share exceed (are exceeded by) the shareholder's adjusted cost base thereof. Notwithstanding the foregoing, if the dissenting recipient shareholder is a corporation resident in Canada, the full amount of the redemption proceeds received may be treated under the Canadian Act as proceeds of disposition, with the result that no dividend will be deemed to have been paid to the shareholder and any gain or loss realized by it upon disposition of the shares will be determined by reference to the full amount of the redemption proceeds. Corporate shareholders should consult their own adviser with respect to the applicability of these provisions.

         If the dissenting shareholder receives such cash payment after the Domestication, the payment will be treated as proceeds of disposition of the subject shares for capital gains purposes. Accordingly, the dissenting shareholder will realize a capital gain or loss as described above.

         Any capital loss arising on the exercise of dissent rights by a corporate shareholder of the Company will be reduced by dividends received or deemed to be received, including any deemed dividend arising from the exercise of dissent rights, on the subject shares to the extent and under the circumstances prescribed in the Canadian Act. Similar rules apply where a corporation is a member of a partnership or a beneficiary of a trust that owns shares of the Company. Under the Amendments, these rules will be extended to apply where a trust or partnership is a member of a partnership or a beneficiary of a trust that owns shares of the Company.

         Domestication; Company Consequences. The "corporate emigration" rules under the Canadian Act will apply upon Domestication. Accordingly, the Company will be deemed to have completed a taxation year immediately prior to it being granted articles of continuance in Delaware. In addition, each property owned by the Company immediately before the deemed year-end will be deemed to have been disposed by it for proceeds of disposition equal to that property's fair market value and immediately reacquired at a cost equal to such proceeds of disposition. Any gains or losses derived by the Company from such deemed disposition of property will be taken into account in determining the amount of the Company's taxable income for the taxation year which ends immediately before the Domestication. The amount of any taxable income so determined will be subject to tax in accordance with the provisions of the Canadian Act, and payable within 60 days after the Domestication. However, since the Company will realize no gain on such deemed disposition, the Company will incur no tax as a result of the Domestication.

         The Company will also be required to pay a special branch tax applicable to the amount by which the fair market value of the Company's property exceeds the aggregate of its liabilities, including any liabilities under the Canadian Act (other than the special branch tax itself), and the paid-up capital of its issued and outstanding shares at the time of the Domestication. The rate of tax under the U.S. Treaty is six percent, on the assumption that the Domestication occurs in 1998.

         Following completion of the Domestication, the Company will be considered to be a resident of the United States for Canadian tax purposes. Accordingly, it would only be required to pay Canadian tax on Canadian-source income rather than on its worldwide income.

ELIGIBILITY FOR INVESTMENT UNDER THE CANADIAN ACT

         Following the Domestication, the Common Stock or the Common Stock of the Company as a Delaware corporation, as the case may be, will not be qualified investments under the Canadian Act for trusts governed by registered retirement savings plans, registered retirement income funds and deferred profit sharing plans until the Common Stock or the Common Stock of the Company as a Delaware corporation, as the case may be, are listed on a prescribed stock exchange. Following the Domestication, the Common Stock or the Common Stock of the Company as a Delaware corporation, as the case may be, will be considered foreign property for the purposes of the foreign property limitations under the Canadian Act subject, however, to a 24 month grace period that generally applies to shares that had been held, or were exchanged for shares that had been held, prior to the Domestication. Pursuant to the Amendments, however, if an entity subject to the foreign property limitations acquired all of its Common Stock after 1995, otherwise than as a consequence of the exercise of rights acquired before 1996, its Common Stock will be classified as foreign property from the time of acquisition and it will not be eligible for such 24 month grace period.

SUMMARY

         The foregoing discussion of the tax aspects of the Domestication is a summary of the most significant of such aspects, based on the law as presently interpreted. There is no assurance that the present law or interpretations thereof will not be changed, with or without retroactive effect, or that the Service will agree with the conclusions of counsel as to the tax matters discussed above.

THE FOREGOING SUMMARY IS OF A GENERAL NATURE ONLY AND IT IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY SHAREHOLDER OF THE COMPANY. ACCORDINGLY, SHAREHOLDERS OF THE COMPANY SHOULD CONSULT THEIR OWN TAX ADVISERS FOR ADVICE WITH RESPECT TO THE FEDERAL INCOME TAX CONSEQUENCES TO THEM OF THE PROPOSED DOMESTICATION AND THE EXERCISE OF DISSENT RIGHTS.

                                 LEGAL OPINIONS

         Certain legal matters relating to the Domestication have been passed upon for the Company by Looper, Reed, Mark & McGraw, Incorporated, Houston, Texas.

                                  OTHER MATTERS

         The Board of Directors knows of no other matter to be presented at the Meeting. If any additional matter should be presented properly, it is intended that the enclosed proxy will be voted in accordance with the discretion of the persons named in the proxy.

                                OTHER INFORMATION

         The Consolidated Financial Statements included herein were audited by Kraft, Rothman, Berger, Grill, Schwartz & Cohen, auditors of the Company. No disagreement over accounting practices of the Company exists.

         The estimates of proved reserves of oil and gas and related estimates of future net revenues and present value thereof as of _________ included in this Joint Proxy Statement/Prospectus have been derived from the reports of ___, and all such information has been so included in reliance on the authority of such firm as experts regarding the matters contained in their report.

         The estimates of ore as of _________ included in this Joint Proxy Statement/Prospectus have been derived from the reports of Edward O. Strandberg, Jr., P.E., and all such information has been so included in reliance on the authority of such firm as experts regarding the matters contained in their report.

         A copy of the exhibits to this Joint Proxy Statement/Prospectus submitted to the Commission is available to each shareholder of record, at the cost of duplication, upon receipt of a written request addressed to the Company at 120 Prosperous Place, Suite 201, Lexington, Kentucky 40509. The Company will also make these materials available at the same cost to "beneficial owners" of such securities upon receipt of a similar written request, containing a representation that, as of April ___, 1999, such person was a beneficial owner of shares of the Common Stock.

         All information contained in this Joint Proxy Statement/Prospectus relating to the occupations and security holdings of directors and officers of the Company is based upon information received by the Company from such directors and officers.

     SHAREHOLDER PROPOSALS FOR 2000 ANNUAL GENERAL MEETING OF SHAREHOLDERS

         Proposals of shareholders intended to be presented at the 2000 Annual General Meeting of Shareholders must be received by the Company by ___, 1999 to be considered for inclusion in the proxy statement and form of proxy relating to the 2000 meeting.

                  APPROVAL OF JOINT PROXY STATEMENT/PROSPECTUS

         This Joint Proxy Statement/Prospectus and the enclosed form of proxy, and the sending thereof to the shareholders of the Company, have been approved by the Board of Directors of the Company.

                                             By Order of the Board of Directors,

                                             /s/ William S. Daugherty

                                             William S. Daugherty,
                                             Chairman of the Board and President

December 29, 1998

                                    EXHIBITS


Exhibit A         Special Resolution with respect to the Domestication

Exhibit B         Form of Certificate of Domestication of Daugherty Resources,
                  Inc.

Exhibit C         Certificate of Incorporation of Daugherty Resources, Inc.

Exhibit D         Bylaws of Daugherty Resources, Inc.

Exhibit E         Section 37 of the BCCA relating to Dissenter's Rights in
                  connection with the Domestication

Exhibit F         Section 207 of the BCCA relating to Dissent Procedure

                                                                       EXHIBIT A
                               SPECIAL RESOLUTION
                                THE DOMESTICATION


         Set forth below is the text of the resolution to be submitted with respect to the Domestication to the Shareholders at the Meeting.

         NOW THEREFORE BE IT RESOLVED AS A SPECIAL RESOLUTION THAT:

         1. The Company be and it is hereby authorized and directed to become domesticated as a corporation incorporated under the laws of the State of Delaware pursuant to the Delaware General Corporation Law (the "DGCL").

         2. The Company be and it is hereby authorized and directed to adopt a new Certificate of Incorporation and Bylaws, copies of which are attached to the Joint Proxy Statement/Prospectus furnished to the shareholders, to be effective upon the domestication of the Company as a Delaware corporation.

         3. Any director or officer of the Company be and he is hereby authorized and directed, for and in the name of and on behalf of the Company, to execute all such documents under the corporate seal or otherwise and to do all such other acts and things including without limitation, the execution of a Certificate of Domestication in the prescribed form and the delivery thereof to the Secretary of State of Delaware under the DGCL and the execution as an incorporator of the Certificate of Incorporation attached hereto and the delivery of the Certificate of Incorporation to the Secretary of State of Delaware, as he may determine in his sole and absolute discretion to be necessary or advisable to give effect to the foregoing provisions of this resolution, the execution of any such document or the doing of any such act or thing being conclusive evidence of such determination, provided that the directors of the Company may, in their sole discretion revoke this special resolution without further approval of the shareholders at any time prior to the filing of the Certificate of Domestication with the Secretary of State of Delaware.

                                                                       EXHIBIT B
                         CERTIFICATE OF DOMESTICATION OF
                            DAUGHERTY RESOURCES, INC.
            UNDER SECTION 388 OF THE DELAWARE GENERAL CORPORATION LAW



         1. The name of the corporation immediately prior to the filing of this Certificate of Domestication is Daugherty Resources, Inc. (the "Company").

         2. The Company was incorporated in the Province of British Columbia, Canada, on February 5, 1979.

         3. The name of the Company as set forth in its Certificate of Incorporation filed in accordance with Section 103 of the General Corporation Law of the State of Delaware is Daugherty Resources, Inc.

         4. Immediately prior to the filing of this Certificate of Domestication, the principal place of business of the Company was located in the State of Kentucky.

         IN WITNESS WHEREOF, this Certificate of Domestication has been executed on this the ___ day of May, 1999.


                                            DAUGHERTY RESOURCES, INC.



                                            By__________________________________
                                               William S. Daugherty, President

                                                                       EXHIBIT C
                          CERTIFICATE OF INCORPORATION
                                       OF
                            DAUGHERTY RESOURCES, INC.


                                    ARTICLE I

         The name of the Company is DAUGHERTY RESOURCES, INC.

                                   ARTICLE II

         The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

                                   ARTICLE III

         The purpose of the Company shall be to engage in any lawful act or activity for which corporations may be organized and incorporated under the General Corporation Law of the State of Delaware.

                                   ARTICLE IV

         1. AUTHORIZED STOCK. The total number of shares of stock which the Company shall have authority to issue is 105,000,000, consisting of 100,000,000 shares of common stock, par value $0.001 per share (the "Common Stock"), and 5,000,000 shares of preferred stock, par value $0.001 per share (the "Preferred Stock").

         2. PREFERRED STOCK. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized to create and provide for the issuance of shares of Preferred Stock in series and, by filing a certificate pursuant to the applicable law of the State of Delaware (the "Preferred Stock Designation"), to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

                  (a) The designation of the series, which may be by distinguishing number, letter or title.

                  (b) The number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding).

                  (c) Whether dividends, if any, shall be cumulative or noncumulative and the dividend rate of the series.

                  (d) The dates at which dividends, if any, shall be payable.

                  (e) The redemption rights and price or prices, if any, for shares of the series.

                  (f) The terms and amount of any sinking fund provided for the purchase or redemption of shares of the series.

                  (g) The amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company.

                  (h) Whether the shares of the series shall be convertible into shares of any other class or series, or any other security, of the Company or any other corporation, and, if so, the specification of such other class or series of such other security, the conversion price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible and all other terms and conditions upon which such conversion may be made.

                  (i) Restrictions on the issuance of shares of the same series or of any other class or series.

                  (j) The voting rights, if any, of the holders of shares of the series.

                  (k) Such other powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof as the Board of Directors shall determine.

         3. COMMON STOCK. The Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof. Each share of Common Stock shall be equal to each other share of Common Stock. The holders of shares of Common Stock shall be entitled to one vote for each such share upon all questions presented to the stockholders.

         4. VOTING RIGHTS. Except as may be provided in this Certificate of Incorporation or in a Preferred Stock Designation, or as may be required by applicable law, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes, and holders of shares of Preferred Stock shall not be entitled to receive notice of any meeting of stockholders at which they are not entitled to vote. At each election for directors every stockholder entitled to vote at such election shall have the right to vote, in person or by proxy, the number of shares owned by him for as many persons as there are directors to be elected and for whose election he has a right to vote. It is expressly prohibited for any stockholder to cumulate his votes in any election of directors.

         5. DENIAL OF PREEMPTIVE RIGHTS. No stockholder of the Company shall by reason of his holding shares of any class have any preemptive or preferential right to purchase or subscribe to any shares of any class of the Company now or hereafter to be authorized or any notes, debentures, bonds, or other securities convertible into or carrying options or warrants to purchase shares of any class, now or hereafter to be authorized, whether or not the issuance of any such shares, or such notes, debentures, bonds or other securities would adversely affect dividend or voting rights of such stockholder, other than such rights, if any, as the Board of Directors in its discretion may fix; and the Board of Directors may issue shares of any class of the Company, or any notes, debentures, bonds, or other securities convertible into or carrying options or warrants to purchase shares of any class, without offering any such shares of any class, either in whole or in part, to the existing stockholders of any class.

                                    ARTICLE V

         The name and mailing address of the incorporator is as follows:


            Name                                Address
            ----                                -------
     Norman T. Reynolds            1300 Post Oak Boulevard, Suite 2000
                                           Houston, Texas 77056

                                   ARTICLE VI

         The number of directors constituting the initial Board of Directors of the Company is three. The names and addresses of the persons who are to serve as directors until the first annual meeting of the stockholders, or until their successors have been elected and qualified are:


               Name                                Address
               ----                                -------
        William S. Daugherty            120 Prosperous Place, Suite 201
                                           Lexington, Kentucky 40509

          James K. Klyman               120 Prosperous Place, Suite 201
                                           Lexington, Kentucky 40509

        Charles L. Cotterell            120 Prosperous Place, Suite 201
                                           Lexington, Kentucky 40509

                                   ARTICLE VII

         All of the corporate powers of the Company shall be vested in and exercised by a Board of Directors consisting of the number of directors specified in the Bylaws of the Company. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

                  (a) To authorize and cause to be executed mortgages and liens upon the real and personal property of the Company.

                  (b) To set apart out of any of the funds of the Company available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

                  (c) The Board of Directors may, by resolution adopted by a majority of the whole Board, designate an Executive Committee, and one or more additional committees, to exercise, subject to applicable provisions of law, such powers of the Board in the management of the business and affairs of the Company as set forth in said resolution, but no such committee shall have the power or authority in reference to the following matters: (i) approving or adopting, or recommending to the stockholders, any action or matter expressly required to be submitted to the stockholders for approval or, (ii) adopting, amending or repealing any Bylaw of the Company. The Executive Committee and each such other committee shall consist of two or more directors of the Company. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Any such committee may to the extent permitted by law exercise such powers and shall have such responsibilities as shall be specified in the designating resolution. In the absence or disqualification of any member of such committee or committees, the member or members thereof present at any meeting and not disqualified from voting, whether or not constituting a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

                  (d) When and as authorized by the stockholders in accordance with law, to sell, lease or exchange all or substantially all of the property and assets of the Company, including its good will and its corporate franchises, upon such terms and conditions and for such consideration, which may consist in whole or in part of money or property including shares of stock in, and/or other securities of, any other corporation or corporations, as its board of directors shall deem expedient and for the best interests of the Company.

                                  ARTICLE VIII

         Whenever a compromise or arrangement is proposed between the Company and its creditors or any class of them and/or between the Company and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Company or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Company under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Company under the provisions of
Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Company, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Company, as the case may be, agree to any compromise or arrangement and to any reorganization of the Company as a consequence of such compromise or arrangement, the said compromise or arrangement and said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Company, as the case may be, and also on the Company.

                                   ARTICLE IX

         Bylaws of the Company may be adopted, amended or repealed by the Board of Directors or by the affirmative vote of the holders of a majority of the Company's stock, outstanding and entitled to vote at the meeting at which any Bylaw is adopted, amended or repealed. Such Bylaws may contain any provision for the regulation and management of the affairs of the Company and the rights or powers of its stockholders, directors, officers or employees not inconsistent with statute or this Certificate of Incorporation.

                                    ARTICLE X

         The Company reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

                                   ARTICLE XI

         The Company is to have perpetual existence.

                                   ARTICLE XII

         A director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that this Article shall not eliminate or limit the liability of a director: (a) for any breach of the director's duty of loyalty to the Company or stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law, or (d) for any transaction from which the director derived an improper personal benefit.

         If the Delaware General Corporation Law is amended after the date of filing of this Certificate to authorize corporate action further limiting or eliminating the personal liability of a director, then the liability of the directors of the Company shall be limited or eliminated to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of this Article by the stockholders of the Company or otherwise shall not adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification.

                                  ARTICLE XIII

         The Company shall be governed by Section 203 of the Delaware General Corporation Law. Provided, however, notwithstanding anything herein contained to the contrary, the provisions of Section 203 of the Delaware General Corporation Law shall not be applicable to William S. Daugherty.

                                   ARTICLE XIV

         The Company shall indemnify each director and officer of the Company who may be indemnified, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law ("Section 145"), as it may be amended from time to time, in each and every situation where the Company is obligated to make such indemnification pursuant to Section 145. In addition, the Company shall indemnify each of the Company's directors and officers in each and every situation where, under Section 145, the Company is not obligated, but is permitted or empowered, to make such indemnification. The Company may, in the sole discretion of the Board, indemnify any other person who may be indemnified pursuant to Section 145 to the extent the Board deems advisable, as permitted by such section. The Company shall promptly make or cause to be made any determination which Section 145 requires.

                                   ARTICLE XV

         1. No contract or transaction between the Company and one or more of its directors or officers, or between the Company and any other corporation, partnership, association, or other organization in which one or more of its directors or officers, are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board or committee which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose, if: (a) the material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the Board or the committee, and the Board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (b) the material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by a vote of the stockholders; or (c) the contract or transaction is fair as to the Company as of the time it is authorized, approved or ratified, by the Board, a committee or the stockholders.

         2. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board or of a committee which authorizes the contract or transaction.

         I, the undersigned, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this ___ day of May, 1999.



                                                  ------------------------------
                                                  NORMAN T. REYNOLDS

                                                                       EXHIBIT D
                       BYLAWS OF DAUGHERTY RESOURCES, INC.
              INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE


                                    ARTICLE I
                               OFFICES AND RECORDS

         1.1 DELAWARE OFFICE. The principal office of DAUGHERTY RESOURCES, INC. (the "Company") in the State of Delaware shall be located in the City of Wilmington, County of New Castle, and the name and address of its registered agent is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware.

         1.2 OTHER OFFICES. The Company may have such other offices, either within or without the State of Delaware, as the Board of Directors may from time to time designate or as the business of the Company may from time to time require.

         1.3 BOOKS AND RECORDS. The books and records of the Company may be kept outside the State of Delaware at such place or places as may from time to time be designated by the Board of Directors.

                                   ARTICLE II
                                  STOCKHOLDERS

         2.1 ANNUAL MEETING. The annual meeting of stockholders of the Company shall be held at such place, either within or without the State of Delaware, and at such time and date as the Board of Directors, by resolution, shall determine for the purpose of electing directors and for the transaction of such other business as may be properly brought before the meeting.

         2.2 SPECIAL MEETING. Subject to the rights of the holders of any series of stock having a preference over the Common Stock of the Company as to dividends or upon liquidation (the "Preferred Stock") to elect additional directors under specific circumstances, special meetings of the stockholders may be called by the Board of Directors or by one or more stockholders holding at least one-tenth of the shares entitled to vote at any such meeting.

         2.3 PLACE OF MEETING. The Board of Directors may designate the place of meeting for any meeting of the stockholders. If no designation is made by the Board of Directors, the place of meeting shall be the principal place of business of the Company in Lexington, Kentucky.

         2.4 NOTICE OF MEETING. Written or printed notice, stating the place, day and hour of the meeting and the purpose or purposes for which the meeting is called, shall be prepared and delivered by the Company not less than 10 days nor more than 60 days before the date of the meeting, either personally or by mail, to each stockholder of record entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail with postage thereon prepaid, addressed to the stockholder at such stockholder's address as it appears on the stock transfer books of the Company. Such further notice shall be given as may be required by law. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Company's notice of meeting. Meetings may be held without notice if all stockholders entitled to vote are present, or if notice is waived by those not present in accordance with Section 7.4 of these Bylaws. Any previously scheduled meeting of the stockholders may be postponed by resolution of the Board of Directors upon public notice given prior to the time previously scheduled for such meeting of stockholders.

         2.5 QUORUM AND ADJOURNMENT. Except as otherwise provided by law or by the Certificate of Incorporation, the holders of a majority of the voting power of the outstanding shares of the Company entitled to vote generally in the election of directors (the "Voting Stock"), represented in person or by proxy, shall constitute a quorum at a meeting of stockholders, except that when specified business is to be voted on by a class or series voting as a class, the holders of a majority of the voting power of the shares of such class or series shall constitute a quorum for the transaction of such business. The chairman of the meeting or a majority of the shares of Voting Stock so represented may adjourn the meeting from time to time, whether or not there is such a quorum (or, in the case of specified business to be voted on by a class or series, the chairman or a majority of the shares of such class or series so represented may adjourn the meeting with respect to such specified business). No notice of the time and place of adjourned meetings need be given except as required by law. The stockholders present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

         2.6 PROXIES. At all meetings of stockholders, a stockholder may vote by proxy executed in writing by the stockholder or as may be permitted by law, or by such stockholder's duly authorized attorney-in-fact. Such proxy must be filed with the Secretary of the Company or such stockholder's representative at or before the time of the meeting.

         2.7 NOTICE OF STOCKHOLDER BUSINESS AND NOMINATIONS.

                  (A) ANNUAL MEETINGS OF STOCKHOLDERS.

                           (1) Nominations  of persons for  election to the
Board of Directors of the Company and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders (a) pursuant to the Company's notice of meeting delivered pursuant to Section 2.4 of these Bylaws, (b) by or at the direction of the Board of Directors, or (c) by any stockholder of the Company who is entitled to vote at the meeting, who complied with the notice procedures set forth in clauses (2) and (3) of this paragraph (A) and this Bylaw and who was a stockholder of record at the time such notice is delivered to the Secretary of the Company.

                           (2) For nominations or other business to be properly
brought before an annual meeting by a stockholder pursuant to clause (c) of paragraph (A)(1) of this Bylaw, the stockholder must have given timely notice thereof in writing to the Secretary of the Company and such other business must otherwise be a proper matter for stockholder action. To be timely, a stockholder's notice shall be delivered to the Secretary at the principal office of the Company not less than 70 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of an annual meeting is advanced by more than 30 days, or delayed by more than 70 days, from the first anniversary date of the previous year's annual meeting, notice by the stockholder to be timely must be so delivered not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 70th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. Such stockholder's notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the regulations promulgated thereunder, including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the Company's books, and of such beneficial owner, and (ii) the class and number of shares of the Company which are owned beneficially and of record by such stockholder and such beneficial owner.

                           (3) Notwithstanding anything in the second sentence
of paragraph (A)(2) of this Bylaw to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Company is increased and there is no public announcement by the Company naming all of the nominees for director or specifying the size of the increased Board of Directors made by the Company at least 80 days prior to the first anniversary of the preceding year's annual meeting, a stockholder's notice required by this Bylaw shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal office of the Company not later than the close of business on the 10th day following the day on which such public announcement is first made by the Company.

                  (B) SPECIAL MEETINGS OF STOCKHOLDERS. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Company's notice of meeting pursuant to Section 2.4 of these Bylaws. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Company's notice of meeting (a) by or at the direction of the Board of Directors, or (b) by any stockholder of the Company who is entitled to vote at the meeting, who complies with the notice procedures set forth in this Bylaw and who is a stockholder of record at the time such notice is delivered to the Secretary of the Company. Nominations by stockholders of persons for election to the Board of Directors may be made at such a special meeting of stockholders if the stockholder's notice as required by paragraph (A)(2) of this Bylaw shall be delivered to the Secretary at the principal executive offices of the Company not earlier than the 90th day prior to such special meeting and not later than the close of business on the later of the 70th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.

                  (C) GENERAL.

                           (1) Only persons who are nominated in accordance
with the procedures set forth in this Bylaw shall be eligible to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Bylaw. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, the chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed in accordance with the procedures set forth in this Bylaw and, if any proposed nomination or business is not in compliance with this Bylaw, to declare that such defective proposal or nomination shall be disregarded.

                           (2) For purposes of this Bylaw, "public announcement"
shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Company with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

                           (3) Notwithstanding the foregoing provisions of this
Bylaw, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Bylaw. Nothing in this Bylaw shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Company's proxy statement pursuant to Rule 14a-8 under the Exchange Act.

         2.8 PROCEDURE FOR ELECTION OF DIRECTORS. Election of directors at all meetings of the stockholders at which directors are to be elected may be by written ballot, and, subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specific circumstances, a plurality of the votes cast thereat shall elect. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, all matters other than the election of directors submitted to the stockholders at any meeting shall be decided by a majority of the votes cast with respect thereto.

         2.9 INSPECTORS OF ELECTIONS; OPENING AND CLOSING THE POLLS.

                  (A) The Board of Directors by resolution shall appoint one or more inspectors, which inspector or inspectors may include individuals who serve the Company in other capacities, including, without limitation, as officers, employees, agents or representatives of the Company, to act at a meeting of stockholders and make a written report thereof. One or more persons may be designated as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate has been appointed to act, or if all inspectors or alternates who have been appointed are unable to act at a meeting of stockholders, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before discharging his duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his ability. The inspectors shall have the duties prescribed by the General Corporation Law of the State of Delaware.

                  (B) The secretary of the meeting shall fix and announce at the meeting the date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting.

         2.10 STOCKHOLDER ACTION BY WRITTEN CONSENT. Any action required to be taken at any annual or special meeting of stockholders, or any action which may be taken at any such meeting, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

                                   ARTICLE III
                               BOARD OF DIRECTORS

         3.1 GENERAL. The business and affairs of the Company shall be managed by or under the direction of its Board of Directors. In addition to the powers and authorities by these Bylaws expressly conferred upon them, the Board of Directors may exercise all such powers of the Company and do all such lawful acts and things as are not by law or by the Certificate of Incorporation or by these Bylaws required to be exercised or done by the stockholders.

         3.2 NUMBER, TENURE AND QUALIFICATIONS. Subject to the rights of the holders of any series of Preferred Stock to elect directors under specific circumstances, the number of directors shall be fixed from time to time pursuant to a resolution adopted by a majority of the Board of Directors but shall consist of not less than three directors. Each director shall hold office until his successor shall have been duly elected and qualified.

         3.3 REGULAR MEETINGS. A regular meeting of the Board of Directors may be held without other notice than this Bylaw immediately after, and at the same place as, each annual meeting of stockholders. The Board of Directors may, by resolution, provide the time and place for the holding of additional regular meetings without other notice than such resolution.

         3.4 SPECIAL MEETINGS. Special meetings of the Board of Directors shall be called at the request of the Chairman of the Board, the Chief Executive Officer or a majority of the Board of Directors. The person or persons authorized to call special meetings of the Board of Directors may fix the place and time of the meetings.

         3.5 NOTICE. Notice of any special meeting shall be given to each director at such director's business or residence in writing or by telegram or by telephone communication. If mailed, such notice shall be deemed adequately delivered when deposited in the United States mail so addressed, with postage thereon prepaid, at least five days before such meeting. If by telegram, such notice shall be deemed adequately delivered when the telegram is delivered to the telegraph company at least 24 hours before such meeting. If by facsimile transmission, such notice shall be transmitted at least 24 hours before such meeting. If by telephone, the notice shall be given at least 12 hours prior to the time set for the meeting. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Directors need be specified in the notice of such meeting. A meeting may be held at any time without notice if all the directors are present or if those not present waive notice of the meeting in writing, either before or after such meeting.

         3.6 QUORUM. A majority of the Board of Directors shall constitute a quorum for the transaction of business, but if at any meeting of the Board of Directors there shall be less than a quorum present, a majority of the directors present may adjourn the meeting from time to time without further notice. The act of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. The directors present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough directors to leave less than a quorum.

         3.7 VACANCIES. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specific circumstances, and unless the Board of Directors otherwise determines, vacancies resulting from death, resignation, retirement, disqualification, removal from office or other cause, and newly created directorships resulting from any increase in the authorized number of directors, shall be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum of the Board of Directors, and directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders and until such director's successor shall have been duly elected and qualified. No decrease in the number of authorized directors shall shorten the term of any incumbent director.

         3.8 EXECUTIVE AND OTHER COMMITTEES. The Board of Directors may, by resolution adopted by a majority of the whole Board, designate an Executive Committee, and one or more additional committees, to exercise, subject to applicable provisions of law, such powers of the Board in the management of the business and affairs of the Company as set forth in said resolution, but no such committee shall have the power or authority in reference to the following matters: (i) approving or adopting, or recommending to the stockholders, any action or matter expressly required to be submitted to the stockholders for approval or (ii) adopting, amending or repealing any Bylaw of the Company. The Executive Committee and each such other committee shall consist of two or more directors of the Company. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Any such committee may to the extent permitted by law exercise such powers and shall have such responsibilities as shall be specified in the designating resolution. In the absence or disqualification of any member of such committee or committees, the member or members thereof present at any meeting and not disqualified from voting, whether or not constituting a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Each committee shall keep written minutes of its proceedings and shall report such proceedings to the Board of Directors when required.

         A majority of any committee may determine its action and fix the time and place of its meetings, unless the Board of Directors shall otherwise provide. Notice of such meetings shall be given to each member of the committee in the manner provided for in Section 3.5 of these Bylaws. The Board of Directors shall have power at any time to fill vacancies in, to change the membership of, or to dissolve any such committee. Nothing herein shall be deemed to prevent the Board of Directors from appointing one or more committees consisting in whole or in part of persons who are not directors of the Company; provided, however, that no such committee shall have or may exercise any authority of the Board of Directors.

         3.9 REMOVAL. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specific circumstances, any director, or the entire Board of Directors, may be removed from office at any time, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

                                   ARTICLE IV
                                    OFFICERS

         4.1 ELECTED OFFICERS. The elected officers of the Company shall be a Chairman of the Board, a Chief Executive Officer, one or more Vice Presidents, a Secretary, and such other officers (including, without limitation, a President) as the Board of Directors from time to time may deem proper. The Chairman of the Board may also serve as the Chief Executive Officer. The Chairman of the Board shall be chosen from the directors. All officers chosen by the Board of Directors shall each have such powers and duties as generally pertain to their respective stockholders and of the Board of Directors. The Chairman shall make reports to the Board of Directors and the stockholders, and shall perform all such other duties as are properly required of him by the Board of Directors.

         4.2 ELECTION AND TERM OF OFFICE. The elected officers of the Company shall be elected annually by the Board of Directors at the regular meeting of the Board of Directors held at the time of each annual meeting of the stockholders. If the election of officers shall not be held at such meeting, such election shall be held as soon thereafter as convenient. Subject to Section
4.8 of these Bylaws, each officer shall hold office until such officer's successor shall have been duly elected and shall have qualified or until such officer's death or until such officer shall resign.

         4.3 CHAIRMAN OF THE BOARD. The Chairman of the Board shall preside at all meetings of the stockholders and of the Board of Directors. The Chairman shall make reports to the Board of Directors and the stockholders and shall perform all such other duties as are properly required of him by the Board of Directors.

         4.4 CHIEF EXECUTIVE OFFICER. The Chief Executive Officer shall be responsible for the general management of the affairs of the Company and shall perform all duties incidental to the Chief Executive Officer's office which may be required by law and all such other duties as are properly required of him by the Board of Directors. The Chief Executive Officer shall see that all orders and resolutions of the Board of Directors and of any committee thereof are carried into effect.

         4.5 PRESIDENT. The President (if one shall have been chosen by the Board of Directors) shall act in a general executive capacity and shall assist the Chairman of the Board in the administration and operation of the Company's business and general supervision of its policies and affairs. The President shall, in the absence of or because of the inability to act of the Chairman of the Board, perform all duties of the Chairman of the Board and preside at all meetings of stockholders and of the Board of Directors. The President may sign, alone or with the Secretary, or an Assistant Secretary, or any other proper officer of the Company authorized by the Board of Directors, certificates, contracts, and other instruments of the Company as authorized by the Board of Directors.

         4.6 VICE PRESIDENTS. Each Vice President shall have such powers and perform such duties as from time to time may be assigned to him by the Board of Directors or be delegated to him by the President. The Board of Directors may assign to any Vice President general supervision and charge over any territorial or functional division of the business and affairs of the Company.

         4.7 SECRETARY. The Secretary shall give, or cause to be given, notice of all meetings of stockholders and directors and all other notices required by law or by these Bylaws, and in case of the Secretary's absence or refusal or neglect so to do, any such notice may be given by any person thereunto directed by the Chairman of the Board, the Chief Executive Officer, or by the Board of Directors, upon whose request the meeting is called as provided in these Bylaws. The Secretary shall record all the proceedings of the meetings of the Board of Directors, any committees thereof and the stockholders of the Company in a book to be kept for that purpose, and shall perform such other duties as may be assigned to him by the Board of Directors, the Chairman of the Board or the Chief Executive Officer. The Secretary shall have the custody of the seal of the Company and shall affix the same to all instruments requiring it, when authorized by the Board of Directors, the Chairman of the Board or the Chief Executive Officer, and attest to the same.

         4.8 REMOVAL. Any officer elected by the Board of Directors may be removed by a majority of the members of the whole Board whenever, in their judgment, the best interests of the Company would be served thereby. No elected officer shall have any contractual rights against the Company for compensation by virtue of such election beyond the date of the election of such officer's successor or such officer's death, resignation or removal, whichever event shall first occur, except as otherwise provided in an employment contract or an employee plan.

         4.9 VACANCIES. A newly created office and a vacancy in any office because of death, resignation, or removal may be filled by the Board of Directors for the unexpired portion of the term at any meeting of the Board of Directors.

                                    ARTICLE V
                        STOCK CERTIFICATES AND TRANSFERS

         5.1 STOCK CERTIFICATES AND TRANSFERS.

                  (A) The interest of each stockholder of the Company shall be evidenced by certificates for shares of stock in such form as the appropriate officers of the Company may from time to time prescribe, unless it shall be determined by, or pursuant to, a resolution adopted by the Board of Directors that the shares representing such interest be uncertificated. The shares of the stock of the Company shall be transferred on the books of the Company by the holder thereof in person or by such person's attorney, upon surrender for cancellation of certificates for the same number of shares, with an assignment and power of transfer endorsed thereon or attached thereto, duly executed, with such proof of the authenticity of the signature as the Company or its agents may reasonably require.

                  (B) The certificates of stock shall be signed, countersigned and registered in such manner as the Board of Directors may by resolution prescribe, which resolution may permit all or any of the signatures on such certificates to be in facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Company with the same effect as if he were such officer, transfer agent or registrar at the date of issue.

                                   ARTICLE VI
                                 INDEMNIFICATION

         6.1 MANDATORY INDEMNIFICATION. Each person who was or is made a party or is threatened to be made a party, or who was or is a witness without being named a party, to any threatened, pending or completed action, claim, suit or proceeding, whether civil, criminal, administrative or investigative, any appeal in such an action, suit or proceeding, and any inquiry or investigation that could lead to such an action, suit or proceeding (a "Proceeding"), by reason of the fact that such individual is or was a Director or officer of the Company, or while a Director or officer of the Company is or was serving at the request of the Company as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another corporation, partnership, trust, employee benefit plan or other enterprise, shall be indemnified and held harmless by the Company from and against any judgments, penalties (including excise taxes), fines, amounts paid in settlement and reasonable expenses (including court costs and attorneys' fees) actually incurred by such person in connection with such Proceeding if it is determined that he acted in good faith and reasonably believed (A) in the case of conduct in his official capacity on behalf of the Company that his conduct was in the Company's best interests, (B) in all other cases, that his conduct was not opposed to the best interests of the Company, and (C) with respect to any Proceeding which is a criminal action, that he had no reasonable cause to believe his conduct was unlawful; provided, however, that in the event a determination is made that such person is liable to the Company or is found liable on the basis that personal benefit was improperly received by such person, the indemnification is limited to reasonable expenses actually incurred by such person in connection with the Proceeding and shall not be made in respect of any Proceeding in which such person shall have been found liable for willful or intentional misconduct in the performance of his duty to the Company. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself be determinative of whether the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any Proceeding which is a criminal action, had no reasonable cause to believe that his conduct was unlawful. A person shall be deemed to have been found liable in respect of any claim, issue or matter only after the person shall have been so adjudged by a court of competent jurisdiction after exhaustion of all appeals therefrom.

         6.2 DETERMINATION OF INDEMNIFICATION. Any indemnification under the foregoing Section 6.1 (unless ordered by a court of competent jurisdiction) shall be made by the Company only upon a determination that indemnification of such person is proper in the circumstances by virtue of the fact that it shall have been determined that such person has met the applicable standard of conduct. Such determination shall be made (A) by a majority vote of a quorum consisting of Directors who at the time of the vote are not named defendants or respondents in the Proceeding; (B) if such quorum cannot be obtained, by a majority vote of a committee of the Board of Directors, designated to act in the matter by a majority of all Directors, consisting solely of two or more Directors who at the time of the vote are not named defendants or respondents in the Proceeding; (C) by special legal counsel (in a written opinion) selected by the Board of Directors or a committee of the Board by a vote as set forth in clause (A) or (B) of this Section 6.2, or, if such quorum cannot be obtained and such committee cannot be established, by a majority vote of all Directors (in which Directors who are named defendants or respondents in the Proceeding may participate); or (D) by the stockholders of the Company in a vote that excludes the shares held by Directors who are named defendants or respondents in the Proceeding.

         6.3 ADVANCE OF EXPENSES. Reasonable expenses, including court costs and attorneys' fees, incurred by a person who was or is a witness or who was or is named as a defendant or respondent in a Proceeding, by reason of the fact that such individual is or was a Director or officer of the Company, or while a Director or officer of the Company is or was serving at the request of the Company as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another corporation, partnership, trust, employee benefit plan or other enterprise, shall be paid by the Company at reasonable intervals in advance of the final disposition of such Proceeding, and without the determination specified in the foregoing Section 6.2, upon receipt by the Company of a written affirmation by such person of his good faith belief that he has met the standard of conduct necessary for indemnification under this Article 6, and a written undertaking by or on behalf of such person to repay the amount paid or reimbursed by the Company if it is ultimately determined that he is not entitled to be indemnified by the Company as authorized in this Article 6. Such written undertaking shall be an unlimited obligation of such person and it may be accepted without reference to financial ability to make repayment.

         6.4 PERMISSIVE INDEMNIFICATION. The Board of Directors of the Company may authorize the Company to indemnify employees or agents of the Company, and to advance the reasonable expenses of such persons, to the same extent, following the same determinations and upon the same conditions as are required for the indemnification of and advancement of expenses to Directors and officers of the Company.

         6.5 NATURE OF INDEMNIFICATION. The indemnification and advancement of expenses provided hereunder shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under the Certificate of Incorporation, these Bylaws, any agreement, vote of stockholders or disinterested Directors or otherwise, both as to actions taken in an official capacity and as to actions taken in any other capacity while holding such office, shall continue as to a person who has ceased to be a Director, officer, employee or agent of the Company and shall inure to the benefit of the heirs, executors and administrators of such person.

         6.6 INSURANCE. The Company shall have the power and authority to purchase and maintain insurance or another arrangement on behalf of any person who is or was a Director, officer, employee or agent of the Company, or who is or was serving at the request of the Company as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise against any liability, claim, damage, loss or risk asserted against such person and incurred by such person in any such capacity or arising out of the status of such person as such, irrespective of whether the Company would have the power to indemnify and hold such person harmless against such liability under the provisions hereof. If the insurance or other arrangement is with a person or entity that is not regularly engaged in the business of providing insurance coverage, the insurance or arrangement may provide for payment of a liability with respect to which the Company would not have the power to indemnify the person only if including coverage for the additional liability has been approved by the stockholders of the Company. Without limiting the power of the Company to procure or maintain any kind of insurance or other arrangement, the Company may, for the benefit of persons indemnified by the Company, (A) create a trust fund;
(B) establish any form of self-insurance; (C) secure its indemnity obligation by grant of a security interest or other lien on the assets of the Company; or (D) establish a letter of credit, guaranty, or surety arrangement. The insurance or other arrangement may be procured, maintained, or established within the Company or with any insurer or other person deemed appropriate by the Board of Directors regardless of whether all or part of the stock or other securities of the insurer or other person are owned in whole or part by the Company. In the absence of fraud, the judgment of the Board of Directors as to the terms and conditions of the insurance or other arrangement and the identity of the insurer or other person participating in the arrangement shall be conclusive and the insurance or arrangement shall not be voidable and shall not subject the Directors approving the insurance or arrangement to liability, on any ground, regardless of whether Directors participating in the approval are beneficiaries of the insurance or arrangement.

         6.7 NOTICE. Any indemnification or advance of expenses to a present or former director of the Company in accordance with this Article 6 shall be reported in writing to the stockholders of the Company with or before the notice or waiver of notice of the next stockholders' meeting or with or before the next submission of a consent to action without a meeting and, in any case, within the next twelve month period immediately following the indemnification or advance.

         6.8 CHANGE OF CONTROL. Following any "change of control" of the Company of the type required to be reported under Item 1 of Form 8-K promulgated under the Exchange Act, any determination as to entitlement to indemnification shall be made by independent legal counsel selected by the claimant which independent legal counsel shall be retained by the Board of Directors on behalf of the Company.

         6.9 AMENDMENT. Any amendment or repeal of this Article VI shall not adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such amendment or repeal.

                                   ARTICLE VII
                            MISCELLANEOUS PROVISIONS

         7.1 FISCAL YEAR. The fiscal year of the Company shall be determined by resolution of the Board of Directors.

         7.2 DIVIDENDS. The Board of Directors may from time to time declare, and the Company may pay, dividends on its outstanding shares in the manner and upon the terms and conditions provided by law and its Certificate of Incorporation.

         7.3 SEAL. The corporate seal may bear in the center the emblem of some object, and shall have inscribed thereunder the words "Corporate Seal" and around the margin thereof the words "Daugherty Petroleum, Inc. - Delaware."

         7.4 WAIVER OF NOTICE. Whenever any notice is required to be given to any stockholder or director of the Company under the provisions of the General Corporation Law of the State of Delaware, a waiver thereof in writing, signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Neither the business to be transacted at, nor the purpose of, any annual or special meeting of the stockholders or of the Board of Directors need be specified in any waiver of notice of such meeting.

         7.5 AUDITS. The accounts, books and records of the Company shall be audited upon the conclusion of each fiscal year by an independent certified public accountant selected by the Board of Directors, and it shall be the duty of the Board of Directors to cause such audit to be made annually.

         7.6 RESIGNATIONS. Any director or any officer, whether elected or appointed, may resign at any time by serving written notice of such resignation on the Chairman of the Board, the Chief Executive Officer, the President, if any, or the Secretary, and such resignation shall be deemed to be effective as of the close of business on the date said notice is received by the Chairman of the Board, the Chief Executive Officer, the President, if any, or the Secretary or at such later date as is stated therein. No formal action shall be required of the Board of Directors or the stockholders to make any such resignation effective.

                                  ARTICLE VIII
                                   AMENDMENTS

         8.1 AMENDMENTS. These Bylaws may be amended, added to, rescinded or repealed by the Board of Directors or by the affirmative vote of the holders of a majority of the Company's stock, outstanding and entitled to vote at the meeting at which any Bylaw is adopted, amended or repealed.

                                                                       EXHIBIT E
                SECTION 37 OF THE COMPANY ACT (BRITISH COLUMBIA)
                 TRANSFER OF INCORPORATION FROM BRITISH COLUMBIA
                             AND DISSENTER'S RIGHTS


     Section 37   (1) A company may, if authorized by

                  (a) a special resolution,

                  (b) the registrar, and

                  (c) the laws of another jurisdiction,

                  apply to the proper officer of that other jurisdiction for an instrument of continuation continuing the company as if it had been incorporated under the laws of that other jurisdiction.

              (2) A company ceases to be a company within the meaning of this
                  Act on and after the date on which the company is continued under the laws of the other jurisdiction, and the company must promptly file with the registrar a copy of the instrument of continuation certified by the proper officer of the other jurisdiction.

              (3) This section applies only in respect of a jurisdiction that has laws that permit corporations incorporated under its laws to apply for an instrument of continuation under the laws of British Columbia.

              (4) A member of the company may, until 2 days before the meeting at which the special resolution referred to in subsection (1) is to be passed, give notice of dissent to the company concerning the member's shares, and in that event section 207 applies.

                                                                       EXHIBIT F
                                   SECTION 207
                                DISSENT PROCEDURE

Section 207       (1)      If,

                  (a) being entitled to give notice of dissent to a resolution as provided in section 37, 103, 126, 222, 249 or 289, a member of a company (in this Act called a "dissenting member") gives notice of dissent,

                  (b) the resolution referred to in paragraph (a) is passed, and

                  (c) the company or its liquidator proposes to act on the authority of the resolution referred to in paragraph
                           (a),

                  the company or the liquidator must first give to the dissenting member notice of the intention to act and advise the dissenting member of the rights of dissenting members under this section.

         (2) On receiving a notice of intention to act in accordance with subsection (1), a dissenting member is entitled to require the company to purchase all of the dissenting member's shares in respect of which the notice of dissent was given.

         (3) The dissenting member must exercise the right given by subsection
(2) by delivering to the registered office of the company, within 14 days after the company, or the liquidator, gives the notice of intention to act,

                  (a) a notice that the dissenting member requires the company to purchase all of the dissenting member's shares referred to in subsection (2), and

                  (b) the share certificates representing all of those shares,

                  and, on delivery of that notice and those share certificates, the dissenting member is bound to sell those shares to the company and the company is bound to purchase them.

         (4) A dissenting member who has complied with subsection (3), the company, or, if there has been an amalgamation, the amalgamated company, may apply lo the count and the court may

                  (a) require the dissenting member to sell, and the company or the amalgamated company to purchase, the shares in respect of which the notice of dissent has been given,

                  (b) set the price and terms of the purchase and sale, or order that the price and terms be established by arbitration, in either case having due regard for the rights of creditors,

                  (c) join in the application any other dissenting member who has complied with subsection (3), and

                  (d) make consequential orders end give directions it considers appropriate.

         (5) The price that must be paid to a dissenting member for the shares referred to in subsection (2) is their fair value as of the day before the date on which the resolution referred to in subsection (1) was passed, including any appreciation or depreciation in anticipation of the vote on the resolution, and every dissenting member who has complied with subsection (3) must be paid the same price.

         (6) The amalgamation or winding up of the company, or any change in its capital, assets or liabilities resulting from the company acting on the authority of the resolution referred to in subsection (1), does not affect the right of the dissenting member and the company under this section or the price to on paid for the shares.

         (7) Every dissenting member who has complied with subsection (3)

                  (a) may not vote, or exercise or assert any rights of a member, in respect of the shares for which notice of dissent has been given, other than under this section,

                  (b) may not withdraw the requirement to purchase the shares, unless the company consents, and

                  (c) until the dissenting member is paid in full, may exercise and assert all the rights of a creditor of the company.

         (8) If the court determines that a person is not a dissenting member, or is not otherwise entitled to the right provided by subsection (2), the court, without prejudice to any acts or proceedings that the company, its members, or any class of members may have taken during the intervening period, may make the order it considers appropriate to remove the limitations imposed on the person by subsection (7).

         (9) The relief provided by this section is not available if, subsequent to giving notice of dissent, the dissenting member acts inconsistently with the dissent, but a request to withdraw the requirement to purchase the dissenting member's shares is not an act inconsistent with the dissent.

         (10) A notice of dissent ceases to be effective if the dissenting member consents to or votes in favour of the resolution of the company to which the dissent relates, unless the consent or vote is given solely as a proxy holder for a person whose proxy required an affirmative vote.

                    INDEX TO FINANCIAL STATEMENTS

Report of independent public accountants........................................     FS-2

Consolidated Balance Sheets at March 31, 1999 and December 31, 1998.............     FS-3

Consolidated Statements of Operations for the three months ended March 31,
 1999, 1998 and 1997, and the years ended December 31, 1998, 1997 and 1996......     FS-4

Consolidated Statements of Stockholders' Equity for the three months ended
 March 31, 1999, 1998, and 1997, and the years ended December 31, 1998,
 1997 and 1996..................................................................     FS-5

Consolidated Statements of Cash Flows for the three months ended March 31,
 1999, 1998 and 1997 and the years ended December 31, 1998, 1997 and 1996.......     FS-6

Notes to Consolidated Financial Statements......................................     FS-7

                 PART II INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20.          INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Pursuant to the Company Act (British Columbia) (the "BCCA" herein), the Articles of the Company permit that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether or not brought by the Company or by a corporation or other legal entity or enterprise as hereinafter mentioned and whether civil, criminal or administrative, by reason of the fact that he is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, a partnership, joint venture, trust or other enterprise, against all costs, charges and expenses, including legal fees and any amount paid to settle the action or proceeding or satisfy a judgment, if he acted honestly and in good faith with a view to the best interests of the corporation or other legal entity or enterprise as aforesaid of which he is or was a director, officer, employee or agent, as the case may be, and exercised the care, diligence and skill of a reasonably prudent person, and with respect to any criminal or administrative, action or proceeding, he had reasonable grounds for believing that his conduct was lawful; provided that the Company shall not be bound to indemnify any such person, other than a director, officer or an employee of the Company (who shall be deemed to have notice of the article of the Company's Article dealing with indemnification and to have contracted with the Company in the terms hereof solely by virtue of his acceptance of such office or employment) if in acting as agent for the Company or as a director, officer, employee or agent of another corporation or other legal entity or enterprise as aforesaid, he does so by written request of the Company containing an express reference to said article; and provided further that no indemnification of a director or former director of the Company, or director or former director of a corporation in which the Company is or was a shareholder, shall be made except to the extent approved by a court pursuant to the BCCA or any other statute. The determination of any action, suit or proceeding by judgment, order, settlement, conviction or otherwise shall not, of itself, create a presumption that the person did not act honestly and in good faith and in the best interests of the Company and did not exercise the care, diligence and skill of a reasonably prudent person and, with respect to any criminal action or proceeding, did not have reasonable grounds to believe that his conduct was lawful.


         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 21.     EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

                (a)       Exhibits.
                          ---------

                EXHIBIT
                NUMBER                          DESCRIPTION OF EXHIBIT
                ------                          ----------------------

                  3(a)* Memorandum and Articles for Catalina Energy & Resources Ltd., a British Columbia corporation, dated January 31, 1979, filed as an exhibit to Form 10 Registration Statement filed May 25, 1984. File No. 0-12185.

                  3(b)* Certificate for Catalina Energy & Resources Ltd., a British Columbia corporation, dated November 27, 1981, changing the name of Catalina Energy & Resources Ltd. to Alaska Apollo Gold Mines Ltd., and further changing the authorized capital of the Company from 5,000,000 shares of common stock, without par value per share, to 20,000,000 shares of common stock, without par value per share, filed as an exhibit to Form 10 Registration Statement filed May 25, 1984. File No. 0-12185.

                3(c)* Certificate of Change of Name for Alaska Apollo Gold Mines Ltd., a British Columbia corporation, dated October 14, 1992, changing the name of Alaska Apollo Gold Mines Ltd. to Daugherty Resources, Inc., and further changing the authorized capital of the Company from 20,000,000 shares of common stock, without par value per share, to 6,000,000 shares of common stock, without par value per share, filed as Exhibit 3(c) to Form 10-K/A, amendment No. 1, for the Company for the fiscal year ended December 31, 1993. (File No. 0-12185).

                3(d)* Altered Memorandum of Daugherty Resources, Inc., a British Columbia corporation, dated September 9, 1994, changing the authorized capital of the Company from 6,000,000 shares of common stock, without par value per share, to 20,000,000 shares of common stock, without par value per share, filed as Exhibit 3(d) to Form 10-K/A, Amendment No. 1, for the Company for the fiscal year ended December 31, 1993. (File No. 0-12185).

                3(e)* Special Resolution of Alaska Apollo Resources Inc., a British Columbia corporation, dated June 22, 1998, changing the name of Alaska Apollo Resources Inc. to Daugherty Resources, Inc., and further changing the authorized capital of the Company from 20,000,000 shares of common stock, without par value per share, to 50,000,000 shares of common stock, without par value per share, and authorizing the creation of 6,000,000 shares of preferred stock, without par value per share. Altered Memorandum of Daugherty Resources, Inc., a British Columbia corporation, dated June 24, 1998, changing the authorized common stock of the Company from 50,000,000 shares of common stock, without par value per share, to 10,000,000 shares of common stock, without par value per share. Special Resolution of Alaska Apollo Resources Inc., a British Columbia corporation, dated June 22, 1998, consolidating the authorized preferred shares of 6,000,000 shares to 1,200,000 shares. Altered Memorandum of Daugherty Resources, Inc., a British Columbia corporation, dated June 25, 1998, changing the authorized preferred stock of the Company from 6,000,000 shares of preferred stock, without par value per share, to 1,200,000 shares of preferred stock, without par value per share. Filed as an exhibit to Form 8-K, for the Company dated July 10, 1998. (File No. 0-12185).

                 4*           See Exhibit No. 3(a).

                 5** Opinion of Looper, Reed, Mark & McGraw as to the legality of the securities to be issued.

                  8 Opinion of Looper, Reed, Mark & McGraw as to certain tax matters.

                10(a)* Daugherty Resources, Inc. 1997 Stock Option Plan, filed as Exhibit 10(a) to Form 10-K for the Company for the fiscal year ended December 3l, 1996. (File No. 0-12185).

                10(b)* Incentive Stock Option Agreement by and between Daugherty Resources, Inc. and William S. Daugherty dated March 7, 1997, filed as Exhibit 10(b) to Form 10-K for the Company for the fiscal year ended December 3l, 1996, (File
                              No. 0-12185).

                10(c)* Warrant Agreement by and between Daugherty Resources, Inc. and Jayhead Investments Limited dated March 7, 1997, filed as Exhibit 10(c) to Form 10-K for the Company for the fiscal year ended December 31, 1996. (File No. 0-12185).

                10(d)* Warrant Agreement by and between Daugherty Resources, Inc. and Trio Growth Trust dated March 7, 1997, filed as Exhibit 10(d) to Form 10-K for the Company for the fiscal year ended December 31, 1996. (File No. 0-12185).

                 10(e)* Warrant Agreement by and between Daugherty Resources, Inc. and Exergon Capital S.A. dated March 7, 1997, filed as Exhibit 10(e) to Form 10-K for the Company for the fiscal year ended December 3l, 1996. (File No. 0-12185).

                    11        Computation of Per Share Earnings.

                    21        Subsidiaries of the Company:

                              -     Niagara Oil, Inc., a Kentucky corporation.

                              -     Daugherty Petroleum, Inc., a Kentucky
                                    corporation.

                              -     Red River Hardwoods, Inc., a Kentucky
                                    corporation.

                 23(a)* Consent of Richard M. Russell & Associates, Inc. described in Exhibit 23(a) to Form 10-K for the Company for the fiscal year ended December 31, 1993. (File No. 0-12185).

                 23(b)* Consent of Kraft, Rothman, Berger, Grill, Schwartz & Cohen described in Exhibit 23(b) to Form 10-KSB for the Company for the fiscal year ended December 31, 1997. (File No. 0-12185).

                 23(c)* Consent of Edward O. Strandberg, Jr., P.E. described in Exhibit 23(c) to Form 10-K for the Company for the fiscal year ended December 31, 1993. (File No. 0-12185).

                 23(d)*       Consent of Wright and Company, Inc. described in
                              Exhibit 23(d) to Form 10-KSB for the Company for the fiscal year ended December 31, 1997. (File No. 0-12185).

                    24        Powers of Attorney.

                    27        Financial Data Schedule.
--------------------------
            *    These exhibits are incorporated by reference.
            **   These exhibits are to be filed by amendment.

                 (b)          Financial Statement Schedules.
                              ------------------------------

                              No schedules are required as all information required has been presented in the audited financial statements.

       ITEM 22.           UNDERTAKINGS.

                 (a) The undersigned Company hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement.

                 (b) To include any prospectus required by Section 10(a)(3) of the Securities Act.

                 (c) To reflect in the Joint Proxy Statement/Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.

                 (d) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                 (e) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (f) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                 (g) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who maybe deemed underwriters, in addition to the information called for by the other Items of the applicable form. That every prospectus that is filed pursuant to this paragraph (g) will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (h) The undersigned Company hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

                 (i) The undersigned Company hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

                 Pursuant to the requirements of the Securities Act, the Company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Lexington, Kentucky, on December 29, 1998.

                                   DAUGHERTY RESOURCES, INC.



                                   By /s/ William S. Daugherty
                                     -------------------------------------------
                                     William S. Daugherty, Chairman of the Board

                 Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons on behalf of the Company and in the capacities and on the dates indicated.

                 SIGNATURE                                 TITLE                                     DATE
                 ---------                                 -----                                     ----


         /s/ William S. Daugherty                Chairman of the Board and                     December 29, 1998
    ----------------------------------                   President
        WILLIAM S. DAUGHERTY


          /s/ Charles L. Cotterell*                        Director                            December 29, 1998
    ----------------------------------
        CHARLES L. COTTERELL


           /s/ James K. Klyman*                            Director                            December 29, 1998
    ----------------------------------
           JAMES K. KLYMAN


           /s/ Daryl J. Greattinger                 Chief Financial Officer                    December 29, 1998
    ----------------------------------
          DARYL J. GREATTINGER


     *By William S. Daugherty                                                                  December 29, 1998
         -----------------------------
         William S. Daugherty,
          Attorney-in-Fact